Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of March 7, 2017

among

TRINITY ACQUISITION PLC,

as Company,

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY,

as Parent,

the Designated Borrowers party hereto,

BARCLAYS BANK PLC,

as Administrative Agent, L/C Administrator and Swing Line Lender,

the Issuing Lenders party hereto,

and

The Other Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent and Swing Line Lender

BARCLAYS BANK PLC,

JPMORGAN CHASE BANK, N.A.,

HSBC BANK PLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

PNC BANK, NATIONAL ASSOCIATION,

SUNTRUST BANK,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

and

HSBC BANK PLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

PNC BANK, NATIONAL ASSOCIATION,

SUNTRUST BANK,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., and

WELLS FARGO SECURITIES, LLC,

as Documentation Agents

i

ARTICLE IV CONDITIONS PRECEDENT TO BORROWINGS		88

4.01	Conditions of Initial Credit Extension	88
4.02	Conditions to all Borrowings	90

ARTICLE V REPRESENTATIONS AND WARRANTIES		91

5.01	Organization; Powers	91
5.02	Authorization; Enforceability	91
5.03	Governmental Approvals; No Conflicts	91
5.04	Financial Condition; No Material Adverse Change	91
5.05	Properties	92
5.06	Litigation and Environmental Matters	92
5.07	Compliance with Laws; Absence of Default	92
5.08	Investment Company Status	93
5.09	Taxes	93
5.10	ERISA	93
5.11	Disclosure	93
5.12	Subsidiaries	94
5.13	Solvency	94
5.14	PATRIOT Act, OFAC and FCPA; UK Bribery Act	94
5.15	Pari Passu	95
5.16	Deduction of Tax	95

ARTICLE VI AFFIRMATIVE COVENANTS		95

6.01	Financial Statements; Ratings Change and Other Information	95
6.02	Notices of Material Events	98
6.03	Existence; Conduct of Business	98
6.04	Payment of Taxes	98
6.05	Maintenance of Properties; Insurance	98
6.06	Books and Records; Inspection Rights	99
6.07	Compliance with Laws	99
6.08	Use of Proceeds	99
6.09	Cash Collateralization of Extended Letters of Credit	99

ARTICLE VII NEGATIVE COVENANTS		100

7.01	Subsidiary Indebtedness	100
7.02	Liens	101
7.03	Investments	102
7.04	Fundamental Changes	102
7.05	Asset Sales	103
7.06	Sale and Leaseback Transactions	104
7.07	Restricted Payments	105
7.08	Financial Covenants	105

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		106

8.01	Events of Default	106
8.02	Remedies Upon Event of Default	108
8.03	Application of Funds	108

ARTICLE IX ADMINISTRATIVE AGENT		109

9.01	Appointment and Authorization of Agents	109
9.02	Rights as a Lender	110
9.03	Exculpatory Provisions	110
9.04	Reliance by Administrative Agent	111
9.05	Delegation of Duties	111
9.06	Resignation of Administrative Agent	111
9.07	Non-Reliance on Administrative Agent and Other Lenders	113
9.08	Duties of Other Agents	113
9.09	Administrative Agent May File Proofs of Claim	113
9.10	Withholding	114
9.11	Guaranty Matters	114
9.12	Survival	114

ARTICLE X MISCELLANEOUS		114

10.01	Amendments, Etc.	114
10.02	Notices; Effectiveness; Electronic Communications	117
10.03	No Waiver; Cumulative Remedies; Enforcement	119
10.04	Expenses; Indemnity; Damage Waiver	119
10.05	Payments Set Aside	122
10.06	Successors and Assigns	122
10.07	Treatment of Certain Information; Confidentiality	129
10.08	Right of Setoff	130
10.09	Interest Rate Limitation	130
10.10	Counterparts; Integration; Effectiveness	130
10.11	Survival of Representations and Warranties	131
10.12	Severability	131
10.13	Replacement of Lenders	131
10.14	Governing Law; Jurisdiction; Etc.	132
10.15	Waiver of Jury Trial	133
10.16	No Advisory or Fiduciary Responsibility	134
10.17	Electronic Execution of Assignments and Certain Other Documents	134
10.18	USA PATRIOT Act	134
10.19	Judgment Currency	135
10.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	135

SIGNATURES		S-1

SCHEDULES

1.01(a)	Existing Letters of Credit
1.01(b)	Guarantors
2.01	Revolving Credit Commitments, L/C Commitments, Swing Line Commitments and Applicable Percentages
3.01	Status of Lenders
3.01(i)	HMRC DT Treaty Passport Scheme Lenders
3.01(j)	UK Non-Bank Lenders
5.06	Disclosed Matters
5.12	Subsidiaries
7.02	Existing Liens
7.06	Specified Properties
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A-1	Committed Loan Borrowing Request
A-2	Swing Line Loan Borrowing Request
B	Revolving Credit Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Borrower Request and Assumption
E	Guaranty Agreement
F	Prepayment Notice
G	Joinder Agreement
H	Several Letter of Credit

CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of March 7, 2017, among TRINITY ACQUISITION PLC, a company formed under the laws of England and Wales having company number 03588435 (the “Company”), the Designated Borrower(s) from time to time party hereto (as defined below; together with the Company, the “Borrowers” and individually a “Borrower”), WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY, a company incorporated under the laws of Ireland having company number 475616 (the “Parent”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), each Issuing Lender from time to time party hereto, and BARCLAYS BANK PLC, as Administrative Agent and Swing Line Lender.

PRELIMINARY STATEMENTS:

The Company, the Parent, the lenders party thereto and Barclays Bank PLC, as administrative agent thereunder, are currently party to the Credit Agreement, dated as of December 16, 2011 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”).

The Parent, the Company, the Lenders and the Administrative Agent have agreed to enter into this Agreement in order to (i) amend and restate the Existing Credit Agreement in its entirety and (ii) extend credit to the Borrowers in the form of Committed Loans to be made at any time on or after the Closing Date and from time to time prior to the latest Applicable Maturity Date in an aggregate principal amount at any time outstanding not in excess of $1,250,000,000. The Parent and the Company have requested that (a) the Applicable Issuing Party issue (i) Fronted Letters of Credit, and (ii) Several Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $150,000,000, in each case to support payment obligations incurred in the ordinary course of business by the Company and its Subsidiaries and (b) the Swing Line Lenders make Swing Line Loans in an aggregate principal amount at any time outstanding not in excess of $150,000,000. The proceeds of the Facility are to be used solely (i) to refinance all Indebtedness and other amounts due under the Existing Credit Agreement, (ii) to pay the costs and expenses incurred by the Company in connection with the transactions contemplated by this Agreement and (iii) for working capital, capital expenditures, other permitted acquisitions and other lawful corporate purposes of the Company and its Subsidiaries.

In furtherance of the foregoing, the Lenders are willing to make available the Facility on the terms and subject to the conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Sold Entity or Business (any of the foregoing, a “Pro Forma Entity”) for any period, the portion of

Consolidated Net Income for such period attributable to such Pro Forma Entity plus (a) without duplication and to the extent deducted in determining such portion of Consolidated Net Income for such Pro Forma Entity, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary losses and non-recurring charges for such period, (v) any non-cash charges (including the non-cash portion of pension expense) for such period, (vi) losses on asset sales outside the ordinary course of business for such period, (vii) restructuring charges or provisions for such period, (viii) any expenses or charges incurred in connection with any issuance of debt or equity securities for such period and (ix) any deduction for minority interest expense for such period with respect to a Subsidiary that is not wholly owned by the Parent (provided that (A) the amount added to Consolidated Net Income pursuant to this subclause (ix) for any period shall not exceed 5% of the amount of Consolidated EBITDA computed in accordance with this definition for such period and (B) the Indebtedness and interest expense of such Subsidiary are included in the calculation of Indebtedness and Consolidated Cash Interest Expense to the same extent as would be required if such Subsidiary were wholly owned by the Parent), and minus (b) without duplication and to the extent included in determining such portion of Consolidated Net Income (i) any extraordinary gains and non-recurring gains for such period, (ii) any non-cash gains for such period and (iii) any gains on asset sales outside the ordinary course of business for such period, all determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.

“Acquired Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.

“Administrative Agent” means Barclays in its capacity as administrative agent under any of the Loan Documents, or any successor thereof in such capacity.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in the form approved by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, in relation to The Royal Bank of Scotland plc, the term “Affiliate” shall not include (a) the UK government or any member or instrumentality thereof, including Her Majesty’s Treasury and UK Financial Investments Limited (or any directors, officers, employees or entities thereof) or (b) any persons or entities controlled by or under common control with the UK government or any member or instrumentality thereof (including Her Majesty’s Treasury and UK Financial Investments Limited) and which are not part of The Royal Bank of Scotland Group plc and its subsidiaries or subsidiary undertakings.

“Agency Fee Letter” means the agency fee letter agreement dated as of February 9, 2017, among the Parent, the Company and Barclays.

“Agent-Related Persons” means each Agent together with its Related Persons.

“Agents” means, collectively, the Administrative Agent, each Arranger, each Bookrunner, the Syndication Agent and the Documentation Agents.

“Aggregate Commitments” means the aggregate amount of the Commitments of all the Lenders.

“Aggregate Revolving Credit Commitment” means the aggregate amount of the Revolving Credit Commitments of the Revolving Credit Lenders at any given time. The Aggregate Revolving Credit Commitment on the Closing Date is $1,250,000,000.

“Agreement” means this Amended and Restated Credit Agreement.

“Agreement Currency” has the meaning specified in Section 10.19.

“Alternative Currency” means each of Euro, Sterling and each other currency (other than Dollars) that is approved in accordance with Section 1.06.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Applicable Issuing Party, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Applicable Issuing Party” means (a) in the case of Fronted Letters of Credit, the Issuing Lenders and (b) in the case of Several Letters of Credit, the L/C Administrator.

“Applicable Maturity Date” means at any time, in the case of the Revolving Credit Commitments (including with respect to Committed Loans, Swing Line Loans and Letters of Credit made or issued thereunder), (a) if no Extended Commitments have been made in accordance with Section 2.17, the Original Revolving Credit Maturity Date or (b) if Extended Commitments have been made in accordance with Section 2.17, (i) the Original Revolving Credit Maturity Date with respect to the Non-Extended Commitments and (ii) the Extended Revolving Credit Maturity Date with respect to the Extended Commitments; provided that with respect to (I) any Letter of Credit outstanding on the Original Revolving Credit Maturity Date, “Applicable Maturity Date” shall mean the Original Revolving Credit Maturity Date unless (1) Extended Commitments have been made in accordance with Section 2.17 and (2) as of such date, (w) the Total Revolving Credit Outstandings would not exceed the Aggregate Revolving Credit Commitment, (x) the aggregate Outstanding Amount of the Committed Loans of any Revolving Credit Lender with Extended Commitments plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans would not exceed such Revolving Credit Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations with respect to Fronted Letters of Credit issued by any Issuing

Lender with Extended L/C Commitments would not exceed the Extended L/C Commitment of such Issuing Lender and (z) the Outstanding Amount of the L/C Obligations with respect to Fronted Letters of Credit would not exceed the Letter of Credit Sublimit, in which case “Applicable Maturity Date” with respect to such Letter of Credit shall mean the Extended Revolving Credit Maturity Date, (II) any Letter of Credit issued after the Original Revolving Credit Maturity Date, “Applicable Maturity Date” shall mean the Extended Revolving Credit Maturity Date and (III) each L/C Commitment, “Applicable Maturity Date” shall mean the Original Revolving Credit Maturity Date unless such L/C Commitment has been extended by the applicable Issuing Lender in accordance with Section 2.17, in which case “Applicable Maturity Date” with respect to such L/C Commitment shall mean the Extended Revolving Credit Maturity Date.

“Applicable Percentage” means with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Facility represented by the Aggregate Revolving Credit Commitment held by such Lender at such time, in each case, subject to adjustment as provided in Section 2.16. If the commitment of each Lender to make Committed Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Revolving Credit Commitment has expired, then the Applicable Percentage of each Revolving Credit Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Rate
Pricing Level	Debt Ratings S&P/Moody’s	Commitment Fee	Eurocurrency Rate+ / Letters of Credit	Base Rate+
1	A-/A3 or better	0.100%	1.000%	0.000%
2	BBB+/Baa1	0.125%	1.125%	0.125%
3	BBB/Baa2	0.150%	1.250%	0.250%
4	BBB-/Baa3	0.200%	1.500%	0.500%
5	BB+/Ba1 or worse	0.250%	1.750%	0.750%

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”), as applicable, of the Parent’s guaranteed, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if the Parent has only one Debt Rating, the Pricing Level for such Debt Rating shall apply; (d) if the Parent does not have any Debt Rating (other than as a result of both S&P and Moody’s ceasing to be engaged in the business of rating debt, in which case the provisions of the next sentence shall apply), then Pricing Level 5 will apply. If either the rating system of S&P or Moody’s shall change in a manner that directly and materially impacts the pricing grid set forth above, or if both S&P and Moody’s shall cease to be engaged in the business of rating debt, then in either such case the Parent, the Company and the Lenders shall negotiate in good faith to amend the references to Debt Ratings in the table above to reflect such changed rating system or to replace such rating system with an alternative measurement scheme, as applicable, and pending the effectiveness of any such amendment, the ratings of such rating agency (or both rating agencies, if applicable) most recently in effect prior to such change or cessation shall be employed in determining the Applicable Rate.

Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in Borrowing Notice delivered in connection with the Initial Credit Extension pursuant to Section 4.01. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating (other than as a result of a change in the rating system of S&P or Moody’s) shall be effective during the period commencing on the date of the public announcement thereof, irrespective of when notice of such change shall have been furnished by the Parent or Company to the Administrative Agent and the Lenders pursuant to Section 6.01(f) or otherwise, and ending on the date immediately preceding the effective date of the next such change.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Applicable Issuing Party, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger Fee Letter” means the arranger fee letter agreement dated as of February 9, 2017, among the Parent, the Company, Barclays and JPM.

“Arrangers” means Barclays, JPM, HSBC Bank, plc, Merrill Lynch, Pierce, Fenner & Smith Incorporated, PNC Bank, National Association, SunTrust Bank, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Wells Fargo Securities, LLC, each in its capacity as a joint lead arranger and joint bookrunner of the Facility.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” in respect of a sale and leaseback transaction means, as of the time of determination, the present value (discounted at the implicit interest rate for such sale and leaseback transaction, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended).

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2016, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto.

“Availability Period” means, with respect to the Facility, the period from and including the Closing Date to the earliest of (a) the Applicable Maturity Date; (b) the date of termination of the Aggregate Revolving Credit Commitment pursuant to Section 2.06; and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Levy” means any amount payable by the Administrative Agent, any L/C Issuer, any Lender or any of their Affiliates: (i) pursuant to the UK bank levy as set out in Schedule 19 to the Finance Act 2011 or any Tax in any other jurisdiction that is a bank levy of a similar nature in all material respects and which is imposed on the basis of, or in relation to, its balance sheet or capital base (or any part of it) or its liabilities or minimum regulatory capital or any combination thereof (and not by reference to income, profits or gains); or (ii) pursuant to the tax surcharge on banking companies as set out in Chapter 14 of Part 7A of the UK’s Corporation Tax Act 2010, or any equivalent tax, surcharge or similar increased rate of tax in any other jurisdiction that is a bank tax of a similar nature in all material respects and which is levied for the same or an equivalent purpose), which (in either case): (A) is in force as at the date of this Agreement; or (B) has been formally announced in sufficient detail for the Administrative Agent, any L/C Issuer, and/or any Lender (as the case may be) to ascertain its nature and implications for that party and (if relevant) its Affiliates, as at the date of this Agreement.

“Barclays” means Barclays Bank PLC and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%; (b)the Prime Rate in effect for such day “; and (c) the Eurocurrency Rate for an Interest Period of one month plus 1.00%.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Borrower” and “Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrower Request and Assumption” means a borrower request and assumption entered into by any wholly-owned Subsidiary of the Parent and accepted by the Administrative Agent, in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Borrowing” means, as the context may require, a Committed Borrowing or a Swing Line Borrowing.

“Borrowing Request” means, as the context may require, a Swing Line Loan Borrowing Request, a Committed Loan Borrowing Request or a Letter of Credit Application.

“Business Day” means (a) any day excluding Saturday, Sunday or any other day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by Law to close, (b) with respect to all notices, determinations, fundings and payments in connection with the Eurocurrency Rate or any Eurocurrency Rate Loans denominated in Dollars, the term “Business Day” shall mean any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market, (c) with respect to all notices, determinations, fundings and payments in connection with any Eurocurrency Rate Loans denominated in Euro, the term “Business Day” shall mean any day which is a Business Day described in clause (a) and which is also a TARGET Day and (d) with respect to all notices, determinations, fundings and payments in connection with any Eurocurrency Rate Loans denominated in a currency other than Dollars or Euro, the term “Business Day” shall mean any day which is a Business Day described in clause (a) and which is also a day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency.

“Capital Lease Obligations” of any Person means, subject to Section 1.03(b), the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital or finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or the Applicable Issuing Party (as applicable) and the Lenders, as collateral for L/C Obligations or obligations of Lenders to issue Letters of Credit or fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the Applicable Issuing Party benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and such Applicable Issuing Party. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated, appointed or approved by the board of directors of the Company or the Parent for consideration by shareholders for election nor (ii) appointed by directors so nominated, appointed or approved; (c) the failure of the Parent to own, directly or indirectly, at least 80% of the outstanding Equity Interests of WNA; (d) the failure of the Parent to own, directly or indirectly, at least 80% of the outstanding Equity Interests of the Company; or (e) the failure of the Parent to own, directly or indirectly, at least 80% of the outstanding Equity Interests of WGL.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01, which date is March 8, 2017.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as to each Revolving Credit Lender at any given time, its Revolving Credit Commitment.

“Commitment Share” has the meaning specified in Section 2.03(f)(i).

“Committed Borrowing” means a Borrowing consisting of simultaneous Committed Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01, and also includes, to the extent applicable, any New Loans, Non-Extended Committed Loans and Extended Committed Loans.

“Committed Loan Borrowing Request” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other or (c) a continuation of Committed Loans that are Eurocurrency Rate Loans pursuant to Section 2.02(a) which, if in writing, shall be substantially in the form of Exhibit A-1.

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Cash Interest Coverage Ratio” means, on any date, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Parent ended on such date to (b) Consolidated Cash Interest Expense for such period.

“Consolidated Cash Interest Expense” means, for any period, for the Parent and its Subsidiaries, on a consolidated basis, all cash interest, premium payments, debt discount, fees, charges and related cash expenses of the Parent and its Subsidiaries in connection with borrowed money or in connection with the deferred purchase price of assets and net cash costs under Swap Contracts in respect of interest rates to the extent that such net cash costs are allocable to such period, in each case to the extent treated as interest in accordance with GAAP, minus cash interest income of the Parent and its Subsidiaries on a consolidated basis for such period (including all net cash gains under Swap Contracts in respect of interest rates to the extent that such net cash gains are allocable to such period).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary losses and nonrecurring charges for such period, (v) any non-cash charges (including the non-cash portion of pension expense) for such period, (vi) losses on asset sales outside the ordinary course of business for such period, (vii) restructuring charges or provisions for such period, (viii) any costs incurred in connection with acquisitions (including in connection with closure and/or consolidation of facilities) in an aggregate amount with respect to any such acquisition not to exceed 5% of the aggregate consideration for such acquisition, (ix) any expenses or charges incurred in connection with any issuance of debt or equity securities for such period and (x) any deduction for minority interest expense for such period with respect to a Subsidiary that is not wholly owned by the Parent (provided that (A) the amount added to Consolidated Net Income pursuant to this subclause (x) for any period shall not exceed 5% of the amount of Consolidated EBITDA computed in accordance with this definition for such period and (B) the Indebtedness and interest expense of such Subsidiary are included in the calculation of Indebtedness and Consolidated Cash Interest Expense to the same extent as would be required if such Subsidiary were wholly owned by the Parent) and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) any extraordinary gains and non-recurring gains for such period, (ii) any non-cash gains for such period and (iii) any gains on asset sales outside the ordinary course of business for such period, all determined on a consolidated basis in accordance with GAAP; provided that for purposes of determining the Consolidated Leverage Ratio only, (A) there shall be included in determining the Consolidated EBITDA for any period the Acquired EBITDA of any Person, property, business or asset acquired outside the ordinary course of business during such period by the Parent or a Subsidiary, to the extent not subsequently sold, transferred or otherwise disposed of by the

Parent or a Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) and (B) there shall be excluded in determining Consolidated EBITDA for any period the Acquired EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of outside the ordinary course of business by the Parent or any Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) based on the actual Acquired EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

“Consolidated Funded Indebtedness” means, as of any date of determination, the sum of (a) the aggregate principal amount of Indebtedness of the Parent and its Subsidiaries outstanding as of such date, in the amount that would be reflected on the balance sheet of the Parent and its Subsidiaries prepared as of such date on a consolidated basis in accordance with GAAP, excluding the principal amount of any Existing Senior Notes following the issuance of any New Senior Notes, the proceeds of which are to be used to redeem, repurchase or otherwise retire any such Existing Senior Notes, plus (b) the aggregate principal amount of obligations for borrowed money that are outstanding as of such date of Persons other than the Parent and its Subsidiaries, to the extent Guaranteed by the Parent or any of its Subsidiaries.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Net Income” means, for any period, the net income or loss of the Parent and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that (i) there shall be excluded from such net income or loss the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Parent or any Subsidiary or the date that such Person’s assets are acquired by the Parent or any Subsidiary and (ii) there shall be included in such net income or loss the net income of any Person that is not a Subsidiary of the Parent and its Subsidiaries (including, for the avoidance of doubt, joint venture and other minority Investments) to the extent of the amount of dividends or distributions or other payments (including any ordinary course dividends, distributions or other payments) actually paid to the Parent or any Subsidiary by such Person in respect of such period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion” has the meaning specified in Section 2.01(a)(ii).

“Cost of Funds Rate” means, as of any day, the rate of interest determined by the Administrative Agent to be representative of its or the applicable Lenders’ cost of funds, as applicable, to extend or maintain credit under this Agreement on such day.

“Covenant Reset Request” has the meaning specified in Section 7.08(b).

“Covenant Reset Period” means the four fiscal quarter period following a Covenant Reset Request by the Company (including, for the avoidance of doubt, the first fiscal quarter for which the Covenant Reset Request was made).

“Credit Extension” means any of the following: (a) a Committed Borrowing; (b) an L/C Credit Extension; or (c) a Swing Line Borrowing.

“CTA” means the United Kingdom Corporation Tax Act 2009.

“Debt Rating” has the meaning specified in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, administration, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declining Lender” has the meaning specified in Section 2.17(c).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would, unless cured or waived, become an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided that with respect to a Eurocurrency Rate Loan (or a Loan bearing interest at the Cost of Funds Rate), the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans or other obligations with respect to Several Letters of Credit within two Business Days of the date such Loans or other obligations with respect to Several Letters of Credit were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent, any Issuing Lender, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Fronted Letters of Credit or Swing Line Loans) within two Business Days of the date when due; (b) has notified the Company, the Administrative Agent, any Issuing Lender or the Swing Line Lender in writing that it does not intend to comply with such Lender’s funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has failed, within two Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company); or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other Federal or state regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Company, each Issuing Lender, the Swing Line Lender and each Lender.

“Designated Borrower” has the meaning specified in Section 2.18.

“Direction” has the meaning specified in Section 3.01(h).

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 5.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Documentation Agents” means, collectively, HSBC Bank, plc, Merrill Lynch, Pierce, Fenner & Smith Incorporated, PNC Bank, National Association, SunTrust Bank, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Wells Fargo Securities, LLC, each in its capacity as co-documentation agent.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials, substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent, is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure to meet the minimum funding standard of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA, in each case, whether or not waived; (c) a withdrawal by the Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Parent or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA); (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (g) the imposition of any liability under Title IV of ERISA upon the Parent or any ERISA Affiliate with respect to the termination of any Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means, for any Interest Period as to any Eurocurrency Rate Loan, (i) the offered rate per annum which appears on the page of the Reuters screen which displays the ICE Benchmark Administration interest settlement rates (or the successor or substitute screen provide by Reuters or any successor thereto) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in the relevant currency, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays rate quotations comparable to the ICE Benchmark Administration interest settlement rates for deposits (for delivery on the first day of such Interest

Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the offered quotation rate to first class banks in the London interbank market by Barclays for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in Same Day Funds comparable to the principal amount of the applicable Loan of Barclays, in its capacity as a Lender (or, if it is not a Lender of such Loan, in such amount determined by the Administrative Agent) for which the Eurocurrency Rate is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period. Notwithstanding the foregoing, if the Eurocurrency Rate as determined herein would be less than zero (0.00), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Swap Obligation” has the meaning assigned to such term in the Guaranty Agreement.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Administrator, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income taxes), and branch profits Taxes, in each case, imposed by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or, if different, the jurisdiction(s) in which that recipient is treated as resident for tax purposes or in which its principal office or a permanent establishment is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Section 3.01(e)(iv), (d) any United States federal Taxes imposed under FATCA, (e) in the case of a Lender (other than an assignee pursuant to a request by the Company under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Lender pursuant to the Laws in force at the time such Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e)(iv), except in each case, to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01 and (f) any Bank Levy. Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any Tax Deduction on account of Taxes imposed by the United Kingdom.

“Existing Credit Agreement” has the meaning specified in the recitals hereof.

“Existing Letters of Credit” means the letters of credit issued pursuant to the terms of the Existing Credit Agreement and outstanding on the Closing Date as identified on Schedule 1.1(a).

“Existing Senior Notes” means any or all of (a) the 6.20% senior notes due 2017 issued by the Parent, (b) the 7.00% senior notes due 2019 issued by the Parent and (c) the 5.75% senior notes due 2021 issued by the Parent.

“Extended Commitments” has the meaning specified in Section 2.17(d).

“Extended Committed Loans” has the meaning specified in Section 2.17(d).

“Extended L/C Commitments” has the meaning specified in Section 2.17(d).

“Extended Lender Obligations” has the meaning specified in Section 2.17(d).

“Extended Letter of Credit” means any Letter of Credit that for any reason at any time, whether on the date of issuance, amendment, extension or renewal thereof or otherwise, has an expiry date later than the date that is five Business Days prior to the Applicable Maturity Date in respect thereof.

“Extended Revolving Credit Maturity Date” means the earliest of (i) the sixth (if one extension has been effected pursuant to Section 2.17) or seventh (if two extensions have been effected pursuant to Section 2.17) anniversary of the Closing Date, (ii) the date of termination of all of the Revolving Credit Commitments pursuant to the terms hereof and (iii) the date on which the Extended Committed Loans are declared or become due and payable pursuant to the terms hereof; provided that if such date is not a Business Day, the Extended Revolving Credit Maturity Date shall be the next preceding Business Day.

“Extending Lender” has the meaning specified in Section 2.17(c) and includes, to the extent applicable, any New Extending Lender.

“Extension Amendment” has the meaning specified in Section 2.17(e).

“Extension Date” has the meaning specified in Section 2.17(f).

“Extension Election” has the meaning specified in Section 2.17(c).

“Extension Request” has the meaning specified in Section 2.17(a).

“Facility” means, at any time, the Aggregate Revolving Credit Commitment at such time and the provisions herein related to the Revolving Credit Commitments.

“FATCA” means (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above, or (c) any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the United States Internal Revenue Service, the United States government or any governmental or taxation authority in any other jurisdiction.

“FCPA” has the meaning specified in Section 5.14(c).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day; and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Person acting as the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means (a) the Arranger Fee Letter and (b) the Agency Fee Letter.

“Finance Party” has the meaning specified in Section 3.01(k).

“Financial Officer” means, with respect to the Parent or any Borrower, the chief executive officer, chief financial officer, principal accounting officer, treasurer or controller thereof or any director or other authorized signatory thereof with similar responsibilities, as applicable.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Fronted Letters of Credit issued by such Issuing Lender other than such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swing Line Loans made by the Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fronted Letter of Credit” means a Letter of Credit issued by an Issuing Lender in which the Lenders purchase risk participations pursuant to Section 2.03.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be in general use by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United Kingdom, United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, organization, instrumentality, regulatory body, department, court, central bank, governmental, intergovernmental or supranational body or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.06(h).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means (a) the Parent, WNA, each Borrower (with respect to the obligations of the other Borrowers) and each other Subsidiary of the Parent identified on Schedule 1.01(b) and (b) each other Person that, whether at the option of the Parent, pursuant to Section 4.13 of the Guaranty Agreement or otherwise, at any time becomes a party to the Guaranty Agreement as a Guarantor thereunder.

“Guaranty Agreement” means the Amended and Restated Guaranty Agreement, substantially in the form of Exhibit E, among the Borrowers, the Guarantors and the Administrative Agent, and any other agreement entered into from time to time pursuant to which any Person guarantees any of the Obligations.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic materials, substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HMRC” means United Kingdom H.M. Revenue & Customs.

“Increase Effective Date” has the meaning specified in Section 2.14(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (the amount of such Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Lien is granted or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person who granted such Lien in good faith), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract, to the extent otherwise constituting Indebtedness, on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Credit Extension” means the Credit Extension occurring following the satisfaction of the conditions set forth in Section 4.01.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Applicable Maturity Date of such Loan; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including any Swing Line Loan), the last Business Day of each March, June, September and December and the Applicable Maturity Date of any such Base Rate Loan; provided that, notwithstanding anything to the contrary contained herein, the first Interest Payment Date shall be March 31, 2017.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter (or, if available to all of the Lenders under the Facility, nine or 12 months or, subject to the consent of the Administrative Agent, and if available to all Lenders, any other longer or shorter period that may be requested by the relevant Borrower), as selected by the relevant Borrower in its Committed Loan Borrowing Request; provided that:

(i)	any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)	any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)	no Interest Period shall extend beyond the Applicable Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interests of another Person; (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees the Indebtedness of such other Person; or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Applicable Issuing Party and the relevant Borrower (or any Subsidiary) or in favor of such Applicable Issuing Party and relating to such Letter of Credit.

“Issuing Lender” means (a) with respect to the Existing Letters of Credit only, Barclays, and (b) with respect to any other Fronted Letter of Credit other than Existing Letters of Credit, one or more other Lenders selected by the Company with the consent of such Lender, each in its capacity as an issuer of Fronted Letters of Credit hereunder, or any successor issuer of Fronted Letters of Credit hereunder.

“ITA” means the United Kingdom Income Tax Act 2007.

“Joinder Agreement” means a joinder or similar agreement entered into by any Person (including any Lender) under Section 2.14(b) pursuant to which such Person shall provide New Loans or a New Loan Commitment, as applicable, hereunder and (if such Person is not then a Lender) shall become a Lender party hereto.

“JPMorgan” means JPMorgan Chase Bank, N.A., and its successors.

“Judgment Currency” has the meaning specified in Section 10.19.

“L/C Administrator” means Barclays Bank PLC, as letter of credit administrator for the Lenders, together with any replacement L/C Administrator.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars or, to the extent the relevant L/C Borrowing is denominated in Sterling or Euro, such Alternative Currencies.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Fronted Letter of Credit that has not been reimbursed on the date when made or refinanced as a Committed Borrowing. All L/C Borrowings shall be denominated in Dollars or, to the extent the relevant drawing of the Fronted Letter of Credit is denominated in Sterling or Euro, such Alternative Currencies

“L/C Commitment” means, as to any Issuing Lender, its commitment to issue Fronted Letters of Credit, and to amend, renew or extend Fronted Letters of Credit previously issued by it, pursuant to Section 2.03, in an aggregate face amount at any time outstanding not to exceed (a) in the case of any Issuing Lender party hereto as of the Closing Date, the amount set forth opposite such Issuing Lender’s name on Schedule 2.01 under the heading “L/C Commitments” and (b) in the case of any Revolving Credit Lender that becomes an Issuing Lender hereunder thereafter, that amount which shall be set forth in the written agreement by which such Revolving Credit Lender shall become an Issuing Lender, in each case as the maximum Outstanding Amount of Fronted Letters of Credit to be issued by such Issuing Lender, as such commitment may be changed from time to time pursuant to the terms hereof or with the agreement in writing of such Revolving Credit Lender, the Company and the Administrative Agent. The aggregate L/C Commitments of all the Issuing Lenders shall be less than or equal to the Letter of Credit Sublimit at all times.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means, (a) with respect to Fronted Letters of Credit, the Issuing Lenders and (b) with respect to a Several Letter of Credit, each Revolving Credit Lender.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of determining the L/C Obligations held by any Revolving Credit Lender, a Revolving Credit Lender shall be deemed to hold an amount equal to the sum of (a) the aggregate amount of such Revolving Credit Lender’s direct obligation in all outstanding Several Letters of Credit, (b) such Revolving Credit Lender’s risk participation in all outstanding Fronted Letters of Credit and (c) such Revolving Credit Lender’s risk participation in all outstanding Several Letters of Credit, if any, with respect to which another Revolving Credit Lender has acted as Limited Fronting Lender on such Revolving Credit Lender’s behalf pursuant to a Limited Fronting Lender Agreement in accordance with Section 2.03. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms, but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption or a Joinder Agreement (other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption) and, as the context may require, includes the Issuing Lenders and the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder. Letters of Credit may only be issued in Dollars or, if consented by the relevant L/C Issuers, Sterling and Euro.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Applicable Issuing Party.

“Letter of Credit Expiration Date” means, with respect to any Letter of Credit, the day that is one year after the Applicable Maturity Date with respect to such Letter of Credit.

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to the least of (a) the aggregate amount of the L/C Commitments of the Issuing Lenders, (b) the Aggregate Revolving Credit Commitment and (c) $150,000,000; provided that the Letter of Credit Sublimit is subject to adjustment in accordance with Section 2.06. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Credit Commitment.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Fronting Lender” means, as provided in Section 2.03, any Revolving Credit Lender that agrees that it shall be an issuer with respect to any Non-SLC Bank’s Applicable Percentage of Several Letters of Credit outstanding and/or issued during the period that such Non-SLC Bank is a Non-SLC Bank, in each case pursuant to a Limited Fronting Lender Agreement.

“Limited Fronting Lender Agreement” has the meaning specified in Section 2.03.

“Lloyds” means Lloyds Securities Inc. and its successors.

“Loan” means an extension of credit by a Lender to any Borrower under Article II in the form of a Committed Loan, a Swing Line Loan or a New Loan.

“Loan Documents” means this Agreement, each Revolving Note, each Issuer Document, the Fee Letters, each Joinder Agreement, the Guaranty Agreement, any Extension Amendment and any other agreement or instrument designated by the Administrative Agent and any Loan Party as a Loan Document.

“Loan Parties” means, collectively, the Borrowers and the Guarantors.

“Marketing Information” means (a) the form 10-K of the Parent filed with the SEC for the fiscal year ended December 31, 2016 and (b) the Confidential Information Memorandum of the Company and the Parent dated February 2017 and provided to the Lenders in connection with the syndication of the Facility.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, financial position, property or results of operations of the Parent and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Indebtedness” means any Indebtedness (other than the Loans or any intercompany debt between and among the Parent and its Subsidiaries so long as such intercompany debt (a) is not owed by any Loan Party and (b) is not guaranteed by any Loan Party) of any one or more of the Parent and its Subsidiaries in an aggregate principal amount exceeding $100,000,000.

“Material Swap Obligations” means obligations in respect of one or more Swap Contracts with an aggregate Swap Termination Value exceeding $50,000,000.

“Minimum Extension Condition” means the holders of more than 50% of the Aggregate Revolving Credit Commitments then in effect shall have delivered Extension Elections with respect thereto on or prior to the date described in Section 2.17(c).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan as defined in Section 4001(a)(3) of ERISA, to which the Parent or any ERISA Affiliate makes or is obligated to make contributions.

“Net Worth” means, as of any date, (a) the amount of consolidated total assets of the Parent and its Subsidiaries minus (b) the amount of consolidated total liabilities of the Parent and its Subsidiaries, in each case, that would be reflected on a balance sheet of the Parent and its Subsidiaries prepared as of such date on a consolidated basis in accordance with GAAP.

“New Extending Lender” has the meaning specified in Section 2.17(c).

“New Lender” has the meaning specified in Section 2.14(b).

“New Loan” has the meaning specified in Section 2.14(b).

“New Loan Commitment” has the meaning specified in Section 2.14(a).

“New Senior Notes” means any issuance of senior notes by the Parent after the Closing Date hereof, the proceeds of which are intended to be used, in whole or in part, to redeem, repurchase or otherwise retire any Existing Senior Notes.

“Non-Extended Commitments” has the meaning specified in Section 2.17(b).

“Non-Extended Committed Loans” has the meaning specified in Section 2.17(b).

“Non-Extended L/C Commitments” has the meaning specified in Section 2.17(b).

“Non-Extended Lender Obligations” has the meaning specified in Section 2.17(b).

“Non-SLC Bank” means a Revolving Credit Lender that as a result of one or more policies applicable to it regarding Letters of Credit, is precluded from issuing Several Letters of Credit directly as a L/C Issuer pursuant to the terms of this Agreement.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees with respect thereto that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the Obligations of any Guarantor shall not include any Excluded Swap Obligations.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Revolving Credit Maturity Date” means the earliest of (a) the fifth anniversary of the Closing Date, (b) the date of termination of all of the Revolving Credit Commitments pursuant to the terms hereof and (c) the date on which the Non-Extended Committed Loans are declared or become due and payable pursuant to the terms hereof; provided that if such date is not a Business Day, the Original Revolving Credit Maturity Date shall be the next preceding Business Day.

“Other Taxes” means all present or future stamp, registration or documentary Taxes or duties or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (but excluding any such Tax in respect of the assignment, transfer, participation or sub-participation (other than pursuant to a written request by or notice from a Loan Party or any request or notice delivered pursuant to Section 3.01(e)(ii) or Section 3.06(a)) by any Lender of any of its rights and obligations under this Agreement or any other Loan Document).

“Outstanding Amount” means (a) with respect to Committed Loans and Swing Line Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Committed Loans and Swing Line Loans, as the case may be, occurring on such date and (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the applicable Issuing Lender, as the case may be, in accordance with banking industry rules on interbank compensation; and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Barclays in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parent” has the meaning specified in the introductory paragraph hereto.

“Parent and Borrower Materials” has the meaning specified in Section 6.01.

“Participant” has the meaning specified in Section 10.06(e).

“Participant Register” has the meaning specified in Section 10.06(e).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Parent or any ERISA Affiliate or to which the Parent or any ERISA Affiliate contributes or has an obligation to contribute.

“Permitted Encumbrances” means:

(a)    Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 6.04;

(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business;

(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)    deposits and other Liens (limited solely to Liens on consideration owing under the contracts and other like obligations the performance of which is secured thereby) to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)    judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.01(i); and

(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning specified in Section 6.01.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Public Lender” has the meaning specified in Section 6.01.

“Recipient” has the meaning specified in Section 3.01(k).

“Register” has the meaning specified in Section 10.06(d).

“Reimbursement Date” has the meaning specified in Section 2.03(c)(i).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice requirement has been waived under the applicable regulations.

“Required Lenders” means, as of any date of determination, but subject to Section 2.16(a)(i), the holders of more than 50% of the Aggregate Commitments then in effect; provided that the portion of the Revolving Credit Commitments, Committed Loans, Swing Line Loans and L/C Obligations, as applicable, held or deemed held by a Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders at any time.

“Requisite Qualified Acquisition Threshold” means, as of any date, an acquisition or series of acquisitions (whether related or not) during the previous 15 month period by the Parent or any of its Subsidiaries of any Persons, properties, businesses or assets outside the ordinary course of business for aggregate consideration of $250,000,000 or more.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, controller or (to the extent such Person is permitted to take any applicable action pursuant to the Organization Documents of such Loan Party) director or other authorized signatory of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Parent or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Parent’s or the Company’s stockholders, partners or members (or the equivalent Person thereof).

“Revaluation Date” means, with respect to any Loan, each of the following: (a) each date of a Committed Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (b) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (c) such other dates on which an Alternative Currency Equivalent is required to be determined hereunder.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender at any given time, its obligation to (a) make Committed Loans to the Borrowers and (b) issue Several Letters of Credit to the Borrowers or purchase participations in L/C Obligations and Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Lender” means, at any time, any Lender that either (a) has a Revolving Credit Commitment, or (b) holds a Committed Loan or a participation in a Swing Line Loan or an L/C Obligation at such time.

“Revolving Credit Note” means a promissory note made by a Borrower in favor of a Revolving Credit Lender evidencing Committed Loans made by such Revolving Credit Lender to such Borrower, substantially in the form of Exhibit B.

“S&P” means Standard & Poor’s Financial Services LLC and any successor thereto.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, or (b) the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (presently Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Several Letter of Credit” means a Letter of Credit issued severally by or on behalf of the Revolving Credit Lenders pursuant to which the Revolving Credit Lenders are severally liable to the beneficiary which shall be substantially in the form of Exhibit H or such other form agreed by the Company and the L/C Administrator (with the consent of all Revolving Credit Lenders, such consent not to be unreasonably withheld or delayed; it being understood that such other form shall be deemed acceptable to all Revolving Credit Lenders unless the L/C Administrator has received notice to the contrary within two Business Days after the L/C Administrator has notified of such other agreed form to the Revolving Credit Lenders).

“Significant Subsidiary” means any Subsidiary that, or any group of Subsidiaries that, taken together, as of the last day of the fiscal quarter of the Parent most recently ended for which financial statements are available, had revenues or total assets (determined on a consolidated basis for such Subsidiary and its Subsidiaries or such group of Subsidiary and their respective Subsidiaries, as applicable) for such quarter in excess of 5.0% of the consolidated revenue or total assets, as applicable, of the Parent and its Subsidiaries for such quarter.

“Sold Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.

“Solvent” means (a) the fair value of the assets of the Parent and its Subsidiaries, on a consolidated basis, at a fair valuation, will equal or exceed the debts and liabilities, subordinated, contingent or otherwise, of the Parent and its Subsidiaries, on a consolidated basis; (b) the present fair saleable value of the property of the Parent and its Subsidiaries, on a consolidated basis, will equal or be greater than the amount that will be required to pay the probable liability of the debts and other liabilities, subordinated, contingent or otherwise, of the Parent and its Subsidiaries, on a consolidated basis, as such debts and other liabilities become absolute and matured; (c) the Parent and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Parent and its Subsidiaries, on a consolidated basis, will not have unreasonably small capital with which to conduct the business of the Parent and its Subsidiaries, on a consolidated basis, in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

“SPC” has the meaning specified in Section 10.06(h).

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“STRH” means SunTrust Robinson Humphrey, Inc. and its successors.

“Subject Party” has the meaning specified in Section 3.01(k).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than Equity Interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“SunTrust” means SunTrust Bank and its successors.

“Supplier” has the meaning specified in Section 3.01(k).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent of the Subsidiaries shall be a Swap Contract.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the termination value(s) for such Swap Contract, as determined in accordance therewith as if such Swap Contract had been closed out on such date and each counterparty thereto were an “Affected Party” (or similar term) thereunder.

“Swing Line Borrowing” means a Borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Commitment” means, as to each Swing Line Lender, its commitment to make any Swing Line Loans requested pursuant to Section 2.04 in an aggregate principal amount at any time outstanding not to exceed (a) in the case of the Swing Line Lender party hereto as of the Closing Date, the amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “Swing Line Commitment” and (b) in the case of any Revolving Credit Lender that becomes the Swing Line Lender hereunder thereafter, that amount which shall be set forth in the written agreement by which such Revolving Credit Lender shall become the Swing Line Lender, in each case as the maximum outstanding principal amount of Swing Line Loans to be made by such Revolving Credit Lender, as such commitment may be changed from time to time pursuant to the terms hereof or with the agreement in writing of such Revolving Credit Lender, the Company and the Administrative Agent. The aggregate Swing Line Commitment of the Swing Line Lenders shall be less than or equal to the Swing Line Sublimit at all times.

“Swing Line Lenders” means (a) Barclays in its capacity as a provider of Swing Line Loans, (b) JPMorgan in its capacity as a provider of Swing Line Loans, (c) one or more other Lenders selected by the Company with the consent of such Lender or (e) any successor swing line lender hereunder..

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Borrowing Request” means a request for a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit A-2.

“Swing Line Sublimit” means an amount equal to the least of (a) the aggregate amount of the Swing Line Commitments of the Swing Line Lenders, (b) the Aggregate Revolving Credit

Commitment and (c) $150,000,000; provided that (i) the Swing Line Sublimit is subject to adjustment in accordance with Section 2.06 and (ii) the aggregate amount of Swing Line Loans provided by each of Barclays and JPMorgan shall not exceed $50,000,000 and $50,000,000, respectively. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Credit Commitment.

“Syndication Agent” means SunTrust in its capacity as syndication agent.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in Euro.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“Tax Deduction” means a deduction or withholding for or on account of Taxes from a payment hereunder or under any other Loan Document.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Committed Loans, Swing Line Loans and L/C Obligations.

“Towers Watson” means WTW Delaware Holdings, LLC, a Delaware limited liability company.

“Towers Watson Facility” means the Term Loan Credit Agreement dated as of November 20, 2015, by and among Towers Watson Delaware, Inc., as borrower, Bank of America, N.A., as administrative agent, and the other parties thereto.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UK Bribery Act” has the meaning specified in Section 5.14.

“UK Non-Bank Lender” means (a) where a Lender becomes a party hereto on the day on which this Agreement is entered into, a Lender listed in Schedule 3.01(j), and (b) where a Lender becomes a party hereto after the day on which this Agreement is entered into, a Lender which gives a UK Tax Confirmation in the Assignment and Assumption and/or Joinder Agreement which it executes on becoming a party hereto.

“UK Pension Plan” means the Willis Pension Scheme, the Towers Perrin (UK) Retirement Plan, the Towers Watson Pension Scheme and the Miller Retirement Benefits Scheme.

“UK Qualifying Lender” means (a) a Lender (other than a Lender within subclause (b) below) which is beneficially entitled to interest payable to that Lender in respect of an advance hereunder or under any other Loan Document and is (i) a Lender (A) which is a bank (as defined for the purpose of section 879 of the ITA) making an advance hereunder or under any other Loan Document or (B) in respect of an advance made hereunder or under any other Loan Document by a Person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made, and in each case which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance (or, in the case of subparagraph (A) would be within such charge as respects such payments apart from section 18A of the CTA), (ii) a Lender which is (A) a company resident in the United Kingdom for United Kingdom tax purposes, (B) a partnership each member of which is (1) a company so resident in the United Kingdom, or (2) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA or (C) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company or (iii) a UK Treaty Lender, or (b) a Lender which is a building society (as defined for the purposes of section 880 of the ITA) making an advance hereunder or under any other Loan Document.

“UK Tax Confirmation” means a confirmation by a Lender that the Person beneficially entitled to interest payable to that Lender in respect of an advance hereunder or under any other Loan Document is either (a) a company resident in the United Kingdom for United Kingdom tax purposes, (b) a partnership each member of which is (i) a company so resident in the United Kingdom, or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA, or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“UK Treaty” has the meaning given to it in the definition of “UK Treaty State” below.

“UK Treaty Lender” means a Lender which (a) is treated as a resident of a UK Treaty State for the purposes of the UK Treaty, (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the relevant Loan is effectively connected and (c) fulfills all other conditions that must be fulfilled under the relevant UK Treaty by residents of the relevant UK Treaty State for such residents to be entitled to obtain full exemption from tax imposed by the United Kingdom on interest (including the completion of procedural formalities and/or the granting of exemption by any relevant taxing authority).

“UK Treaty State” means a jurisdiction having a double taxation agreement (a “UK Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Underwritten Securities” means debt, equity and/or equity-linked securities that are underwritten and/or initially purchased for the purpose of placement with or distribution to third parties.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“VAT” means: (a) any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), and (b) any Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Wells” means Wells Fargo Bank, N.A. and its successors.

“WFS” means Wells Fargo Securities, LLC and its successors.

“WGL” means Willis Group Limited, a company formed under the laws of England and Wales having company number 00621757.

“WNA” means Willis North America, Inc., a Delaware corporation and an indirect Subsidiary of the Parent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“WSI” means Willis Securities, Inc., a Delaware corporation and an indirect Subsidiary of the Parent that is a licensed broker-dealer.

1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

(c)    Article and Section headings and the Table of Contents used herein and in the other Loan Documents are included for convenience of reference only, are not part of this Agreement or any other Loan Document and shall not affect the construction or interpretation of this Agreement or any other Loan Document.

1.03    Accounting Terms.

(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required

Lenders); provided that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company and the Parent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. For the purposes of the definition of Capital Lease Obligations, operating leases that are required to be reclassified as capital leases as a result of any change in, or implementation of a modification to, GAAP shall remain classified as operating leases and shall not be included within the definition of Capital Lease Obligations.

(c)    Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Parent and its Subsidiaries or to the determination of any amount for the Parent and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Parent is required to consolidate pursuant to FASB Interpretation No. 46 (revised December 2003) - Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04    Rounding. Any financial ratios required to be maintained by the Parent pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05    Exchange Rates; Currency Equivalents.

(a)    The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Committed Borrowings and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Loan Parties hereunder and calculating financial covenants hereunder, and, except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b)    Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan, or issuance or reimbursement of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Eurocurrency Rate Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

1.06    Additional Alternative Currencies.

(a)    Any Borrower may from time to time request that Committed Borrowings of Eurocurrency Rate Loans be made in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. Any such request shall be subject to the approval of the Administrative Agent and each Revolving Credit Lender.

(b)    Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 10 Business Days prior to the date of the desired Committed Borrowing (or such other time or date as may be agreed by the Administrative Agent in its sole discretion). In the case of any such request, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender shall notify the Administrative Agent, not later than 11:00 a.m., 5 Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans in such requested currency.

(c)    Any failure by a Revolving Credit Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Credit Lender to permit Eurocurrency Rate Loans to be made in such requested currency. If the Administrative Agent and all the Revolving Credit Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the relevant Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Committed Borrowings of Eurocurrency Rate Loans. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the relevant Borrower.

1.07    Change of Currency.

(a)    Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.

(b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)    Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). If any payment or performance to be made by any Borrower or any other Loan party shall come due on a day other than a Business Day, such payment or performance shall be made on the next following Business Day, subject, in the case of any payment, to the calculation of interest as provided in Section 2.12(a).

1.09    Letter of Credit Amounts. Unless otherwise specified herein, the amount of any Letter of Credit at any time shall be deemed to be the Dollar amount or the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.10    Amendment and Restatement of Existing Credit Agreement. The parties to this Agreement agree that, upon (a) the execution and delivery by each of the parties hereto of this Agreement and (b) satisfaction of the conditions set forth in Section 4.01, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. Without limiting the foregoing, upon the effectiveness hereof: (a) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent”, the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents and (b) the Existing Letters of Credit which remain outstanding on the Closing Date shall continue as Fronted Letters of Credit under (and shall be governed by the terms of) this Agreement.

ARTICLE II

THE COMMITMENTS AND BORROWINGS

2.01    The Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrowers in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the applicable Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Credit Lender’s Revolving Credit Commitment; provided that after giving effect to any Committed Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Aggregate Revolving Credit Commitment and (ii) the aggregate Outstanding Amount of the Committed Loans of any Revolving Credit Lender plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Eurocurrency Rate Loans.

2.02    Borrowings, Conversions and Continuations of Loans.

(a)    Each Committed Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the relevant Borrower’s irrevocable notice to the Administrative Agent, which, other than the Initial Credit Extension, may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of (A) any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or (B) any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) three Business Days (or four Business Days in the case of a Special Notice Currency) prior to the requested date of any Committed Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies and (iii) on the requested date of any Committed Borrowing of Base Rate Committed Loans in Dollars. Each telephonic notice by such Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or Base Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or if such Borrowing is denominated in an Alternative Currency, the equivalent units of such Alternative Currency). Each Borrowing Request (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the currency of the Loans to be borrowed. If the Borrower fails to specify a currency in a Borrowing Request requesting a Borrowing, then the Loans so requested shall be made in Dollars. If the Borrower fails to specify a Type of Loan in a Borrowing Request or if the Borrower fails to give a timely notice requesting a conversion or continuation, then (A) the applicable Loans denominated in an Alternative Currency shall be made or continued, as applicable, as Eurocurrency Rate Loans with an Interest Period of one month, and (B) the applicable Committed Loans denominated in Dollars shall be made as, or converted to, Base Rate Loans. Any automatic conversion to Base Rate Loans or continuation as Eurocurrency Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If any Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Borrowing Request, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency. A Swing Line Loan may not be borrowed as or converted to a Eurocurrency Rate Loan.

(b)    Following receipt of a Borrowing Request, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the

Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans (in the case of Loans denominated in Dollars) or continuation as Eurocurrency Rate Loans with an Interest Period of one month (in the case of Loans denominated in a currency other than Dollars), in each case as described in the preceding subsection. Each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Borrowing Request. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the Initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to such Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Barclays with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower; provided that if, on the date the Borrowing Request with respect to such Borrowing denominated in Dollars or an Alternative Currency is given by the Borrower, there are L/C Borrowings outstanding in that same currency, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to such Borrower as provided above.

(c)    Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans, other than Eurocurrency Rate Loans denominated in Dollars (which shall be automatically converted to Base Rate Loans at the conclusion of the then-applicable Interest Period), be prepaid or redenominated into Dollars in the amount of the Dollar Equivalent thereof and converted to Base Rate Loans, on the last day of the then current Interest Period with respect thereto.

(d)    The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in Barclays’ prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)    After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 10 Interest Periods in effect at any time.

(f)    Each Lender at its option may make any Eurocurrency Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not (i) affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement and (ii) shall not result in increased costs or expenses to the Borrowers.

2.03    Letters of Credit.

(a)    The Letter of Credit Commitment.

(i)    Subject to the terms and conditions hereof, (A) the Applicable Issuing Party, in reliance on the agreements of the other Lenders set forth in this Section 2.03, agrees to issue Letters of Credit for the account of the Borrowers or their Subsidiaries on any Business Day during the period from the Closing Date until the date that is five Business Days prior to the Applicable Maturity Date, and to amend or extend Letters of Credit previously issued by it in accordance with subsection (b) below, in the case of Fronted Letters of Credit in such form as may be approved from time to time by the applicable Issuing Lender and the Company and, in the case of Several Letters of Credit, substantially in the form of Exhibit H or such other form agreed by the Company and the L/C Administrator (with the consent of all Revolving Credit Lenders, such consent not to be unreasonably withheld or delayed; it being understood that such other form shall be deemed acceptable to all Revolving Credit Lenders unless the L/C Administrator has received notice to the contrary within two Business Days after the L/C Administrator has notified of such other agreed form to the Revolving Credit Lenders)); and (B) the Revolving Credit Lenders severally agree to participate in Fronted Letters of Credit and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Credit Outstandings shall not exceed the Aggregate Revolving Credit Commitment, (x) the aggregate Outstanding Amount of the Committed Loans of any Revolving Credit Lender plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations with respect to Fronted Letters of Credit issued by any Issuing Lender shall not exceed the L/C Commitment of such Issuing Lender and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by any Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, each Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. The issuance of a Letter of Credit shall constitute utilization of the Revolving Credit Commitments.

(ii)    No Applicable Issuing Party shall issue any Letter of Credit, if:

(A)    subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than 12 months after the date of issuance or last extension, unless all the Revolving Credit Lenders have approved such expiry date; or

(B)    the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date, provided that any Letter of Credit that is or at any time becomes an Extended Letter of Credit shall be Cash Collateralized in accordance with Section 6.09.

(iii)    No Applicable Issuing Party shall be under any obligation to issue any Letter of Credit if:

(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Applicable Issuing Party from issuing such Letter of Credit, or any Law applicable to the Applicable Issuing Party or (with respect to Several Letters of Credit) any Revolving Credit Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Applicable Issuing Party or (with respect to Several Letters of Credit) any Revolving Credit Lender shall prohibit, or request that such Applicable Issuing Party or (with respect to Several Letters of Credit) any Revolving Credit Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Applicable Issuing Party or (with respect to Several Letters of Credit) any Revolving Credit Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Applicable Issuing Party or (with respect to Several Letters of Credit) any Revolving Credit Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Applicable Issuing Party or (with respect to Several Letters of Credit) any Revolving Credit Lender any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that such Applicable Issuing Party or (with respect to Several Letters of Credit) any Revolving Credit Lender in good faith deems material to it;

(B)    the issuance of such Letter of Credit would violate one or more policies of the Applicable Issuing Party or (with respect to Several Letters of Credit) any Revolving Credit Lender applicable to letters of credit generally;

(C)    except as otherwise agreed by the Administrative Agent and the Applicable Issuing Party, such Letter of Credit is in an initial stated amount less than $100,000;

(D)    such Letter of Credit is to be denominated in a currency other than Dollars unless (i) in the case of Fronted Letters of Credit, the Issuing Lender has consented to issue such Fronted Letters of Credit in Sterling and/or Euro or (ii) in the case of Several Letters of Credit, all Revolving Credit Lenders have consented to issue Several Letters of Credit in Sterling and/or Euro;

(E)    any Revolving Credit Lender is at that time a Defaulting Lender, unless the Applicable Issuing Party has entered into arrangements reasonably satisfactory to such Applicable Issuing Party, including reallocation of such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations pursuant to Section 2.16 or the delivery of Cash Collateral satisfactory to such Applicable Issuing Party, with the relevant Borrower or such Lender to eliminate any Issuing Lender’s any actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which any such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F)    the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv)    No Applicable Issuing Party shall amend any Letter of Credit if the Applicable Issuing Party or (with respect to Several Letters of Credit) Revolving Credit Lender would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)    No Applicable Issuing Party shall be under any obligation to amend any Letter of Credit if (A) such Applicable Issuing Party would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)    Each Applicable Issuing Party shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such Applicable Issuing Party shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such Applicable Issuing Party in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such Applicable Issuing Party with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Applicable Issuing Party.

(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the relevant Borrower delivered to the Applicable Issuing Party (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower. Such Letter of Credit Application must be received by the Applicable Issuing Party and the Administrative Agent not later than 1:00 p.m. at least three Business Days (or such later date and time as the Administrative Agent and such Applicable Issuing Party may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Applicable Issuing Party: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof, and whether such Letters of Credit is a Fronted Letter of Credit or a Several Letter of Credit; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; (H) the Person (any Borrower or Subsidiary) for whom such Letter of Credit is to be issued; and (I) such other matters as the Applicable Issuing Party may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Applicable Issuing Party (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Applicable Issuing Party may reasonably require. Additionally, such Borrower shall furnish to such Applicable Issuing Party and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such Applicable Issuing Party or the Administrative Agent may reasonably require.

(ii)    Promptly after receipt of any Letter of Credit Application, the Applicable Issuing Party will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the relevant Borrower and, if not, such Applicable Issuing Party will provide the Administrative Agent with a copy thereof. Unless such Applicable Issuing Party has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not be satisfied on such date, then, subject to the terms and conditions hereof, such Applicable Issuing Party shall, on the requested date, issue a Letter of Credit for the account of a Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such Applicable Issuing Party’s usual and customary business practices. Immediately upon the issuance of each Fronted Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Lender a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)    If the relevant Borrower so requests in any applicable Letter of Credit Application, the Applicable Issuing Party may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that (A) any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior written notice to the beneficiary thereof not later than a specific day (the “Non-Extension

Notice Date”) in each such 12-month period to be agreed upon at the time such Letter of Credit is issued and (B) no Auto-Extension Letter of Credit shall permit the extension thereof to occur on any date that is after the Applicable Maturity Date. Unless otherwise directed by the Applicable Issuing Party, the relevant Borrower shall not be required to make a specific request to such Applicable Issuing Party for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the Applicable Issuing Party to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that if any such extension results in any such Letter of Credit being or becoming an Extended Letter of Credit, such Borrower shall provide Cash Collateral therefor in accordance with Section 6.09; provided further that the Applicable Issuing Party shall not permit any such extension if (A) such Applicable Issuing Party has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise) or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) with respect to a Fronted Letter of Credit, from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) with respect to a Several Letter of Credit, from the Administrative Agent that a relevant L/C Issuer has elected not to permit such extension and in each such case directing such Applicable Issuing Party not to permit such extension.

(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof or an advising bank with respect thereto, the Applicable Issuing Party will also deliver (i) in the case of a Fronted Letter of Credit, to the relevant Borrower and the Administrative Agent and (ii) in the case of a Several Letter of Credit, to the relevant Borrower, the Administrative Agent and each Revolving Credit Lender, a true and complete copy of such Letter of Credit or amendment.

(c)    Drawings and Reimbursements; Funding of Participations.

(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Applicable Issuing Party shall notify the relevant Borrower and the Administrative Agent thereof. If such Applicable Issuing Party notifies such Borrower of any payment under a Letter of Credit prior to 11:00 a.m. on the date of such payment, the relevant Borrower shall reimburse such Applicable Issuing Party through the Administrative Agent in an amount equal to the amount of such drawing on such day in Dollars (or with respect to Letters of Credit denominated in Sterling or Euro, such amount in Sterling or Euro); provided that if such notice is not provided to the Borrower prior to 11:00 a.m. on such payment date, then such Borrower shall reimburse such Applicable Issuing Party through the Administrative Agent in an amount equal to the amount of such drawing not later than 3:00 p.m. on the next succeeding Business Day, and such extension of time shall be reflected in computing fees in respect of such Letter of Credit (each such date, a “Reimbursement Date”). In the case of payments made in respect of Several Letters of Credit, the L/C Administrator shall distribute such payments to the applicable Revolving Credit Lenders promptly upon receipt in like funds as received. If the relevant Borrower fails to so reimburse the relevant Issuing Lender with respect to a Fronted Letter of Credit by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender who has a participation in such Fronted Letter of Credit of the Reimbursement Date, the Dollar or Dollar Equivalent amount of the unreimbursed drawing (the “Unreimbursed Amount”) and the amount of such Lender’s Applicable Percentage thereof. In such event, the relevant Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the applicable Reimbursement Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Credit Commitment and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Borrowing Request). Any notice given by an Issuing Lender or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)    Each Revolving Credit Lender (including each Revolving Credit Lender acting as an Issuing Lender) who has a participation in such Fronted Letter of Credit shall, upon receipt of any notice pursuant to Section 2.03(c)(i), make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuing Lender at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 3:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to such Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable Issuing Lender.

(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 have not been satisfied or for any other reason (including the prior occurrence of the Applicable Maturity Date or any other prior termination of all or any portion of the Commitments of the Lenders to make Committed Loans), the relevant Borrower shall be deemed to have incurred from the applicable Issuing Lender an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest thereon) and shall bear interest at the interest rate applicable to Revolving Loans that are Base Rate Loans. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable Issuing Lender pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)    Until each Revolving Credit Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable Issuing Lender for any amount drawn under any Fronted Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such Issuing Lender.

(v)    Each Revolving Credit Lender’s obligation to make Committed Loans or L/C Advances to reimburse the applicable Issuing Lender for amounts drawn under Fronted Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such Issuing Lender, the relevant Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by such Borrower of a Committed Loan Borrowing Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of such Borrower to reimburse the applicable Issuing Lender for the amount of any payment made by such Issuing Lender under such Fronted Letter of Credit, together with interest as provided herein.

(vi)    If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such Issuing Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such Issuing Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable Issuing Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)    Repayment of Participations.

(i)    At any time after any Issuing Lender has made a payment in respect of any drawing under any Fronted Letter of Credit issued by it and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such Issuing Lender any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the relevant Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)    If any payment received by the Administrative Agent for the account of an Issuing Lender pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such Issuing Lender in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such Issuing Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)    Obligations Absolute. The obligation of the Borrowers to reimburse the Applicable Issuing Party for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)    the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any other Person may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Applicable Issuing Party or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)    any payment by the Applicable Issuing Party under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Applicable Issuing Party under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)    any release or amendment or waiver of or consent to departure from any Guarantee for all or any of the Obligations of the Borrowers in respect of such Letter of Credit; or

(vi)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the relevant Borrower or any other Person.

Each Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, such Borrower will promptly, but no later than two Business Days following receipt of such copy, notify the Applicable Issuing Party.

(f)    Several Letters of Credit.

(i)    The L/C Administrator is hereby authorized to execute and deliver each Several Letter of Credit and each amendment to a Several Letter of Credit on behalf of each Revolving Credit Lender provided that, upon request of the relevant Borrower, such Several Letter of Credit or amendment will be executed by each Revolving Credit Lender. The L/C Administrator shall use the Applicable Percentage of each Revolving Credit Lender as its “Commitment Share” under each Several Letter of Credit, provided that each Limited Fronting Lender (if any), in its capacity as such, shall, in addition to its own “Commitment Share” as a Revolving Credit Lender, be deemed to have a “Commitment Share” (or equivalent term) equal to the Applicable Percentage (or portion thereof, if applicable) of each Non-SLC Bank for which such Limited Fronting Lender acts in such capacity under such Several Letter of Credit. The L/C Administrator shall not amend any Several Letter of Credit to change the “Commitment Shares” of any Revolving Credit Lender or add or delete a Revolving Credit Lender liable thereunder unless such amendment is done in connection with a Limited Fronting Lender Agreement in accordance with Section 2.03(f)(iv), an assignment in accordance with Section 10.6, a change in the Revolving Credit Lenders and/or the Applicable Percentages as a result of any increase in the Commitments pursuant to Section 2.14, an extension of the Revolving Credit Commitments pursuant to Section 2.17 or any other addition or replacement of a Revolving Credit Lender in accordance with the terms of this Agreement. Each Revolving Credit Lender (including, for the avoidance of doubt, each Limited Fronting Lender) hereby irrevocably constitutes and appoints the L/C Administrator its true and lawful attorney-in-fact for and on behalf of such Revolving Credit Lender with full power of substitution and revocation in its own name or in the name of the L/C Administrator to issue, execute and deliver, as the case may be, each Several Letter of Credit and each amendment to a Several Letter of Credit and to carry out the purposes of this Agreement with respect to Several Letters of Credit. Upon request, each Revolving Credit Lender shall execute such powers of attorney or other documents as any beneficiary of any Several Letter of Credit may reasonably request to evidence the authority of the L/C Administrator to execute and deliver such Several Letter of Credit and any amendment or other modification thereto on behalf of the Revolving Credit Lenders. To the extent that the L/C Administrator has not received funds from a Revolving Credit Lender with respect to a Several Letter of Credit, the L/C Administrator shall only forward the funds actually received to the beneficiary.

(ii)    Each Revolving Credit Lender (including, for the avoidance of doubt, each Limited Fronting Lender) agrees with the L/C Administrator that, if a draft is paid under any Several Letter of Credit for which such L/C Administrator is not reimbursed in full by the applicable Borrower in accordance with the terms of this Agreement, each Revolving Credit Lender shall pay to the L/C Administrator upon demand at the L/C Administrator’s address for notices specified herein an amount in Dollars (in the case of a Several Letter of Credit denominated in Dollars), Sterling or Euro (in the case of a Several Letter of Credit denominated in Sterling or Euro) equal to such Revolving Credit Lender’s Commitment Share (and, in the case of each Limited Fronting Lender, the Commitment Share (or the portion thereof for which it has agreed to be a Limited Fronting Lender) of each applicable Non-SLC Bank). In the event that a Limited Fronting Lender pays the Commitment Share of a Non-SLC Bank, such Non-SLC Bank shall pay such Commitment Share (or the relevant portion thereof, if applicable) to such Limited Fronting Lender in purchase of its participation in such payment. Each Lender’s (including, for the avoidance of doubt, each Limited Fronting Lender’s and each Non-SLC Bank’s) obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against L/C Administrator, any Borrower or any other Person; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.

(iii)    The obligations of each Revolving Credit Lender under and in respect of each Several Letter of Credit are several, and the failure by any Revolving Credit Lender to perform its obligations hereunder or under any Several Letter of Credit shall not affect the obligations of the Borrowers toward any other party hereto nor shall any other such party (other than Limited Fronting Lenders with respect to Several Letters of Credit they have issued on behalf of Non-SLC Banks) be liable for the failure by such Lender to perform its obligations hereunder or under any Several Letter of Credit.

(iv)    In the event that any Revolving Credit Lender agrees (in its sole discretion) to act as a Limited Fronting Lender for any Non-SLC Bank upon such terms and conditions as such parties may agree (including fees payable by such Non-SLC Bank to such Limited Fronting Lender) (such agreement, a “Limited Fronting Lender Agreement”), the following provisions shall apply (in addition to any other provisions hereof relating to Limited Fronting Lenders):

(A)    upon the issuance of any Several Letter of Credit pursuant hereto, with respect to any Non-SLC Bank, each applicable Limited Fronting Lender, in reliance upon the agreements of such Non-SLC Bank, agrees (A) to issue through the L/C Administrator, in addition to its own obligations as a Revolving Credit Lender under such Several Letter of Credit, severally, such Several Letter of Credit in an amount equal to such Non-SLC Bank’s Commitment Share of the stated amount of such Several Letter of Credit (or the portion thereof for which such Limited Fronting Lender has agreed to be a Limited Fronting Lender), and (B) to amend or extend each Several Letter of Credit previously issued by it as a Limited Fronting Lender for such Non-SLC Approved Bank; and

(B)    with respect to any Several Letter of Credit issued by a Limited Fronting Lender pursuant to clause (i) above for a Non-SLC Bank, such Non-SLC Bank agrees to purchase participations in the obligations of such Limited Fronting Lender under such Several Letter of Credit in the amount attributable to such Non-SLC Bank. Without any further action on the part of any party, each Limited Fronting Lender hereby grants to each applicable Non-SLC Bank for which it is acting as a Limited Fronting Lender hereunder, and each such Non-SLC Bank hereby acquires from such Limited Fronting Lender, a participation in such Limited Fronting Lender’s Commitment Share of each Several Letter of Credit for which such Limited Fronting Lender is acting as a Limited Fronting Lender on behalf of such Non-SLC Bank hereunder in the amount attributable to such Non-SLC Bank. Each such Non-SLC Bank purchasing a participation hereunder acknowledges and agrees that its obligation to acquire such participations in respect of Several Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments. In consideration and in furtherance of the foregoing, each such Non-SLC Bank hereby absolutely and unconditionally agrees to pay to the L/C Administrator, for account of the applicable Limited Fronting Lender, an amount equal to the amount of each payment made by such Limited Fronting Lender in respect of the portion of each such Several Letter of Credit in which such Non-SLC Bank holds a participation, promptly upon the request of such Limited Fronting Lender, at any time from the time such payment is made until such payment is reimbursed by the applicable Borrower or at any time after any reimbursement payment is required to be refunded to the applicable Borrower for any reason. Such payment by such Non-SLC Bank shall be made for the account of the applicable Limited Fronting Lender without any offset, abatement, withholding or reduction whatsoever. To the extent that any Non-SLC Bank has made payments pursuant to this paragraph to reimburse a Limited Fronting Lender in respect of any participation interests purchased hereunder in respect of any Several Letter of Credit, promptly following receipt by the L/C Administrator of any payment from the applicable Borrower pursuant to Section 2.03(c) in respect of such Several Letter of Credit, the L/C Administrator shall distribute such payment to such Limited Fronting Lender and such Non-SLC Bank as their interests may appear. Any payment made by a Non-SLC Bank in respect of its participation pursuant to this paragraph to reimburse the applicable Limited Fronting Lender for any payment made in respect of any drawing under a Several Letter of Credit shall not relieve the Borrowers of their obligation to reimburse the amount of such drawing.

(C)    Each Revolving Credit Lender that agrees to act as a Limited Fronting Lender for any Non-SLC Bank shall promptly notify the Administrative Agent (which shall promptly notify the L/C Administrator) of such agreement and of any termination or expiration of such agreement.

(D)    In the event that, pursuant to this Section 2.03(f), any Revolving Credit Lender agrees to act as a Limited Fronting Lender for any other Revolving Credit Lender that becomes a Non-SLC Bank, such Revolving Credit Lender shall receive such compensation therefor as such Non-SLC Bank and such Revolving Credit Lender may agree. Notwithstanding anything herein to the contrary, no Revolving Credit Lender shall have any obligation to agree to act hereunder as a Limited Fronting Lender for any other Revolving Credit Lender.

(E)    To the extent that the Parent and the Borrowers for any reason fail to indefeasibly pay any indemnifiable amount required to be paid under subsection (b) of Section 10.04 to a Lender acting in its capacity as Limited Fronting Lender with respect to any outstanding Several Letters of Credit, the relevant Non-SLC Bank agrees to pay to the Limited Fronting Lender such indemnity payment.

(g)    Non-SLC Bank. Each Revolving Credit Lender agrees to use commercially reasonable efforts, at all times from and after the Closing Date, (a) to have internal policies that authorize it to issue Several Letters of Credit or (b) if such Revolving Credit Lender is a Non-SLC Bank, to agree with another Revolving Credit Lender which is not a Non-SLC Bank, as provided in Section 2.03(f), that such Revolving Credit Lender shall (in its sole discretion) act as the Limited Fronting Lender for such Non-SLC Bank with respect to any Several Letters of Credit which are outstanding at the time such Revolving Credit Lender becomes a Non-SLC Bank and/or are issued during the period that such Revolving Credit Lender is a Non-SLC Bank.

(h)    Role of Applicable Issuing Party. Each Revolving Credit Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the Applicable Issuing Party shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Applicable Issuing Party, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Applicable Issuing Party shall be liable to any Revolving Credit Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude such Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the applicable L/C Issuer, the Administrative Agent, the L/C Administrator any of their respective Related Parties nor any correspondent, participant or assignee of any Applicable Issuing Party shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against such L/C Issuer or L/C Administrator, and such L/C Issuer or L/C Administrator may be liable to the Borrowers, to the extent, but only to the extent, of any direct (as opposed to indirect, special, punitive, consequential or exemplary) damages suffered by the Borrowers which a court of competent jurisdiction determines in a final nonappealable judgment were caused by such L/C Issuer’s or such L/C Administrator’s willful misconduct or gross negligence or such L/C Issuer’s or such L/C Administrator’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer and the L/C Administrator’s may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer and such or L/C Administrator’s shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(i)    Applicability of ISP and UCP. Unless otherwise expressly agreed by the Applicable Issuing Party and the Borrowers when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(j)    Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) in Dollars for each outstanding Letter of Credit equal to the Applicable Rate times the average daily amount available to be drawn under such Letter of Credit; provided that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Applicable Issuing Party pursuant to this Section 2.03 or Section 2.15(a) shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Credit Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the Applicable Issuing Party for its own account. For purposes of computing the average daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) due and payable on the fifth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Applicable Maturity Date, on the date of expiry of any Extended Letter of Credit occurring after the Applicable Maturity Date, and thereafter on demand, and (ii) computed on a quarterly basis in arrears. For the avoidance of doubt, Letter of Credit Fees shall accrue, and be due and payable, on any Extended Letter of Credit notwithstanding its expiry being after the Applicable Maturity Date (and the Applicable Rate shall continue to be computed for such purpose during such period). If there is any change in the Applicable Rate during any quarter, the average daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default under Section 8.01(a), (f) or (g) exists, all Letter of Credit Fees shall accrue at the Default Rate.

(k)    Fronting Fee and Documentary and Processing Charges. The Company shall pay directly to each Issuing Lender for its own account a fronting fee with respect to each Fronted Letter of Credit, at the rate as shall be separately agreed by the Company and such Issuing Lender), computed on the average daily amount available to be drawn under such Fronted Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the fifth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Fronted Letter of Credit, on the Applicable Maturity Date, on the date of expiry of any Extended Letter of Credit occurring after the Applicable Maturity Date and thereafter on demand. For the avoidance of doubt, the fronting fee shall accrue, and be due and payable, on any Extended Letter of Credit notwithstanding its expiry being after the Applicable Maturity Date. For purposes of computing the daily amount available to be drawn under any Fronted Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Borrowers shall pay directly to the Applicable Issuing Party for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Applicable Issuing Party relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(l)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(m)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse the Applicable Issuing Party hereunder for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of such Subsidiaries.

(n)    Extended Letters of Credit. If on the Applicable Maturity Date with respect to any Letter of Credit such Letter of Credit remains outstanding, then notwithstanding anything to the contrary herein, and notwithstanding the occurrence of the Applicable Maturity Date with respect to such Letter of Credit or the termination of the Commitments of the Lenders to make Committed Loans hereunder for any other reason, the Administrative Agent, the Applicable Issuing Party, the Borrowers and the Revolving Credit Lenders agree that:

(i)    the obligation of the L/C Issuers contained herein with respect to honoring draws under such Letter of Credit shall continue with respect to such Letter of Credit (in accordance with its terms) until the expiry of such Letter of Credit;

(ii)    the obligations of the Borrowers contained herein to reimburse the Administrative Agent, the Applicable Issuing Party or any Revolving Credit Lenders with respect to any drawings or any other L/C Obligations with respect to such Letter of Credit shall continue with respect to such Letter of Credit (in accordance with its terms) until the expiry of all Letters of Credit and the payment of all L/C Obligations;

(iii)    if it has not done so already, the relevant Borrower shall provide Cash Collateral with respect to such Letter of Credit in accordance with Section 6.09;

(iv)    the obligations of the Revolving Credit Lenders contained herein to make available their respective Applicable Percentages of any Unreimbursed Amount with respect to Fronted Letters of Credit, or to otherwise purchase participations in or reimburse the applicable Issuing Lender for any Unreimbursed Amounts, shall terminate with respect to such Letter of Credit upon the Applicable Maturity Date with respect to such Fronted Letter of Credit if and to the extent the relevant Borrower has provided Cash Collateral with respect to such Fronted Letter of Credit in accordance with Section 6.09, has delivered a backstop letter of credit to the applicable Issuing Lender with respect to such Fronted Letter of Credit or has otherwise provided credit support, in each case reasonably acceptable to the applicable Issuing Lender; and

(v)    except as otherwise provided in Section 2.03(n)(iv), all provisions contained herein as are related to any Letter of Credit and any L/C Obligations (including provisions related to Cash Collateral and Defaulting Lenders, the occurrence of any Default, and the availability of all remedies and rights of the Administrative Agent, the L/C Issuers, the L/C Administrator and/or the Revolving Credit Lenders with respect thereto) shall continue in full force and effect until the expiry of all Letters of Credit and the repayment in full of all Obligations, without regard to the occurrence of the Applicable Maturity Date with respect to such Letter of Credit.

Notwithstanding the foregoing provisions of this Section 2.03(n), no Applicable Issuing Party shall, and no Applicable Issuing Party shall have any obligation to, issue, amend, renew or extend any Letter of Credit after the day that is five Business Days prior to the Applicable Maturity Date with respect to such Letter of Credit, and no Letter of Credit may have an expiry date that is later than the applicable Letter of Credit Expiration Date.

(o)    Reporting. Not later than the third Business Day following the last day of each month (or at such other intervals as the Administrative Agent and the Applicable Issuing Party shall agree), each Applicable Issuing Party shall provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Borrowers to such Applicable Issuing Party during such month.

(p)    Existing Letters of Credit. On the Closing Date, (i) the Existing Letters of Credit shall be automatically and without further action by the parties thereto be deemed to be Fronted Letters of Credit issued pursuant to this Section 2.03 for the account of the Company and subject to the provisions hereof, and for this purpose the fees specified in Section 2.03 shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such Existing Letters of Credit) as if such Existing Letters of Credit had been issued on the Closing Date, (ii) the Dollar Equivalent of the face amount of such Existing Letters of Credit shall be included in the calculation of Outstanding Amount of L/C Obligations and (iii) all liabilities of the Company with respect to such Existing Letters of Credit shall constitute Obligations.

2.04    Swing Line Loans.

(a)    Swing Line Loans.

(i)    Subject to the terms and conditions set forth herein, each Swing Line Lender agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.04, to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period with respect to the Facility in an aggregate amount not to exceed at any time outstanding the amount of its pro rata share of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans of the Revolving Credit Lenders acting as Swing Line Lenders, may exceed the amount of such Revolving Credit Lender’s Revolving Credit Commitment; provided that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Aggregate Revolving Credit Commitment and (ii) the aggregate Outstanding Amount of the Committed Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment; and provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.

(ii)    Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.

(iii)    Each Swing Line Loan shall be a Base Rate Loan made and maintained in Dollars. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage in respect of the Facility times the amount of such Swing Line Loan.

(b)    Borrowing Procedures. Each Swing Line Borrowing shall be made upon any Borrower’s irrevocable notice to a Swing Line Lender (as selected by such Borrower in its sole discretion) and the Administrative Agent, which may be given by telephone. Each such notice must be received by such Swing Line Lender and the Administrative Agent not later than 12:00 p.m. on the requested borrowing date (or such other time as may be agreed by such Borrower and the applicable Swing Line Lender), and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000 or a larger multiple of $100,000 and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the applicable Swing Line Lender and the Administrative Agent of a written Swing Line Loan Borrowing Request, appropriately completed and signed by a Responsible Officer of the relevant Borrower. Promptly after receipt by a Swing Line Lender of any telephonic Swing Line Loan Borrowing Request, such Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Borrowing Request and, if not, such Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless a Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender who would have a participation in such Swing Line Loan) prior to 3:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing such Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a)(i) or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, such Swing Line Lender will, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Borrowing Request, make the amount of its Swing Line Loan available to such Borrower either (x) at its office by crediting the account of such Borrower on the books of such Swing Line Lender in immediately available funds or (y) by wire transfer to such other account as such Borrower, in either case, may request. Promptly thereafter, such Swing Line Lender will provide confirmation to the Administrative Agent that the Swing Line Loan has been made available.

(c)    Refinancing of Swing Line Loans.

(i)    Each Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of any Borrower (which hereby irrevocably authorizes such Swing Line Lender to so request on its behalf), that each Revolving Credit Lender who has a participation in a Swing Line Loan of such Borrower make a Base Rate Loan in Dollars under the Facility in an amount equal to such Revolving Credit Lender’s Applicable Percentage of the Facility of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Credit Commitment and the conditions set forth in Section 4.02. Each Swing Line Lender shall furnish the relevant Borrower with a copy of the applicable Committed Loan Borrowing Request promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Borrowing Request available to the Administrative Agent in immediately available funds for the account of such Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Borrowing Request, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan in Dollars to the relevant Borrower under the Facility in such amount. The Administrative Agent shall remit the funds so received to the relevant Swing Line Lender.

(ii)    If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans under the Facility submitted by a Swing Line Lender as set forth herein shall be deemed to be a request by such Swing Line Lender that each of the Revolving Credit Lenders who have participations in such Swing Line Loan fund its risk participation in the relevant Swing Line Loan and such Revolving Credit Lender’s payment to the Administrative Agent for the account of the relevant Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)    If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of a Swing Line Lender any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), such Swing Line Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the relevant Swing Line Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)    Each Revolving Credit Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the relevant Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d)    Repayment of Participations.

(i)    At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the relevant Swing Line Lender receives any payment on account of such Swing Line Loan, such Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Percentage of the Facility thereof in the same funds as those received by such Swing Line Lender.

(ii)    If any payment received by a Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by such Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to such Swing Line Lender its Applicable Percentage of the Facility thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of such Swing Line Lender. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)    Interest for Account of Swing Line Lender. Each Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans made by it; provided that the failure of a Swing Line Lender to so invoice the Borrowers shall not affect the Borrowers’ obligations with respect to Swing Line Loans to pay such interest. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the relevant Swing Line Lender.

(f)    Payments Directly to Swing Line Lender. The relevant Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the relevant Swing Line Lender.

2.05    Prepayments.

(a)    Optional Prepayments. The Borrowers may, upon notice to the Administrative Agent substantially in the form of Exhibit F hereto, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must specify the principal amounts thereof and must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) three Business Days (or four Business Days, in the case of prepayment of Committed Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies and (C) on the date of prepayment of Base Rate Loans; and (ii) any prepayment of Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). If such notice is given, the relevant Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b)    Mandatory Prepayments. If the Administrative Agent notifies the Borrowers at any time that the Total Revolving Credit Outstandings at such time exceed an amount equal to 105% of the Aggregate Revolving Credit Commitment then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Committed Loans and/or Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Total Revolving Credit Outstandings as of such date of payment to an amount not to exceed 100% of the Aggregate Revolving Credit Commitment then in effect; provided that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless after the prepayment in full of the Committed Loans and Swing Line Loans the Total Revolving Credit Outstandings exceed 100% of the Aggregate Revolving Credit Commitment then in effect. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, (i) request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations and (ii) release all or a portion of such Cash Collateral so long as after giving effect to such release the Total Revolving Credit Outstandings shall not exceed 100% of the Aggregate Revolving Credit Commitment then in effect.

2.06    Termination or Reduction of Revolving Credit Commitments. The Company may, at its option and upon notice to the Administrative Agent, terminate the Facility, or from time to time permanently reduce in part the Aggregate Revolving Credit Commitment; provided that (i) any such notice shall be received by the Administrative Agent not later than three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce the Aggregate Revolving Credit Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Aggregate Revolving Credit Commitment, (iv) if, after giving effect to any reduction of the Aggregate Revolving Credit Commitment, the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Credit Commitment, such Swing Line Sublimit shall be automatically reduced by the amount of such excess, (v) if, after giving effect to any reduction of the Aggregate Revolving Credit Commitment, the Letter of Credit Sublimit exceeds the amount of the Aggregate Revolving Credit Commitment, such Letter of Credit Sublimit shall be automatically reduced by the amount of such excess and (vi) if (A) the Aggregate Revolving Credit Commitment is reduced at any time pursuant to this Section 2.06, (B) the amount thereof after giving effect to such reduction is less than $250,000,000 and (C) at such time Extended Commitments are outstanding, the aggregate amount of the Letter of Credit Sublimit and the Swing Line Sublimit shall be concurrently decreased by an amount equal to the difference between $250,000,000 and the Aggregate Revolving Credit Commitment as so reduced; provided that such reduction shall be allocated to the Letter of Credit Sublimit and the Swing Line Sublimit at the direction of the Company or, in the absence of such direction, pro rata between the Letter of Credit Sublimit and the Swing Line Sublimit; provided, further, that, upon any such partial reduction of the Letter of Credit Sublimit or the Swing Line Sublimit, unless the Company, the Administrative Agent and the applicable Issuing Lenders or the Swing Line Lender, as the case may be, otherwise agree, the amount of the L/C Commitments of the Issuing Lenders and the Swing Line Commitment of the Swing Line Lender will be reduced proportionately by the amount of such reduction. The Administrative Agent will promptly notify the applicable Lenders of any such notice of termination or reduction of the Aggregate Revolving Credit Commitment. Any reduction of the Aggregate Revolving Credit Commitment shall be applied to the Commitments of each Revolving Credit Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Revolving Credit Commitment shall be paid on the effective date of such termination, notwithstanding any later payment date provided for herein. In addition, all Non-Extended Commitments shall terminate automatically and without any further action on the Original Revolving Credit Maturity Date and all Extended Commitments shall terminate automatically and without any further action on the Extended Revolving Credit Maturity Date.

2.07    Repayment of Loans. Each Borrower shall repay to the Administrative Agent for the ratable account of the applicable Revolving Credit Lenders on the Applicable Maturity Date the aggregate principal amount of any Committed Loans outstanding on such date that mature on such date.

2.08    Interest.

(a)    Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)    (i) Upon the request of the Required Lenders, while any Event of Default under Section 8.01(a), (f) or (g) exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09    Fees.

(a)    Commitment Fees. The Company shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage of the Aggregate Revolving Credit Commitment, a commitment fee in Dollars equal to the Applicable Rate times the actual daily amount by which the Aggregate Revolving Credit Commitment exceeds the sum of (i) the Outstanding Amount of Committed Loans (which for the purpose of this provision shall not include Swing Line Loans) and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16. The commitment fees set forth above shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fees set forth above shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)    Other Fees. The Company shall pay (A) to the Arrangers for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Arranger Fee Letter and (B) to the Administrative Agent for its own account, in Dollars, fees in the amounts and at the times specified in the Agency Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, except, with respect to the Agency Fee Letter, as specified therein.

(c)    The Company shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10    Computation of Interest and Fees. All computations of interest for Base Rate Loans based on the “prime rate” pursuant to clause (a) or (b) of the definition of “Base Rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Committed Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11    Evidence of Debt.

(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note, which shall evidence such

Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to a Revolving Credit Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b)    In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Swing Line Loans and/or Letters of Credit, as applicable. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12    Payments Generally; Administrative Agent’s Clawback.

(a)    General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Committed Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 1:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Committed Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Revolving Credit Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the relevant Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the relevant Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 1:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02

(or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans (in the case of Loans denominated in Dollars) or the Cost of Funds Rate plus the Applicable Rate for Eurocurrency Rate Loans (in all other cases). If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the relevant Borrower the amount of such interest paid by the relevant Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by a Borrower shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)    Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the relevant Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or any Issuing Lender, as the case may be, the amount due. In such event, if the relevant Borrower has not in fact made such payment, then each Lender and each Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or any Issuing Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. A notice of the Administrative Agent to the Borrowers with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Swing Line Loans, to issue and fund participations in Letters of Credit, and to make payments pursuant to Section 10.04(c), are several and not joint. The failure of any Lender to make any Loan, to issue any Letter of Credit, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(f)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13    Sharing of Payments by Lenders.

(a)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (i) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Obligations due and payable to such Lender at such time to (y) the aggregate amount of the Obligations due and payable to all Lenders holding Loans hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (ii) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (y) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders holding Loans hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in Loans and sub-participations in Swing Line Loans and L/C Obligations of the other Lenders, as applicable, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that:

(i)    if any such participations or sub-participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or sub-participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender and including pursuant to any amendment permitted pursuant to Section 2.14 or Section 2.17), (B) the application of Cash Collateral provided for in Section 2.15, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or sub-participations in Swing Line Loans or L/C Obligations to any assignee or participant.

(b)    Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

2.14    Increase in Commitments.

(a)    Upon notice to the Administrative Agent (which shall promptly notify the applicable Lenders), the Company may from time to time request the establishment of one or more new revolving commitments (a “New Loan Commitment”) hereunder, in an aggregate amount for all such New Loan Commitments not in excess of $500,000,000; provided that any New Loan Commitment shall be in a minimum principal amount of $50,000,000 or a whole increment of $5,000,000 in excess thereof. The Company (in consultation with the Administrative Agent) shall specify in such notice (i) the principal amount of the requested New Loan Commitment and (ii) the date (the “Increase Effective Date”) on which the Company proposes that such New Loan Commitment shall be effective (which shall in no event be less than 15 Business Days from the date of delivery of such notice to the Lenders). Each Lender shall notify the Administrative Agent within at least ten Business Days of the date of delivery of such notice to the Lenders whether or not it agrees to provide a portion of the requested New Loan Commitment (and, if so, the principal amount it proposes to provide). Notwithstanding anything herein to the contrary, no Lender shall have any obligation to provide any portion of the requested New Loan Commitment and any election to do so shall be in the sole discretion of such Lender. Any Lender not responding by 5:00 p.m. (New York City time) on the date ten Business Days following delivery of such notice shall be deemed to have declined to provide any portion of the requested New Loan Commitment. The Administrative Agent shall notify the Company of the Lenders’ responses to the requested New Loan Commitment. To achieve the full amount of a requested New Loan Commitment and subject to the consent of the Administrative Agent (and in the case of a New Loan Commitment for Committed Loans, each Issuing Lender and the Swing Line Lender) pursuant to Section 10.06, the Company may also invite additional Eligible Assignees to become Lenders. The Administrative Agent and the Company shall determine the final allocation of the requested New Loan Commitment; provided that the Company shall not be required to allocate any portion of such New Loan Commitment to existing Lenders. The Administrative Agent shall promptly notify the applicable Lenders of the final allocation of the requested New Loan Commitment.

(b)    Each New Loan Commitment shall become effective as of the related Increase Effective Date; provided that:

(i)    no Event of Default shall exist on such Increase Effective Date before or after giving effect to such New Loan Commitment and to the making of any loans (in the case of new loans under the Facility, the “New Loans”) pursuant thereto;

(ii)    the conditions of Section 4.02(a) shall be met as of such Increase Effective Date;

(iii)    the Company shall be in pro forma compliance with the financial covenants set forth in Section 7.08 on the Increase Effective Date after giving effect to all Loans to be made on the Increase Effective Date and for the most recently ended fiscal quarter;

(iv)    the proceeds of all New Loans shall be used for purposes permitted under Section 6.08;

(v)    the maturity date of a New Loan Commitment shall not be earlier than the Extended Revolving Credit Maturity Date;

(vi)    such New Loan Commitment shall be effected pursuant to a Joinder Agreement substantially in the form of Exhibit G hereto executed by the Company, the Administrative Agent and the lenders providing the New Loans (the “New Lenders”);

(vii)    the New Loans shall rank pari passu in right of payment with all other Loans and no New Loans shall be secured by or receive the benefit of any collateral, credit support or security that does not secure or support the existing Loans;

(viii)    each New Loan Commitment shall be a Revolving Credit Commitment and part of the Facility (and not a separate facility or class hereunder), each New Lender thereunder shall be, and shall have all the rights of, a Revolving Credit Lender and the New Loans made by it shall be Committed Loans for all purposes of this Agreement and the terms and provisions of such New Loan Commitment and the related New Loans that are Committed Loans shall be identical to those of the existing Revolving Credit Commitments and existing Committed Loans;

(ix)    all fees and expenses then due to the Administrative Agent and the Lenders (other than any Defaulting Lender) with respect to the New Loan Commitment and the New Loans shall have been paid;

(x)    the Administrative Agent shall have received such opinions, resolutions, certificates and other documents and instruments related to such New Loan Commitments as it shall reasonably request; and

(xi)    the other terms and documentation in respect of any New Loan Commitment, to the extent not consistent with this Agreement as in effect prior to the Increase Effective Date, shall otherwise be reasonably satisfactory to the Administrative Agent.

(c)    On each Increase Effective Date, subject to the foregoing terms and conditions, each New Lender participating in the related New Loan Commitment shall become a Lender hereunder.

(d)    In the case of New Loans, the Company shall prepay any Committed Loans outstanding on the applicable Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) and borrow Committed Loans from the New Lenders to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Revolving Credit Commitments under this Section and if there are Swing Line Loans or Letters of Credit then outstanding, the participations of the Revolving Credit Lenders in such Swing Line Loans or Letters of Credit will be automatically adjusted to reflect the Applicable Percentages of all the Revolving Credit Lenders after giving effect to the related New Loan Commitment.

(e)    Notwithstanding anything herein to the contrary, this Agreement and the other Loan Documents may be amended or amended and restated to effect such changes as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.14, which amendment (which may be incorporated in the applicable Joinder Agreement) shall be executed by the Company, the Administrative Agent and the New Lenders (but shall not be required to be executed by any other Lenders and, notwithstanding anything to the contrary set forth in Section 10.01, shall not require the consent of any Lender other than Lenders providing any New Loan Commitments established thereby). Such amendment may provide for the inclusion, as appropriate, of additional Lenders in any required vote or action of the Required Lenders, as appropriate. This Section shall supersede any provisions in Section 2.12 or Section 10.01 to the contrary.

2.15    Cash Collateral.

(a)    Certain Credit Support Events. Upon the written request of the Administrative Agent or the Applicable Issuing Party (i) if the applicable Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the date five Business Days prior to the Applicable Maturity Date with respect to a Letter of Credit, any L/C Obligation with respect to such Letter of Credit for any reason remains outstanding, the relevant Borrower shall, in each case, promptly (and in any event within three Business Days from its receipt of such request) Cash Collateralize the then Outstanding Amount of all L/C Obligations. In addition, (x) Letters of Credit shall be Cash Collateralized to the extent provided in Section 2.17, (y) Extended Letters of Credit shall be Cash Collateralized in accordance with Section 6.09 and (z) at any time that there shall exist a Defaulting Lender, promptly following receipt of a written request from the Administrative Agent or any applicable Issuing Lender (and in any event within three Business Days from its receipt of such request), the relevant Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Barclays. Each Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, each L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the relevant Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent (and in any event within three Business Days from its receipt of such demand), pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.05, 2.16, 6.09 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations with respect thereto (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided that (x) Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and each L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.16    Defaulting Lenders.

(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent with respect to this Agreement for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to or received by the Administrative Agent from such Defaulting Lender pursuant to Section 10.08) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Applicable Issuing Party or the applicable Swing Line Lender hereunder; third, to Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Company may request (so long as no Default exists), to the funding of any Loan or Several Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and Several Letters of Credit under this Agreement and (y) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Fronted Letters of Credit issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders, the Applicable Issuing Party or the applicable Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Applicable Issuing Party or the applicable Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and, eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and the L/C Borrowings owed to, all the non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this clause (ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees. (x) No Defaulting Lender shall be entitled to receive any commitment fees payable under Section 2.09(a) for any period during which such Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (y) each Defaulting Lender shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(i).

(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitments) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the sum of the Applicable Percentage of the Outstanding Amount of Committed Loans of any non-Defaulting Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans to exceed such Lender’s Revolving Credit Commitment. Subject to Section 10.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(b)    Defaulting Lender Cure. If the Company, the Administrative Agent, each Swing Line Lender and the Applicable Issuing Party, each in its sole discretion, agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with their Commitments (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while such Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(c)    New Swing Line Loans and Letters of Credit. So long as any Revolving Credit Lender is a Defaulting Lender, (i) no Swing Line Lender shall be required to fund any Swing Line Loan unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no Issuing Lender shall be required to issue, extend or amend any Fronted Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.17    Extensions of Revolving Credit Commitments.

(a)    Notwithstanding anything to the contrary in this Agreement, the Company may, on up to two occasions during the term of this Agreement, request that the Revolving Credit Lenders extend the maturity of their Revolving Credit Commitments and Committed Loans (and the related participations in Swing Line Loans and Fronted Letters of Credit) and that the Issuing Lenders extend the maturity of their respective L/C Commitments, by one year. In order to exercise such right, the Company shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Revolving Credit Lenders) (the “Extension Request”).

(b)    The Company may provide an Extension Request to the Administrative Agent no more than one hundred twenty (120) and no fewer than forty-five (45) days prior to any anniversary of the Closing Date. The Extension Request shall set forth the proposed terms of any Extended Lender Obligations to be established, which terms shall be identical to those applicable to the Facility from which they are to be extended (such non-extended Revolving Credit Commitments, the “Non-Extended Commitments”, such non-extended Committed Loans, the “Non-Extended Committed Loans” and such non-extended L/C Commitments, the “Non-Extended L/C Commitments”, and collectively, the “Non-Extended Lender Obligations”) except (x) the Applicable Maturity Date of any Extended Lender Obligation shall be one year (or two years, in the event the Company exercises its rights under this Section 2.17 on two occasions) later than the Applicable Maturity Date of the applicable Non-Extended Lender Obligations, (y) (A) the interest margins with respect to the Extended Commitments and Extended Committed Loans shall be the same as the interest margins with respect to the Non-Extended Commitments and Non-Extended Committed Loans and (B) additional fees may be payable to the Lenders providing any Extended Lender Obligations and (z) Extended Lender Obligations may be subject to covenants or other provisions applicable only to periods after the Applicable Maturity Date of the Non-Extended Lender Obligations; provided, that, notwithstanding anything to the contrary in this Section 2.17 or otherwise in this Agreement, (1) no Extended Lender Obligations may be established unless the Minimum Extension Condition with respect thereto has been met; (2) no Extended Lender Obligations shall be secured by or receive the benefit of any collateral, credit support or security that does not secure or support the applicable Non-Extended Lender Obligations; (3) the repayment (other than in connection with a permanent repayment and, if applicable, termination of commitments), the mandatory prepayment and the commitment reduction of any Loans, Commitments or L/C Commitments applicable to any Extended Lender Obligation shall be made on a pro rata basis with all other outstanding Loans, Commitments or L/C Commitments (including all Extended Lender Obligations) (provided that Extended Lender Obligations may, if the Extending Lenders making or committing to any such Extended Lender Obligations so agree, participate on a less than pro rata basis in any voluntary or mandatory repayment or prepayment or commitment reduction hereunder); (4) no Extended Committed Loans may be optionally prepaid prior to the date on which the related Non-Extended Committed Loans, as applicable, are repaid unless such optional prepayment is accompanied by a pro rata optional prepayment of the related Non-Extended Committed Loans, as applicable; (5) each Lender holding Loans and/or Commitments shall be permitted to participate in the Extended Lender Obligations in accordance with its pro rata share of the Loans and/or Commitments; (6) no Default shall exist on the Extension Date before or after giving effect to any Extended Lender Obligations; (7) Extended Commitments, Extended Committed Loans, Non-Extended Commitments and Non-Extended Committed Loans shall be treated as a single class. No Lender shall have any obligation to convert any Non-Extended Lender Obligations held by it into Extended Lender Obligations pursuant to the Extension Request.

(c)    The Company shall provide the Extension Request at least fifteen days (or such shorter period as may be agreed by the Administrative Agent) prior to the date on which Lenders are requested to respond. Any Lender or Issuing Lender (an “Extending Lender”) wishing to have all or a portion of its Revolving Credit Commitments and/or L/C Commitments converted into Extended Lender Obligations pursuant thereto shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its applicable Revolving Credit Commitments and/or L/C Commitments that it has elected to convert into Extended Lender Obligations. In the event that the aggregate amount of Revolving Credit Commitments and/or L/C Commitments subject to Extension Elections exceeds the amount of Extended Lender Obligations requested pursuant to the Extension Request and/or Revolving Credit Commitments and/or L/C Commitments shall be converted to Extended Lender Obligations on a pro rata basis. The Company shall have the right to seek and accept Extended Lender Obligations from (i) Lenders and/or (ii) third party financial institutions that are not then Lenders (each a “New Extending Lender”), in each case in an amount equal to the amount of the Revolving Credit Commitments and/or L/C Commitments of any Lender or Issuing Lender that declines to become an Extending Lender (a “Declining Lender”); provided that each Lender shall have the right to increase its Revolving Credit Commitments and/or L/C Commitments up to the amount of the Declining Lenders’ Revolving Credit Commitments and/or L/C Commitments before the Company will be permitted to replace a New Extending Lender for any Declining Lender. Each replacement of a New Extending Lender for a Declining Lender shall be effected in accordance with Section 10.13. Each Extending Lender under the Facility shall be subject to the prior written approval of the Administrative Agent, each Issuing Lender and the Swing Line Lender. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to extend any of its Commitments and any election to do so shall be in the sole discretion of such Lender. Any Lender not responding by 5:00 p.m. (New York City time) on the date fifteen days after delivery by the Company of the Extension Request shall be deemed to have declined to extend its Commitments.

(d)    Revolving Credit Commitments, Committed Loans and L/C Commitments whose maturity is extended pursuant to this Section are referred to as, in the case of Revolving Credit Commitments, “Extended Commitments”, in the case of Committed Loans, “Extended Committed Loans”, and in the case of L/C Commitments, “Extended L/C Commitments”, respectively, and collectively are referred to as “Extended Lender Obligations”.

(e)    Extended Lender Obligations shall be established pursuant to an amendment (the “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, interest margins, fees or prepayments referenced in Section 2.17(b) and which, in the case of Extended Commitments and Extended L/C Commitments, shall contain provisions for the pro rata treatment of borrowings, payments, voting and other matters between the Non-Extended Commitments, on the one hand, and the Extended Commitments, on the other hand, for such period of time as Non-Extended Commitments and Non-Extended L/C Commitments shall be in effect) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders. Notwithstanding anything to the contrary set forth in Section 10.01, no Extension Amendment shall require the consent of any Lender other than the Extending Lenders with respect to the Extended Lender Obligations established thereby. In connection with the Extension Amendment, the Guarantors shall reaffirm their respective obligations under the Guaranty Agreement pursuant to an agreement reasonably satisfactory to the Administrative Agent and the Company shall, if requested by the Administrative Agent, deliver an opinion of counsel reasonably acceptable to the Administrative Agent as to the enforceability of the Extension Amendment, this Agreement as amended thereby, the reaffirmation of the Guaranty Agreement and such of the other Loan Documents (if any) as may be amended thereby. In addition, the Extension Amendment shall contain a representation and warranty by the Parent and the Company that the representations and warranties of (i) the Parent and the Company contained in Article V (other than the representation and warranty contained in Section 5.04(b))

and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith are true and correct in all material respects (or, if such representation or warranty is itself modified by materiality or Material Adverse Effect, it shall be true and correct in all respects) on and as of the date of such Extension Amendment, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, with respect to representations and warranties modified by materiality or Material Adverse Effect, in all respects) as of such earlier date. This Section shall supersede any provisions in Section 2.12 or Section 10.01 to the contrary. Following the execution of the Extension Amendment, the Administrative Agent shall notify the Lenders of the percentage of the Facility that has been extended pursuant to this Section 2.17. Until the Original Revolving Credit Maturity Date, all Committed Loans, Swing Line Loans and Letters of Credit shall be made or participated in ratably by all Revolving Credit Lenders and thereafter, all Committed Loans, Swing Line Loans and Letters of Credit shall be made or participated in ratably by all Extending Lenders with Extended Commitments and all other Revolving Credit Lenders to the extent required by Section 2.03(n)(iv).

(f)    Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which the Revolving Credit Commitments are converted to extend the scheduled maturity date in accordance with this Section (the “Extension Date”), the aggregate principal amount of Non-Extended Commitments of each Extending Lender shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Lender Obligations so converted by such Lender on such date and (B) if, on the Extension Date, any Extending Lender has elected to extend the maturity date of some, but not all, of its portion of the Revolving Credit Commitments, such Revolving Credit Commitments (and such Lender’s respective Committed Loans, Swing Line Loans and L/C Obligations thereunder) shall each be allocated in the same proportion between the Non-Extended Commitments and the Extended Commitments.

2.18    Designated Borrower.

(a)    The Parent may at any time or from time to time upon prior written notice to the Administrative Agent (which shall promptly notify the Lenders thereof), with the consent of the Administrative Agent (such consent not to be unreasonably withheld; provided, the Administrative Agent shall withhold such consent if a Lender has notified the Administrative Agent that such Lender is not permitted under applicable law to lend in the jurisdiction where such Subsidiary is organized, and such withholding of consent is deemed reasonable; provided, further that the Administrative Agent may deem that no such prohibition exists unless it shall receive such notice from the relevant Lender within five Business Days thereof), add as a party to this Agreement any wholly-owned Subsidiary of the Parent to be a “Borrower” hereunder (such additional party, a “Designated Borrower”) by the execution and delivery to the Administrative Agent and the Lenders of (i) a Borrower Request and Assumption, (ii) a supplement to the Guaranty Agreement and (iii) such other opinions, certificates or documents as may be required by Section 4.01(a)(ii), (a)(iii) and (a)(iv) and Section 4.01(e), as applicable to such Designated Borrower. Upon such execution, delivery and consent such Subsidiary shall for all purposes be a party thereto as a Borrower and a Loan Party as fully as if it had executed and delivered this Agreement. So long as the principal and interest on any Loan made to any Designated Borrower under this Agreement shall have been repaid or paid in full, all Letters of

Credit issued for the account of such Designated Borrower have expired or been returned and terminated and all other obligations of such Designated Borrower under this Agreement shall have been fully performed, the Parent may, by not less than 5 Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), terminate such Designated Borrower’s status as a “Borrower”.

(b)    Each Borrower hereby appoints the Company as its agent, attorney-in-fact and representative for the purpose of (i) making any borrowing requests or other requests required or permitted under this Agreement, (ii) the giving and receipt of notices by and to Borrowers under this Agreement, (iii) the delivery of all documents, reports, financial statements and written materials required to be delivered by Borrowers under this Agreement, and (iv) all other purposes incidental to any of the foregoing. Each Borrower agrees that any action taken by the Company as the agent, attorney-in-fact and representative of the Borrowers shall be binding upon each Borrower to the same extent as if directly taken by such Borrower.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01    Taxes.

(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrowers or any Guarantor hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction, withholding or deduction for or on account of any Taxes. If, however, any Tax Deduction is required to be made under any applicable Law, such Tax Deduction shall be made in accordance with such Laws. For purposes of this Section 3.01, “applicable Law” includes FATCA.

(ii)    If any Tax Deduction is required to be made from any such payment under any applicable Law, then (A) the Borrowers, the Guarantor or the Administrative Agent, as required by such Laws, shall make such Tax Deduction in the minimum amount required by such Laws, (B) the Borrowers, the Guarantor or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the Tax Deduction is made for or on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrowers or the Guarantor, as applicable, shall (subject to Section 3.01(h)) be increased as necessary so that after any required Tax Deduction (including withholdings or deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such Tax Deduction been made.

(b)    Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)    Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, but subject to subsection (c)(ii) below, each Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and each Issuing Lender, and shall make payment in respect thereof within ten Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this section) withheld or deducted by the Borrowers or the Administrative Agent or paid by the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto(other than any penalties attributable to the gross negligence or willful misconduct of the Administrative Agent, such Lender or such L/C Lender) whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after written demand therefor, for any amount which a Lender or an Issuing Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by Section 9.10. A certificate as to the amount of any such payment or liability delivered to the relevant Borrower by a Lender or an Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error.

(ii)    Subsection (c)(i) above shall not apply to the extent that the amount of such Indemnified Taxes or Other Taxes (A) is compensated for by an increased payment under subsection (a)(ii)(C) above or (B) would have been compensated for by an increased payment under subsection (a)(ii)(C) above, but was not so compensated solely because one of the exclusions in Section 3.01(h) applied.

(d)    Evidence of Payments. Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrowers shall deliver to the Administrative Agent for the Lender or Issuing Lender entitled to the relevant payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to such Lender or such Issuing Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant Governmental Authority.

(e)    Status of Lenders; Tax Documentation. (i) Each Lender shall indicate, in the case of a Lender party hereto as of the date of this Agreement, on Schedule 3.01 hereto, or in the case of any Lender which becomes a party hereto after the date of this Agreement, in the Assignment and Assumption and/or Joinder Agreement which it executes on becoming a party hereto, and for the benefit of the Administrative Agent and without liability to any Loan Party, which of the following categories it falls in (A) not a UK Qualifying Lender, (B) a UK Qualifying Lender (other than a UK Treaty Lender), or (C) a UK Treaty Lender. If a Lender fails to indicate its status in accordance with this clause (e)(i) then such Lender shall be treated for the purposes of this Agreement (including by each Loan Party) as if it is not a UK Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall promptly inform the relevant Borrowers). For the avoidance of doubt, this Agreement, an Assignment and Assumption and/or a Joinder Agreement shall not be invalidated by any failure of a Lender to comply with this clause (e)(i).

(ii)    Each Lender shall promptly (A) notify each Borrower and the Administrative Agent of any change in circumstances which does, or is reasonably likely to, modify or render invalid any claimed exemption from or reduction of Tax (including any exemption from a Tax Deduction), and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that any Borrower, any Guarantor or the Administrative Agent make any Tax Deduction imposed by the United Kingdom.

(iii)    Each party shall promptly deliver to such other party, as such other party shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed, as are required to be furnished by such party under such Laws in connection with any payment of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, or for the purpose of such other party’s compliance with any law, regulation or exchange of information regime with respect to such jurisdiction (including, but not limited to, that other party’s compliance with FATCA).

(iv)    In addition, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the relevant Borrowers and the Administrative Agent (in such number as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the expiration of any previously delivered form or upon the request of the Borrowers or the Administrative Agent) executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code and that is entitled under the Code or any applicable treaty to an exemption from or reduction of United States federal withholding tax with respect to payments hereunder shall deliver to the Borrowers and the Administrative Agent (in such number as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the expiration of any previously delivered form or upon the request of the Borrowers or the Administrative Agent, but only if such Lender is legally entitled to do so), whichever of the following is applicable:

(A)    executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(B)    executed originals of Internal Revenue Service Form W-8ECI;

(C)    executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation;

(D)    in the case of a Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Lender is not (I) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (II) a “10-percent shareholder” of WNA within the meaning of section 881(c)(3)(B) of the Code or (III) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E; or

(E)    executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.

(v)    If a payment made to a Lender hereunder or under any other Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subsection (e)(v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender shall promptly notify the Borrowers and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an Issuing Lender, or have any obligation to pay to any Lender or any Issuing Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such Issuing Lender, as the case may be. If the Administrative Agent, any Lender or any Issuing Lender determines, in its sole discretion acting in good faith, that it has received and utilized a refund or credit, relief or remission (in lieu of such refund) of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund or credit, relief or remission (in lieu of such refund) (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this

Section with respect to the Taxes or Other Taxes giving rise to such refund or credit, relief or remission (in lieu of such refund); provided that such payment to the relevant Loan Party shall not leave the Administrative Agent, any Lender or any Issuing Lender, as the case may be, in a worse after-Tax position than it would have been in had the indemnity payment, or additional amount, not been required to be paid) net of all out of pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the relevant Loan Party, upon the request of the Administrative Agent, such Lender or such Issuing Lender, agrees to repay the amount paid over to the relevant Loan Party (plus (i) an amount equal to any interest previously received from the relevant Governmental Authority that was paid over to the relevant Loan Party in accordance with this Section 3.01(f); and (ii) any penalties, interest, or other charges imposed by the relevant Governmental Authority to the extent that such penalties, interest or other charges are reasonably attributable to any default or delay by the Loan Party in making the required repayment) to the Administrative Agent, such Lender or such Issuing Lender in the event the Administrative Agent, such Lender or such Issuing Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or any Issuing Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to any Borrower pursuant to this paragraph (f) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.

(g)    Notification by Borrowers. A Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Administrative Agent. Similarly, a Lender shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender (save where a notification under paragraph (e) has been made, in circumstances where a notification obligation would otherwise arise under both paragraph (e) and this paragraph (g)) and if the Administrative Agent receives such a notification from a Lender it shall notify the Borrowers and the Parent.

(h)    UK Qualifying Lenders. A payment shall not be increased under subsection (a) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due (i) the payment could have been made to the relevant Lender without such a Tax Deduction if the Lender had been a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or UK Treaty or any published practice or published concession of any relevant taxing authority, (ii) the relevant Lender is a UK Qualifying Lender solely by virtue of clause (a)(ii) of the definition of UK Qualifying Lender and (A) an officer of HMRC has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the

Borrowers a certified copy of that Direction, and (B) the payment could have been made to the Lender without such a Tax Deduction if that Direction had not been made, (iii) the relevant Lender is a UK Qualifying Lender solely by virtue of clause (a)(ii) of the definition of UK Qualifying Lender and (A) the relevant Lender has not given a UK Tax Confirmation to the Borrowers, and (B) the payment could have been made to the Lender without such a Tax Deduction if the Lender had given a UK Tax Confirmation to the Borrowers, on the basis that the UK Tax Confirmation would have enabled the Borrowers to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA or (iv) the relevant Lender is a UK Treaty Lender and the Loan Party making the payment is able to demonstrate that the payment could have been made to the Lender without such a Tax Deduction had that Lender complied with its obligations under subsection (i)(i) below.

(i)    UK Treaty Lenders. (i) Subject to clause (ii) below, a UK Treaty Lender and each Loan Party which makes a payment to which that UK Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Loan Party to obtain a direction from HMRC authorizing the making of any payment to which such UK Treaty Lender is entitled without a Tax Deduction on account of Tax imposed by the United Kingdom (and, for the avoidance of doubt, this provision shall apply equally to any additional procedural formalities which are necessary (A) in order to maintain, replace or renew any previous direction, following the expiry or withdrawal of such previous direction or (B) to obtain a direction in respect of an increased Commitment, to the extent such increase is not covered by an existing direction) (for the purposes of this clause (i) an “Authorization”).

(ii)    Nothing in clause (i) above shall require a UK Treaty Lender to: (A) register under the HMRC DT Treaty Passport scheme; (B) apply the HMRC DT Treaty Passport scheme to any Commitment or Loan if it has so registered; or (C) file UK Treaty forms if it has included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with clause (iii) or (v) below and a Borrower has not complied with its obligations under clause (iii) or (v) below.

(iii)    (A) A UK Treaty Lender which becomes a party hereto on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Administrative Agent and without liability to any Loan Party) by including its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 3.01(i).

(B)    Where a Lender includes the indication described in subsection (A) above in Schedule 3.01(i), the relevant Borrowers shall, to the extent that that UK Treaty Lender is a Lender under a Commitment or Loan made available to such Borrowers pursuant to this Agreement, file a duly completed Form DTTP2 in respect of such UK Treaty Lender with HMRC (1) within 30 days of the date of this Agreement or (2) in the case of any Borrower which becomes a party hereto after the date of this Agreement, within 30 days of it becoming a Borrower, and, in each case, shall promptly provide the Lender with a copy of such filing.

(iv)    If a Lender has not included an indication in accordance with subsection (iii)(A) above or subsection (v)(A) below, no Loan Party shall file any form relating to the HMRC DT Treaty Passport Scheme in respect of that Lender’s Commitment or its participation in any Loans.

(v)    (A) A Lender which becomes a party hereto after the date of this Agreement that is a UK Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and that wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Administrative Agent and without liability to any Loan Party) in the Assignment and Assumption and/or Joinder Agreement which it executes by including its scheme reference number and its jurisdiction of tax residence in that Assignment and Assumption and/or Joinder Agreement.

(B)    Where a UK Treaty Lender which becomes a party hereto after the date of this Agreement includes the indication described in subsection (A) above in the relevant Assignment and Assumption and/or Joinder Agreement, the relevant Borrower shall, to the extent that that UK Treaty Lender becomes a Lender under a Commitment or Loan which is made available to that Borrower pursuant to this Agreement, file a duly completed Form DTTP2 in respect of such UK Treaty Lender with HMRC (1) within 30 days of the date on which that Lender becomes a party hereto or (2) in the case of any Borrower which becomes a party hereto after the date on which the Lender becomes a party hereto, within 30 days of it becoming a Borrower, and shall, in each case, promptly provide such UK Treaty Lender with a copy of such filing.

(vi)    If a UK Treaty Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with subsection (iii)(A) or (v)(A) above and

(A)    the relevant Borrower has not filed the Form DTTP2 in respect of such UK Treaty Lender (within the time period provided for in subsection (iii)(B) or (v)(B) above (as the case may be), or

(B)    the relevant Borrower has filed the Form DTTP2 in respect of such UK Treaty Lender (within the time period provided for in subsection (iii)(B) or (v)(B) above (as the case may be) but (1) such Form DTTP2 has been rejected by HMRC, or (2) HMRC has not given the Borrower authority to make payments to that UK Treaty Lender without a Tax Deduction within 60 days of the date of such Borrower filing the Form DTTP2, and in each case, the relevant Borrower has notified that UK Treaty Lender in writing, that UK Treaty Lender and the Borrowers shall co-operate in completing any additional procedural formalities necessary for the relevant Borrowers to obtain authorization to make payments to that UK Treaty Lender without a Tax Deduction.

(vii)    If any direction which has been received from HMRC, and which authorizes the making of any payments by a Loan Party to a UK Treaty Lender without a Tax Deduction on account of Tax imposed by the United Kingdom, expires or is otherwise withdrawn by HMRC, any Loan Party or the relevant UK Treaty Lender in respect of which the direction was issued shall, promptly upon becoming aware of such expiry or withdrawal, inform (where it is the Loan Party which becomes so aware) the relevant UK Treaty Lender or (where it is such UK Treaty Lender which becomes so aware) the Parent. In the event that a UK Treaty Lender holds a passport under the HMRC DT Treaty Passport scheme, and such passport expires or is withdrawn, that UK Treaty Lender shall, promptly upon becoming aware of such expiry or withdrawal, inform the Parent.

(j)    UK Non-Bank Lenders. A UK Non-Bank Lender which becomes a party hereto on the day on which this Agreement is entered into gives a UK Tax Confirmation to each Loan Party by entering into this Agreement. A UK Non-Bank Lender shall promptly notify the Borrowers and the Administrative Agent if there is any change in the position from that set out in the UK Tax Confirmation.

(k)    VAT. (i) All amounts set out or expressed in a Loan Document to be payable by any party to the Administrative Agent, any Issuing Lender or any Lender (each, a “Finance Party” for the purposes of this subsection (k)) which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to subsection (ii) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under this Agreement or any other Loan Document and such Finance Party is required to account to the relevant tax authority for the VAT, that party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such party).

(ii)    If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under this Agreement or any other Loan Document, and any party hereto other than the Recipient (the “Subject Party”) is required by the terms of this Agreement or any other Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration),

(A)    (where the Supplier is the person required to account to the relevant tax authority for the VAT), the Subject Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines relates to such VAT, and

(B)    (where the Recipient is the person required to account to the relevant tax authority for the VAT), the Subject Party shall, following demand from the Recipient, pay to the Recipient an amount equal to the amount of such VAT, but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of such VAT.

(iii)    Where this Agreement or any other Loan Document requires any party hereto to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)    Any reference in this subsection (k) to any party shall, at any time when such party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a party shall be construed as a reference to that party or the relevant group or unity (or fiscal unity) of which that party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(l)    Solely for United States income tax purposes, all parties to this Agreement agree that payments by or on account of any obligation of the Borrowers or any Guarantor hereunder shall be treated as payments from sources within the United States.

3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), either prepay or convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans (in the case of Loans denominated in Dollars) or to Loans bearing interest at the Cost of Funds Rate plus the Applicable Rate for Eurocurrency Rate Loans (in the case of any other Loan), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03    Inability to Determine Rates.

(a)    If prior to the commencement of the Interest Period for any proposed Borrowing of Eurocurrency Rate Loans (x) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for determining the Eurocurrency Rate for the requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or (y) the Administrative Agent is advised by the Required Lenders that the Eurocurrency Rate for the requested Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders as promptly as practicable thereafter and, until the Administrative Agent (in the case of clause (y), upon the instruction of the Required Lenders) notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request (a) for a Borrowing of (or conversion to) Base Rate Loans in the amount specified therein, in the case of Loans denominated in Dollars, or (b) for a Borrowing of (or conversion to) a Loan bearing interest at the Cost of Funds Rate plus the Applicable Rate with respect to Eurocurrency Rate Loans, in the case of any other Loan.

(b)    If any event described in the first sentence of Section 3.03(a) occurs and results in the application of the Cost of Funds Rate, then at the request of the Administrative Agent, the Parent or the Company, the Administrative Agent, the Parent and the Company shall enter into negotiations for a period of no more than 30 days for the purpose of agreeing to a substitute basis for determining the rate of interest to be applied to the applicable Borrowing (and, to the extent required, any future Borrowings). Any substitute basis agreed upon shall be, with the consent of all Lenders, binding on all of the parties to this Agreement.

3.04    Increased Costs; Reserves on Eurocurrency Rate Loans.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any Issuing Lender;

(ii)    except as specifically provided in the last sentence of this Section 3.04(a), subject any Lender or any Issuing Lender to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of Taxation of payments to such Lender or such Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such Issuing Lender); or

(iii)    impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such Issuing Lender, the Borrowers will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered. For the avoidance of doubt, subsections (i) through (iii) above shall not apply to the extent any increased costs are (A) attributable to a Tax Deduction required by law to be made by any Loan Party, (B)(1) compensated for by Section 3.01(c) or (B)(2) would have been compensated for by Section 3.01(c) but were not so compensated solely because (a) the relevant Tax is an Excluded Tax or (b) any exception in Section 3.01(c)(ii) (including for the avoidance of doubt any exclusion under section 3.01(h)) applies, or (C) attributable to the willful breach by the relevant Lender or Issuing Lender (or its Affiliates) of any law or regulation.

(b)    Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any Lending Office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender or any Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this

Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or any Issuing Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)    Additional Reserve Requirements. The Borrowers shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrowers shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

3.05    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)    any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers;

(c)    any failure by the Borrowers to make payment of any Loan (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d)    any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 10.13;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Loan Party is required to pay any additional amount to any Lender, any Issuing Lender, or any Governmental Authority for the account of any Lender or any Issuing Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such Issuing Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such Issuing Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such Issuing Lender, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such Issuing Lender, as the case may be. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any Issuing Lender in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, or if any Lender declines to become an Extending Lender pursuant to Section 2.17, or if any circumstance exists under the last paragraph of Section 10.01 that gives the Borrowers the right to replace a Lender as a party hereto, the Company may replace such Lender in accordance with Section 10.13.

3.07    Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO BORROWINGS

4.01    Conditions of Initial Credit Extension. The obligation of each Issuing Lender and each Lender to make its Initial Credit Extension available to the Borrowers hereunder is subject to satisfaction of the following conditions precedent in addition to those specified in Section 4.02:

(a)    The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies or other electronic format unless otherwise specified, each properly executed by a Responsible Officer (or, with respect to any Loan Party other than the Company, by a Secretary or other Person duly appointed as an attorney-in-fact by a power of attorney granted by, or pursuant to an authorization of, the board of directors or similar body of such Loan Party) of the signing Loan Party, each dated the Closing Date or the day prior to the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i)    executed counterparts of this Agreement and the Guaranty Agreement, sufficient in number for distribution to each Agent and the Company;

(ii)    Revolving Credit Notes executed by the Borrowers in favor of each Lender that requested Revolving Credit Notes at least two Business Days prior to the Closing Date;

(iii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(iv)    such documents and certifications as the Administrative Agent or its counsel may reasonably request to evidence that each Loan Party is duly organized or formed, validly existing and in good standing in its jurisdiction of organization;

(v)    a written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date or the day prior to the Closing Date) of (A) Weil, Gotshal & Manges LLP, New York counsel to the Company and the other Loan Parties, (B) Matheson Ormsby Prentice, local counsel to the Parent, (C) Weil, Gotshal & Manges, local counsel to the Loan Parties organized or existing under the laws of England and Wales, (D) Baker & McKenzie Amsterdam N.V., local counsel to Willis Netherlands Holdings B.V. and (E) Appleby (Bermuda) Limited, local counsel to the Loan Parties organized or existing under the laws of Bermuda, and, in the case of each such opinion required by this clause (v), covering such other matters relating to the Loan Parties, the Loan Documents or the transactions contemplated hereby as the Required Lenders shall reasonably request, and the Parent and the Company hereby request such counsel to deliver such opinions; and

(vi)    a certificate signed by a Responsible Officer of the Parent certifying (A) that the conditions specified in Sections 4.02(b) have been satisfied and (B) that since December 31, 2016 there shall not have occurred any events or changes that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

(b)    (i) All fees required to be paid to any Agent on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c)    Unless waived by the Administrative Agent, the Company shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel, if requested by the Administrative Agent) to the extent invoiced prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

(d)    All indebtedness under the Existing Credit Agreement shall have been repaid (or shall be repaid out of the initial Borrowing on the Closing Date), all commitments thereunder shall have been terminated and the Administrative Agent shall have received reasonably satisfactory evidence of all of the foregoing; provided, that the Existing Letters of Credit shall be permitted to remain outstanding and shall be deemed issued under this Agreement on the Closing Date (unless such Existing Letters of Credit shall otherwise be replaced or backstopped with Letters of Credit issued hereunder). By executing this Agreement, the Required Lenders (as defined in the Existing Credit Agreement) under the Existing Credit Agreement waive any prepayment prior notice required to be delivered pursuant to the terms thereof with respect to the prepayment of all indebtedness and the termination of all commitments in respect thereof to be made on the Closing Date.

(e)    Upon the reasonable request of any Lender made at least 5 Business Days prior to the Closing Date, the Company shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least three Business Days prior to the Closing Date.

(f)    The Company shall have delivered to the Lenders the annual and quarterly financial statements of the Parent and its Subsidiaries on a consolidated basis referred to in Section 5.04(a).

(g)    All requisite Governmental Authorities and third parties shall have approved or consented to the transactions contemplated hereby, to the extent required and all such approvals and consents shall be in full force and effect.

Without limiting the generality of the provisions of Section 9.03(c), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender, unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02    Conditions to all Borrowings. The obligation of each Lender to honor any Borrowing Request (other than a Committed Loan Borrowing Request requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans, or a Letter of Credit Application in respect of the amendment or modification of a Letter of Credit which does not increase the stated amount or extend the stated maturity date of such Letter of Credit) is subject to the following conditions precedent:

(a)    The representations and warranties of (i) the Parent and the Company contained in Article V and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith shall be true and correct in all material respects (or, if such representation or warranty is itself modified by materiality or Material Adverse Effect, it shall be true and correct in all respects) on and as of the date of such Credit Extension, except (A) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, with respect to representations and warranties modified by materiality or Material Adverse Effect, in all respects) as of such earlier date, and (B) the making of the representation and warranty contained in Section 5.04(b) shall only be required as a condition precedent to the Closing Date and the effectiveness of the Commitments on the Closing Date.

(b)    No Default shall exist, or would result from such proposed Credit Extension or the application of the proceeds thereof.

(c)    The Administrative Agent and, if applicable, Swing Line Lender and/or each Issuing Lender shall have received a Borrowing Request in accordance with the requirements hereof.

(d)    In the case of a Borrowing to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls that in the reasonable opinion of the Administrative Agent or the Required Lenders would make it impracticable for such Borrowing to be denominated in the relevant Alternative Currency.

Each Borrowing Request (other than a Committed Loan Borrowing Request requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of the Parent and each Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01    Organization; Powers. Each of the Parent and its Subsidiaries (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in the case of clause (a) (other than in respect of the Loan Party), clause (b) (other than in respect of the Loan Parties) and in the case of clause (c), where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.02    Authorization; Enforceability. The transactions contemplated hereby to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Parent and the Borrowers and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Parent, the Company or such other Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.03    Governmental Approvals; No Conflicts. The transactions contemplated hereby (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate (i) in any material respect any applicable Law, (ii) the charter, by-laws or other Organization Documents of the Parent or any Subsidiary or (iii) any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Parent or any Subsidiary or its assets, or give rise to a right thereunder to require any payment to be made by the Parent or any Subsidiary and (d) will not result in the creation or imposition of any Lien on any asset of the Parent or any Subsidiary pursuant to the terms of such material indenture, agreement or other material instrument, except (in the case of causes (b)(iii) and (c)) to the extent that such violation or default, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.04    Financial Condition; No Material Adverse Change.

(a)    The Parent has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2016, reported on by Deloitte LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)    Since December 31, 2016, there has not occurred any event or change that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

5.05    Properties.

(a)    Each of the Parent and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such good title or valid leasehold interests, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)    Each of the Parent and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Parent and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

5.06    Litigation and Environmental Matters.

(a)    There are no actions, suits or proceedings (including investigative proceedings) by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent or the Company, threatened against or affecting the Parent or any Subsidiary, that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters).

(b)    Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Parent nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or (iii) has received notice of any claim with respect to any Environmental Liability.

5.07    Compliance with Laws; Absence of Default. Each of the Parent and its Subsidiaries is in compliance with all Laws applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

5.08    Investment Company Status. Neither the Parent nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

5.09    Taxes. Each of the Parent and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

5.10    ERISA.

(a)    No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Pension Plan (excluding the UK Pension Plan) (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Pension Plan, and the present value of all accumulated benefit obligations of all underfunded Pension Plans (excluding the UK Pensions Plan) (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Pension Plans, in each case, by an amount that has had, or would reasonably be expected to have, a Material Adverse Effect.

(b)    The UK Pension Plan is funded in compliance with the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 (UK) to the extent that failure to do so is reasonably likely to have a Material Adverse Effect.

(c)    Except for the UK Pension Plan, as of the Closing Date neither Parent nor any of its Subsidiaries is an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of a UK occupational pension scheme which is not a money purchase scheme (both such terms as defined in the Pension Schemes Act 1993) or is “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer, save where being an employer or being connected with or an associate of such an employer would not reasonably be expected to have a Material Adverse Effect.

(d)    Neither the Parent nor any Subsidiary has been issued with a contribution notice or financial support direction by the UK Pensions Regulator or received any written communication from the UK Pensions Regulator that on its face is preparatory to the issue of a contribution notice or financial support direction.

5.11    Disclosure. Neither the Marketing Information nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Parent or the Company to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered on or prior to the Closing Date hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Parent and the Company represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that such projections and other forward-looking information are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, and that actual results may vary form projected results and such variances may be material.

5.12    Subsidiaries. Schedule 5.12 sets forth the name and jurisdiction of organization of each Subsidiary, and identifies each Subsidiary that is a Guarantor, in each case as of the Closing Date.

5.13    Solvency. Immediately after the consummation of the transactions to occur on the Closing Date, the Parent and its Subsidiaries, on a consolidated basis, are Solvent.

5.14    PATRIOT Act, OFAC and FCPA; UK Bribery Act.

(a)    (i) None of the Parent or any of its Subsidiaries or, to the knowledge of the Parent, any director or officer of any of the foregoing is a Sanctioned Person or otherwise the target of Sanctions; (ii) none of the Parent or any of its Subsidiaries will use the proceeds of the Loans or otherwise make available such proceeds for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country; (iii) each of the Parent and its Subsidiaries is in compliance with any Sanctions applicable to it in all material respects and is not knowingly engaged in any activity that would reasonably be expected to result in the Parent or any such Subsidiary being designated as a Sanctioned Person pursuant to any Sanctions applicable to such Person and (iv) the Parent and each of its Subsidiaries has implemented and maintains in effect and enforces policies and procedures reasonably designed to ensure compliance by the Parent, its Subsidiaries and their respective directors, officers, employees and agents with Sanctions applicable to such Persons.

(b)    To the extent applicable, each Loan Party is in compliance, in all material respects, with the USA PATRIOT Act.

(c)    (i) No part of the proceeds of any Loan, will be used, directly or, to the knowledge of the Parent or any Borrower, indirectly either for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) or for payments which would, if any relevant act or omission took place in the United Kingdom, constitute an offense under the U.K. Bribery Act 2010 (the “UK Bribery Act”) and (ii) neither the Parent nor any of its Subsidiaries is otherwise in violation of the FCPA or the UK Bribery Act in any material respect.

(d)    The proceeds of the Loans will be used in compliance with Section 6.08.

5.15    Pari Passu. The Obligations rank at least pari passu with all other senior unsecured Indebtedness of the Loan Parties.

5.16    Deduction of Tax. The Company is not required to make any Tax Deduction from any payment to a Lender which is (a) a UK Qualifying Lender (i) falling within clause (a)(i) of the definition of UK Qualifying Lender, (ii) except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, falling within clause (a)(ii) of the definition of UK Qualifying Lender, or (iii) falling within clause (b) of the definition of UK Qualifying Lender, or (b) a UK Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the United Kingdom Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent Obligations to the extent no claim giving rise thereto has been asserted), or any Letter of Credit shall remain outstanding (unless such Letter of Credit shall be Cash Collateralized or backstopped by a letter of credit or otherwise in a manner reasonably satisfactory to the Applicable Issuing Party), the Parent and the Borrowers covenant and agree with the Lenders that:

6.01    Financial Statements; Ratings Change and Other Information. The Parent will furnish to the Administrative Agent and each Lender:

(a)    as soon as available and in any event within 120 days (or, if earlier, the date that is 15 days after the reporting date for such information required by the SEC) after the end of each fiscal year of the Parent, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any material qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b)    as soon as available and in any event within 60 days (or, if earlier, the date that is 15 days after the reporting date for such information required by the SEC) after the end of each of the first three fiscal quarters of each fiscal year of the Parent, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Parent as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate executed by a Financial Officer of the Parent (i) certifying as to whether a Default that has not been disclosed in any prior Compliance Certificate (unless such Default exists anew or continues to exist at such time, in which case it shall be included on such Compliance Certificate) has occurred and, if such Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed quarterly calculations of the financial covenants set forth in, and demonstrating compliance with, Sections 7.08(a) and (b), and (iii) stating whether any change in GAAP or in the application thereof that has not been disclosed in any prior Compliance Certificate has occurred since the date of the Audited Financial Statements referred to in Section 5.04 that would be relevant in the calculation of any of the financial covenants set forth in Sections 7.08(a) and (b) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)    concurrently with any delivery of financial statements under clause (a) above, a report from the accounting firm that reported on such financial statements stating that in the course of their examination necessary for their certification of such financial statements they have obtained no knowledge of any Default or Event of Default of the financial covenants set forth in Section 7.08(a) and (b) or, if in the opinion of such accountants, any Default or Event of Default exists, stating the nature and status thereof;

(e)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Parent to its shareholders generally, as the case may be;

(f)    promptly after S&P or Moody’s shall have announced a change in the Debt Rating, written notice of such change;

(g)    promptly following a request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(h)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent or the Company posts such documents, or provides a link thereto on the

Parent’s or the Company’s website on the Internet at the website address listed on Schedule 10.02; (ii) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (iii) on which such documents are posted on the Parent’s or the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Parent or the Company, as applicable, shall deliver paper copies of such documents to the Administrative Agent or any Lender upon the written request of such Person and until a written request to cease delivering paper copies is given by such Person and (ii) the Parent or the Company, as applicable, shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Parent and the Company shall be required to provide paper copies of the Compliance Certificates required by Section 6.01(c) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent or the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each of the Parent and the Company hereby acknowledges that (a) the Administrative Agent and/or one or more of the Agents will make available to the Lenders and each Issuing Lender materials and/or information provided by or on behalf of the Parent or the Borrowers, as applicable, hereunder and under the other Loan Documents (collectively, the “Parent and Borrower Materials”) by posting the Parent and Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent, the Company or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each of the Parent and the Company hereby agrees that (w) all Parent and Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Parent and Borrower Materials “PUBLIC,” the Parent and the Company shall be deemed to have authorized the Agents, each Issuing Lender and the Lenders to treat such Parent and Borrower Materials as not containing any material non-public information with respect to the Parent, the Company or their respective securities for purposes of United States Federal and state securities Laws (provided that to the extent such Parent and Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Parent and Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Agents shall be entitled to treat any Parent and Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Notwithstanding the foregoing, the Company shall not be under any obligation to mark any Parent and Borrower Materials “PUBLIC”.

6.02    Notices of Material Events. The Parent or the Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)    the occurrence of any Default;

(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that would reasonably be expected to result in a Material Adverse Effect;

(c)    the occurrence of any ERISA Event or imposition of a contribution notice or financial support direction on the Parent or any of its Subsidiaries by the UK Pensions Regulator that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; and

(d)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other Responsible Officer of the Parent or the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.03    Existence; Conduct of Business.

(a)    The Parent and the Company will, and will cause each of the other Loan Parties to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.04 and, in the case of clause (ii), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)    The Parent and the Company will, and will cause each of the other Subsidiaries to, continue to engage (including after giving effect to any acquisition) only in a business of the type that does not represent a fundamental change in the character of the business of the Parent and its Subsidiaries, taken as a whole, conducted by the Parent and its Subsidiaries on the date of this Agreement, and businesses reasonably related thereto.

6.04    Payment of Taxes. The Parent and the Company will, and will cause each of the other Subsidiaries to, pay its Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and for which the Parent, the Company or such other Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

6.05    Maintenance of Properties; Insurance. The Parent and the Company will, and will cause each of the other Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear (and casualty and condemnation) excepted, and (b) maintain in full force and effect, pursuant to a self-insurance program and/or with insurance companies that the Parent and the Company believe (in the good faith judgment of the management of the Parent and the Company) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.06    Books and Records; Inspection Rights. The Parent and the Company will, and will cause each of the other Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made in all material respects of all dealings and transactions in relation to its business and activities. The Parent will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, that an officer of the Parent or any of its Subsidiaries may, if it so desires, be present at and participate in any such discussions; provided, further, that, unless an Event of Default shall have occurred and be continuing, the Administrative Agent and the Lenders shall not exercise such right more often than one time during any calendar year.

6.07    Compliance with Laws. The Parent and the Company will, and will cause each of the other Subsidiaries to, comply with all Laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

6.08    Use of Proceeds. The proceeds of the Loans and any other Credit Extension will be used solely (i) to refinance all Indebtedness and other amounts due under the Existing Credit Agreement, (ii) to pay the costs and expenses incurred by the Company in connection with the transactions contemplated by this Agreement and (iii) for working capital, capital expenditures, other permitted acquisitions and other lawful corporate purposes of the Borrowers. Notwithstanding anything to the contrary in this Section or in any other Loan Document, the Parent and the Company agree that they will ensure, and will cause their Subsidiaries to ensure, that no part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case, in any manner that violates the provisions of Regulation U of the FRB.

6.09    Cash Collateralization of Extended Letters of Credit. The Borrowers shall provide Cash Collateral (in an amount equal to 105% of the maximum face amount of each Extended Letter of Credit, calculated in accordance with Section 1.09) to the applicable L/C Issuer with respect to each Extended Letter of Credit issued by such L/C Issuer by a date that is no later than the earlier to occur of the date any Letter of Credit constitutes an Extended Letter of Credit or the date that is five Business Days prior to the Applicable Maturity Date with respect to each Extended Letter of Credit; provided that if the relevant Borrower fails to provide Cash Collateral with respect to any such Extended Letter of Credit by such time, such event shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to 105% of the maximum face amount of each such Letter of Credit, calculated in accordance with Section 1.09), which shall be reimbursed (or participations therein funded) in accordance with Section 2.03(c), with the proceeds being utilized to provide Cash Collateral for such Extended Letter of Credit.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent Obligations to the extent no claim giving rise thereto has been asserted), or any Letter of Credit shall remain outstanding (unless such Letter of Credit shall be Cash Collateralized or backstopped by a letter of credit or otherwise in a manner reasonably satisfactory to the Applicable Issuing Party), the Parent and each Borrower covenant and agree with the Lenders that:

7.01    Subsidiary Indebtedness. The Parent will not permit any Subsidiary that is not a Loan Party to create, incur, assume or permit to exist any Indebtedness (including pursuant to any Guarantee of Indebtedness of the Parent or another Subsidiary), except:

(a)    Indebtedness owing to the Parent or another Subsidiary;

(b)    Guarantees of Indebtedness of another Subsidiary that is not a Loan Party, to the extent such Indebtedness is permitted by this Section 7.01;

(c)    Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) such Indebtedness shall not be Guaranteed by the Parent or any other Subsidiary, except Indebtedness that, in the aggregate, but without duplication, does not exceed $100,000,000 may be Guaranteed;

(d)    Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $100,000,000 at any time outstanding;

(e)    Indebtedness incurred in relation to arrangements made in the ordinary course of business to facilitate the operation of bank accounts on a net balance basis;

(f)    short term Indebtedness from banks incurred in the ordinary course of business pursuant to a facility required in order to comply with rules and regulations issued from time to time by regulatory authorities; provided that such compliance is required for the applicable Subsidiary to remain licensed to conduct its business;

(g)    Indebtedness incurred by WSI the proceeds of which are used to make Investments in any Underwritten Securities in the ordinary course of WSI’s business in an aggregate principal amount not to exceed $800,000,000 at any time outstanding minus the cost of Investments made pursuant to Section 7.03 that were not made using the proceeds of Indebtedness;

(h)    Indebtedness outstanding under the Towers Watson Facility and any extension, renewal or refinancing thereof in an aggregate principal amount not to exceed $255,000,000; provided that such Indebtedness shall not be guaranteed by the Parent or any other Subsidiary (other than Towers Watson and its Subsidiaries); and

(i)    other Indebtedness in an aggregate principal amount (for all such Subsidiaries combined, but without duplication) not exceeding $500,000,000 at any time outstanding.

7.02    Liens. The Parent and the Company will not, and will not permit any other Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)    Permitted Encumbrances;

(b)    any Lien on any property or asset of the Parent or any Subsidiary existing on the date hereof and set forth in Schedule 7.02; provided that (i) such Lien shall not apply to any other property or asset of the Parent or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)    any Lien existing on any property or asset prior to the acquisition thereof by the Parent or any Subsidiary after the date hereof or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Parent or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)    Liens on fixed or capital assets acquired, constructed or improved by the Parent or any Subsidiary; provided that (i) such security interests secure only Indebtedness incurred to finance the acquisition, construction or improvement of such fixed or capital assets (including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of such assets) and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Parent or any Subsidiary;

(e)    charges or Liens in favor of a regulatory authority or a third party, in each case, as contemplated by the rules or regulations issued by a regulatory authority and with which the applicable Subsidiary is required to comply in order to remain licensed to conduct its business;

(f)    Liens over credit balances created in favor of any bank (i) relating to the establishment of cash management and treasury services, including commercial credit card or purchase card programs and other similar arrangements, (ii) in order to facilitate the operation of bank accounts on a net balance basis or (iii) in connection with any Bankers Automated Clearing Services facility, in each case used in the ordinary course of business;

(g)    Liens comprised by escrow arrangements entered into in connection with asset sales, transfers or other dispositions permitted by Section 7.04; and

(h)    Liens arising in connection with leases, licenses, subleases and sublicenses that are entered into in the ordinary course of business or that do not interfere in any material respect with the business of the Parent and its Subsidiaries, taken as a whole (including in connection with a sale and leaseback transaction permitted by Section 7.06);

(i)    other Liens; provided that the sum of the aggregate principal amount of obligations secured by such Liens plus the aggregate amount of Attributable Indebtedness in respect of sale and leaseback transactions permitted by Section 7.05(c) shall not, at any time, exceed 10% of Net Worth.

7.03    Investments. The Parent and the Company will not permit WSI or any other Subsidiary that is a licensed broker-dealer to make Investments in any Underwritten Securities in the ordinary course of WSI’s or such Subsidiary’s business in an aggregate amount exceeding at any one time outstanding $800,000,000 (including the Investments made with the proceeds of Indebtedness incurred pursuant to Section 7.01(g)); provided that such Investments shall not be made or maintained using proceeds of Borrowings of the Loans in aggregate amount exceeding $650,000,000 at any time outstanding.

7.04    Fundamental Changes. The Parent and the Company will not, and will not permit any other Loan Party to, either (x) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or (y) liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(a)    any Subsidiary may merge with or into the Parent, the Company or any other Loan Party in a transaction in which the Parent, the Company or such Loan Party, as the case may be, is the surviving entity; provided that (i) the Parent and the Company will not merge with or into each other and (ii) if the Parent or the Company merges with any other Loan Party, the Parent or the Company, as the case may be, must be the surviving entity;

(b)    any Person may merge or consolidate with or into the Parent, the Company or any other Loan Party in a transaction in which the Parent, the Company or such Loan Party, as the case may be, is not the surviving entity; provided that (i)(A) in the case of a Person merging or consolidating with or into the Company, the Person formed by or surviving any such merger or consolidation shall be a company organized or existing under the laws of the jurisdiction in which the Company is organized and (B) in the case of a Person merging or consolidating with or into the Parent or any other Loan Party other than the Company, the Person formed by or surviving any merger or consolidation shall be a company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof or the laws of any other jurisdiction in which the Parent or such other Loan Party is organized (such Person being herein referred to as the “Successor Entity”), (ii) the Successor Entity shall expressly assume all the obligations of the Parent, the Company or the applicable Loan Party, as the case may be, under the Loan Documents to which the Parent, the Company or such Loan Party, as applicable, is a party, pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) if such merger or consolidation involves the Company, then each Guarantor, unless it is the other party to such merger or consolidation, shall have (by a supplement to the Guaranty Agreement) confirmed that its Guarantee shall apply to all of the Successor Entity’s obligations under this Agreement, (iv) if requested by the Administrative Agent, the Administrative Agent shall have received an opinion of counsel reasonably satisfactory to the Administrative Agent to the effect that the applicable Loan Documents are legal, valid, binding and enforceable obligations of the Successor Entity and (v) this clause (b) shall not be construed to permit the Company to merge with or into the Parent; and

(c)    any Loan Party may dissolve, liquidate or wind-up its affairs at any time if such dissolution, liquidation or winding-up is not disadvantageous to the Administrative Agent or any Lender in any material respect and any remaining assets are transferred to, or disposed in favor of, another Loan Party.

In the case of any such merger of the Parent or the Company in accordance with clause (b) above, the Successor Entity shall be deemed to be the Parent or the Company, as applicable, for all purposes of the Loan Documents. Notwithstanding anything to the contrary herein, the Parent will not engage, and will not permit the Company to engage, in any transaction that would reduce the percentage of Equity Interests owned by the Parent in the Company, except for (x) sales, transfers and other disposals of such Equity Interests to directors, officers or employees of the Company pursuant to any employee stock ownership plan or similar plan for the benefit of directors, officers or employees of the Company and (y) the issuance of such Equity Interests as consideration for any acquisition from a third party; provided that following any such issuance of Equity Interests to a third party, no Change in Control shall have occurred and the majority of the seats (other than vacant seats) on the board of directors of the Company shall be occupied by Persons nominated by the board of directors of the Company or the Parent or appointed by directors so nominated.

7.05    Asset Sales. The Parent and the Company will not, and will not permit any other Subsidiary to, Dispose of any asset, including any Equity Interest owned by it, with a fair market value in excess of $5,000,000 except:

(a)    Dispositions in the ordinary course of business;

(b)    Dispositions to the Parent or a Subsidiary; provided that in the case of a Disposition by a Loan Party to a Subsidiary that is not a Loan Party, such Disposition shall be on fair and reasonable terms substantially as favorable to the Loan Party and such Subsidiary as would be obtainable by the Loan Party and such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c)    Dispositions pursuant to fundamental changes, sale and leaseback transactions and restricted payments permitted by Section 7.04, Section 7.06 and Section 7.07, respectively;

(d)    Dispositions of assets that are not permitted by any other clause of this Section 7.05; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed in reliance upon this clause (d) shall not exceed $2,100,000,000 during any fiscal year and shall not exceed $5,000,000,000 during the period from and including the Closing Date to but excluding the latest Applicable Maturity Date; and

(e)    Dispositions of Equity Interests or other interests in Parent to members of management of Parent under contractual arrangements existing on the Closing Date;

provided that all Dispositions permitted hereby (other than those permitted by clause (a) or (b) above) shall be made for full fair value and on an arm’s length basis, as reasonably determined in good faith by the Parent or the Company, taking into account all relevant considerations. Any merger or consolidation of a Subsidiary with or into any other Person that results in such Subsidiary ceasing to be a Subsidiary or the Parent owning a reduced percentage of the Equity Interests in such Subsidiary shall, in each case, be treated as a Disposition of such Subsidiary (or the relevant portion thereof) for purposes of this Section 7.05.

7.06    Sale and Leaseback Transactions. The Parent and the Company will not, and will not permit any other Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except:

(a)    any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 180 days after the Parent or such Subsidiary acquires or completes the construction of such fixed or capital asset;

(b)    any such sale of the property listed on Schedule 7.06; and

(c)    any other such sale if, after giving effect thereto, the Attributable Indebtedness in respect of the applicable sale and leaseback transaction is within the limits set forth in Section 7.02(h) (after giving effect to all such sale and leaseback transactions and applicable Liens).

7.07    Restricted Payments. The Parent and the Company will not, and will not permit any other Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)    each Subsidiary may make Restricted Payments to the Parent or another Subsidiary, and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)    the Parent and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)    the Parent and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d)    the Parent may declare or pay ordinary (as opposed to special) cash dividends to its stockholders in the ordinary course of business; and

(e)    the Parent and its Subsidiaries may make other Restricted Payments that are not otherwise permitted by any other clause of this Section 7.07 in an unlimited amount so long as, both before and after giving effect to any such Restricted Payment (and any Indebtedness incurred or repaid in connection therewith) the Parent and the Company are in pro forma compliance with the Consolidated Leverage Ratio as set forth in Section 7.08(b).

7.08    Financial Covenants.

(a)    Consolidated Cash Interest Coverage Ratio. The Parent and the Company will not permit the Consolidated Cash Interest Coverage Ratio as of the end of any fiscal quarter of the Parent to be less than 4.00 to 1.00.

(b)    Consolidated Leverage Ratio. The Parent and the Company will not permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Parent to be greater than 3.25 to 1.00; provided that, upon the written request of the Company (such request, which shall include a listing of the acquisitions so made, a “Covenant Reset Request”), but without any action on the part of the Administrative Agent or any Lender, at any time where during the prior 15 month period the Company can demonstrate that it and/or any other Subsidiaries of the Parent have made acquisitions whose aggregate consideration equals or exceeds the Requisite Qualified Acquisition Threshold (without duplication of any acquisition that was included in any previous Covenant Reset Request), the maximum Consolidated Leverage Ratio permitted under this Section 7.08(b) shall be automatically increased from 3.25 to 1.00 to 3.50 to 1.00 for the last day of each fiscal quarter of the Covenant Reset Period related to such Covenant Reset Request; provided, further, that the Company shall provide to the Administrative Agent such details with respect to such acquisitions as the Administrative Agent, in its reasonable discretion, shall request; provided, further, that after the end of each Covenant Reset Period, the Company shall deliver to the Administrative Agent an executed Compliance

Certificate that shall evidence the Company’s compliance with a Consolidated Leverage Ratio of 3.25 to 1.00 for a full fiscal quarter following the end of such Covenant Reset Period before becoming entitled to make an additional Covenant Reset Request (which, for the avoidance of doubt, must nonetheless comply with the other requirements of this Section 7.08(b)).

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01    Events of Default. Any of the following shall constitute an “Event of Default”:

(a)    Non-Payment. Either (i) any Borrower shall fail to pay any principal of any Loan or any L/C Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise (including with respect to Extended Letters of Credit after the Applicable Maturity Date) or (ii) any Borrower shall fail to pay any interest on any Loan or on any L/C Obligation, or any fee or any other amount (other than an amount referred to in subclause (i) of this clause (a)) payable under this Agreement, when and as the same shall become due and payable (including with respect to Extended Letters of Credit after the Applicable Maturity Date), and such failure shall continue unremedied for a period of three Business Days; or

(b)    Specific Covenants. The Parent or the Borrowers shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02(a), 6.03 (with respect to the existence of the Parent or each Borrower), 6.08 or 6.09 or in Article VII; or

(c)    Other Defaults. Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a) or (b) of this Article), and, if such failure is capable of remedy, such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender); or

(d)    Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of the Parent, the Borrowers or any other Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect (or, with respect to any representation or warranty modified by materiality or Material Adverse Effect, in any respect) when made or deemed made; or

(e)    Cross-Default. Either (i) the Parent or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness or Material Swap Obligations, when and as the same shall become due and payable (after taking into account any period of grace provided with respect thereto) or (ii) any event or condition occurs beyond any period of grace that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than by a regularly scheduled required prepayment); provided that this clause (e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or

(f)    Involuntary Insolvency Proceedings, Etc. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief (including the suspension of payments or a moratorium of any indebtedness) in respect of the Parent, any Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, administrator, conservator or similar official for the Parent, any Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, if such proceeding or petition has been commenced under Federal or state bankruptcy, insolvency, receivership or similar law, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(g)    Voluntary Insolvency Proceedings, Etc. The Parent, any Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, administration or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, any Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

(h)    Inability to Pay Debts. The Parent, any Borrower or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(i)    Judgments. One or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 (to the extent not covered by insurance provided by a carrier that is not disputing coverage) shall be rendered against the Parent, any Subsidiary or any combination thereof and the same shall remain unpaid, unvacated, unbonded, unstayed or undischarged, in each case for a period of 60 consecutive days during which period execution shall not be effectively stayed; or any formal legal process has been commenced by a judgment creditor to attach or levy upon any material assets of the Parent or any Subsidiary to enforce any such judgment; or

(j)    ERISA. An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or

(k)    Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Parent or any Subsidiary (including any Loan Party) contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(l)    Change in Control. There occurs any Change in Control.

8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)    declare the commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Parent and each Borrower;

(c)    require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and/or

(d)    exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III, in each case, in accordance with the terms of the Loan Documents) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest and Letter of Credit Fees) payable to the Lenders, the L/C Administrator and the Issuing Lenders (including fees, charges and disbursements of counsel to the respective Lenders and the respective Issuing Lenders arising under the Loan Documents and amounts payable under Article III, in each case, in accordance with the terms of the Loan Documents), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees, interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, unreimbursed Several Letters of Credit and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Applicable Issuing Party to Cash Collateralize that portion of L/C Obligations composed of the aggregate undrawn amount of outstanding Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.03, 2.15 and/or 6.09; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01    Appointment and Authorization of Agents. Each of the Lenders and each Issuing Lender hereby irrevocably appoints Barclays to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Lenders (including the Swing Line Lender) and each Issuing Lender, and neither the Company nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions (other than Sections 9.06 and 9.11). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Each Issuing Lender and the L/C Administrator shall act on behalf of the Revolving Credit Lenders with respect to each Letter of Credit issued by it and the documents associated therewith, and each Issuing Lender and the L/C Administrator shall have all of the benefits and immunities (a) provided to the Agents in this Article with respect to any acts taken or omissions suffered by such Issuing Lender or L/C Administrator in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article and the definition of “Agent-Related Person” included such Issuing Lender with respect to such acts or omissions, and (b) as additionally provided herein with respect to such Issuing Lender or L/C Administrator.

9.02    Rights as a Lender. The Person serving as the Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent hereunder, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Parent or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

9.03    Exculpatory Provisions.

(a)    No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and the duties of the Administrative Agent hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent shall: (i) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (ii) have any duty to take any discretionary action or exercise any discretionary powers, except (in the case of the Administrative Agent) discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (iii) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent, the Company or any of their respective Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity.

(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VIII and Sections 10.01 and 10.03), or (ii) in the absence of its own gross negligence or willful misconduct to the extent that such determination is made by a final and non-appealable judgment of a court of competent jurisdiction. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless and until the Administrative Agent shall have received written notice from a Lender, any Issuing Lender or the Borrowers referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”

(c)    No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (in the case of the Administrative Agent) to confirm receipt of items expressly required to be delivered to it

9.04    Reliance by Administrative Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Extension that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to any such Credit Extension. The Administrative Agent may consult with legal counsel (who may be counsel for the Company or the Parent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as Administrative Agent.

9.06    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Lender, appoint, in consultation with the Company, a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Cash Collateral held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring Administrative Agent may (but shall not be obligated to) continue to hold such Cash Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Barclays as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as Swing Line Lender, L/C Administrator and Issuing Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender and/or Issuing Lender and/or L/C Administrator, (b) the retiring Swing Line Lender and/or Issuing Lender and/or L/C Administrator shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents and (c) the successor Issuing Lender and L/C Administrator shall issue Letters of Credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession and issued by Barclays or make other arrangements satisfactory to the retiring Issuing Lender and L/C Administrator to effectively assume the obligations of the retiring Issuing Lender or L/C Administrator with respect to such Letters of Credit; provided that Barclays shall retain all the rights, powers, privileges and duties with respect to all Letters of Credit and all Swing Line Loans outstanding as of the effective date of its resignation pursuant to Section 10.06(i).

Notwithstanding anything to the contrary (but without limiting the right of Barclays to resign acting as Administrative Agent at any time pursuant to this Section 9.06) in this Section 9.06, so long as no Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing each such successor Administrative Agent shall be subject to the approval of the Company (which approval shall not be unreasonably withheld or delayed).

9.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon any Agent-Related Person or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon any Agent-Related Person or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08    Duties of Other Agents. None of the Agents (other than the Administrative Agent) shall have any rights, powers, obligations, liabilities, responsibilities or duties under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender, the Swing Line Lender, L/C Administrator or Issuing Lender hereunder (as applicable).

9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, all L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, each Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders, the Issuing Lenders and the Administrative Agent under Sections 2.03(h), 2.03(i), 2.09 and 10.04) allowed in such judicial proceeding; and

(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.03(h), 2.03(i), 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Lender in any such proceeding.

9.10    Withholding. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all reasonable costs and out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred in connection therewith.

9.11    Guaranty Matters. The Lenders and Issuing Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release (a) any Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary of the Parent as a result of a transaction not restricted hereunder and (b) WTW Bermuda Holdings Ltd., the direct parent company of the Company (the “parent”), from its obligations under the Guaranty Agreement, so long as (i) Willis Towers Watson UK Holdings Limited (the “new parent”) shall be designated as an additional Guarantor under and in accordance with the terms of the Guaranty Agreement, (ii) the parent shall distribute to the new parent of all of its equity interests in the Company, (iii) following such distribution, the parent shall have no material assets and (iv) no Event of Default shall exists or would result from such proposed transactions. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 9.11.

9.12    Survival. All provisions of this Article IX shall survive termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations hereunder.

ARTICLE X

MISCELLANEOUS

10.01    Amendments, Etc. Except or otherwise provided in Section 2.14 and Section 2.17, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)    waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c), which may be waived solely by the Person to whom any such amounts are due) without the written consent of each Lender;

(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, Event of Default or mandatory prepayment of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(c)    postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby (other than as contemplated by Section 2.17); provided that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate or (ii) to waive any obligation of the Borrowers to pay Letter of Credit Fees at the Default Rate;

(d)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable thereunder; provided, further, that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay Letter of Credit Fees at the Default Rate;

(e)    change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)    amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Revolving Credit Lender;

(g)    change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender directly affected thereby;

(h)    release all or substantially all of the value of the Guaranty Agreement without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.11 (in which case such release may be made by the Administrative Agent acting alone);

(i)    impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of the Required Lenders; or

(j)    waive any condition set forth in Section 4.02 as to any Credit Extension after the Initial Credit Extension without the written consent of the Required Lenders;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the L/C Administrator in addition to the Lenders required above, affect the rights or duties of such L/C Administrator under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (v) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (vi) each Issuer Document (to the extent otherwise permitted by the terms of this Agreement) and the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case, without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each similarly situated Lender or such Lender and that has been approved by the Required Lenders, the Company may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Company to be made pursuant to this paragraph).

In addition, notwithstanding anything in this Section to the contrary, if the Administrative Agent and the Company shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of any Loan Document, then the Administrative Agent and the Company shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within 10 Business Days following receipt of notice thereof.

10.02    Notices; Effectiveness; Electronic Communications.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or (subject to subsection (b) below) email as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Parent, any Borrower, the Administrative Agent, the Swing Line Lender, the L/C Administrator or any Issuing Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)    Electronic Communications. Notices and other communications to the Lenders and Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article II, if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE PARENT AND BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE PARENT AND BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE PARENT AND BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to the Parent, any Borrower, any Lender, any Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Parent’s, any Borrower’s or the Administrative Agent’s transmission of Parent and Borrower Materials through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided that in no event shall any Agent-Related Person have any liability to the Parent, any Borrower, any Lender, any Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)    Change of Address, Etc. Each of the Parent, each Borrower, the Administrative Agent, the Swing Line Lender, the L/C Administrator and each Issuing Lender may change its address, telecopier, e-mail or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier, e-mail or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, Swing Line Lender, the L/C Administrator and the Issuing Lenders. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Parent and Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Parent or the Borrowers or their respective securities for purposes of United States Federal or state securities laws.

(e)    Reliance by Administrative Agent, Issuing Lenders and Lenders. The Administrative Agent, the L/C Administrator, the Issuing Lenders and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Borrowing Requests and Swing Line Loan Borrowing Requests) purportedly given by or on behalf of the Parent or the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Parent and each Borrower shall each indemnify the Administrative Agent, the L/C Administrator, each Issuing Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Parent or the Borrowers. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Administrator, any Issuing Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and all Issuing Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Swing Line Lender) hereunder and under the other Loan Documents, (c) the L/C Administrator and any Issuing Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Administrator or Issuing Lender) hereunder and under the other Loan Documents, (d) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (e) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c), (d) and (e) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04    Expenses; Indemnity; Damage Waiver.

(a)    Costs and Expenses. The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and each of their respective Affiliates (including the actual, reasonable and documented fees, charges and disbursements of one counsel for the Agents, taken as a whole, and, solely in the case of a conflict of interest, one additional counsel for each group of similarly affected Persons taken as a whole (and, if reasonably necessary, of one local counsel in any relevant material jurisdiction or one special counsel in any relevant area of expertise for all such similarly affected Persons taken as a whole)), in connection with the syndication of the Facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Applicable Issuing Party in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the L/C Administrator, any Lender or any Issuing Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender, the L/C Administrator or any Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    Indemnification by the Borrowers. Each of the Parent and each Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Swing Line Lender, the L/C Administrator and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the actual, reasonable and documented fees, charges and disbursements of one counsel to the Indemnitees, taken as a whole and, solely in the case of a conflict of interest, one additional counsel to each group of similarly affected Indemnitees, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant material jurisdiction or one special counsel in any relevant area of expertise to each group of similarly affected Indemnitees, taken as a whole) and settlement costs) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or any Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Applicable Issuing Party to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party or any of the Company’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a dispute solely amongst the Indemnitees (other than claims against an Indemnitee in its capacity as Administrative Agent or as an Arranger) not arising out of any act or omission of the Parent, the Borrowers, or any Subsidiary; provided further that this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)    Reimbursement by Lenders. To the extent that the Parent and the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), L/C Administrator, any Issuing Lender, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Administrator, Issuing Lender, the Swing Line Lender or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such L/C Administrator, Issuing Lender or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such L/C Administrator, Issuing Lender or the Swing Line Lender in connection with such capacity. To the extent any Issuing Lender or the Swing Line Lender is entitled to indemnification under this Section solely in its capacity and role as Issuing Lender or as the Swing Line Lender, as applicable, only the Revolving Credit Lenders shall be required to indemnify such Issuing Lender or the Swing Line Lender, as the case may be, in accordance with this Section 10.04(c) (determined as of the time that the applicable payment is sought based on each Revolving Credit Lender’s Revolving Credit Commitment at such time). The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(e).

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, neither the Parent, any Borrower, the Administrative Agent, L/C Administrator, any Lender nor any Issuing Lender shall assert, and each of them hereby waives, any claim against any Person party to this Agreement or against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)    Payments. All amounts due under this Section shall be payable not later than 10 Business Days after demand therefor.

(f)    Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the Swing Line Lender and any Issuing Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05    Payments Set Aside. To the extent that any payment by or on behalf of the any Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06    Successors and Assigns.

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (x) neither any Borrower nor the Parent may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender; provided that a merger or consolidation that complies with Section 7.04 shall not be construed as an assignment or transfer for purposes of this clause (x) and (y) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (e) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (g) of this Section or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsections (e) and (f) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this subsection (b), participations in Swing Line Loans and L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)    the consent of the Company (such consent not to be unreasonably withheld or delayed; provided that the Company will be deemed to have consented to such assignment if its response is not received by the Administrative Agent within five days of its receipt of notice of such assignment) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment under the Facility to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)    the consent of the Swing Line Lender and each Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment under the Facility that increases the obligation of the assignee to participate in (i) Swing Line Loans and/or (ii) exposure under one or more Letters of Credit, as applicable (whether or not then outstanding).

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Following receipt by it of an Assignment and Assumption, the Administrative Agent shall promptly, and in any event within 10 days of receipt, deliver to the Company a fully executed copy of such Assignment and Assumption.

(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Parent, the Company or any of the Parent’s or Company’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, (C) at any time there are Several Letters of Credit, to a Non-SLC Bank (unless such Non-SLC Bank shall have in effect a Limited Fronting Lender Agreement with a Revolving Credit Lender which is not a Non-SLC Bank) or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) or (D) to a natural person.

(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, L/C Administrator, each Issuing Lender, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line

Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii)    Several Letters of Credit. At any time there are any Several Letters of Credit outstanding, concurrently with the effectiveness of such assignment the Several Letters of Credit then outstanding shall be amended (with the consent of the beneficiary thereof) to (i) remove the assigning Lender’s liability thereunder, if any, as L/C Issuer and (ii) include the assignee Lender as an L/C Issuer thereunder with respect to its Commitment Percentage.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Revolving Credit Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)    Limitations on Rights of Eligible Assignees. If (i) a Lender assigns or transfers or participates or sub-participates any of its rights or obligations under this Agreement or under any other Loan Document or changes its applicable Lending Office and (ii) as a result of circumstances existing at the date of the assignment, transfer, participation, sub-participation or change, a Borrower or a Guarantor would be obliged to make a payment to the relevant assignee, transferee, participant, sub-participant or Lender acting through its new Lending Office pursuant to Section 3.01 or Section 3.04, then the relevant assignee, transferee, participant, sub-participant or Lender acting through its new Lending Office is only entitled to receive payment under those Sections as a result of those circumstances to the same extent as the assignor, transferor, participant, sub-participant or Lender acting through its previous Lending Office would have been if the assignment, transfer, participation, sub-participation or change had not occurred. For the avoidance of doubt, this subsection (c) shall not (except to the extent of any subsequent assignment, transfer, participation, sub-participation or change in applicable Lending Office) limit each Borrower’s obligations to make payments pursuant to Section 3.01 or 3.04 in respect of Taxes or a Tax Deduction arising as a result of a Change in Law after the date of the relevant assignment, transfer or change in applicable Lending Office.

(d)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of the offices of the Administrative Agent outside of the United Kingdom a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts and stated interest of the Loans and L/C Obligations (specifying Unreimbursed Amounts), L/C Borrowings and other amounts due under Section 2.03 owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Parent, each Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Parent, the Company and any Lender (but only, in the case of a Lender, at the relevant office of the Administrative Agent and with respect to any entry relating to such Lender’s Commitments, Loans, L/C Obligations and other Obligations), at any reasonable time and from time to time upon reasonable prior notice.

(e)    Participations. Any Lender may at any time, without the consent of, or notice to, the Parent, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, or the Parent, any Borrower or any of the Parent’s or any Borrower’s Affiliates or Subsidiaries, or a Person that the Administrative Agent has identified in a notice to the Lenders as a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Swing Line Loans and L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Parent, the Borrowers, the Administrative Agent, the Lenders and the Issuing Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain outside of the United Kingdom a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, L/C Obligations or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, L/C Obligation or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury regulations. The entries in each Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification, consent or waiver in respect of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, consent, waiver or other modification requiring the consent of each Lender or the consent of each Lender affected thereby that affects such Participant. Subject to subsection (c) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (and subject always to the limitations set out in subsection (c) of this section). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(f)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) and, if applicable, Section 3.01(i) as though it were a Lender.

(g)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Revolving Credit Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)    Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(c). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.01 and Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Company and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i)    Resignation as Swing Line Lender or Issuing Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any Issuing Lender or the Swing Line Lender assigns all of its Revolving Credit Commitments (and all Committed Loans outstanding thereunder) pursuant to subsection (b) above, such Issuing Lender or the Swing Line Lender may, upon 30 days’ notice to the Company, resign as the Swing Line Lender or as Issuing Lender. In the event of any such resignation as the Swing Line Lender or as Issuing Lender, the Company shall be entitled to appoint from among the Revolving Credit Lenders a successor Swing Line Lender or Issuing Lender; provided that (a) no failure by the Company to appoint any such successor shall affect the resignation of the Swing Line Lender or such Issuing Lender and (b) no Lender shall become the Swing Line Lender or Issuing Lender without such Lender’s consent thereto. If any Issuing Lender resigns as an Issuing Lender, it shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If the Swing Line Lender resigns as the Swing Line Lender, it shall retain all the rights, powers, privileges and duties of the Swing Line Lender provided for hereunder with respect to the Swing Line Loans made by it and outstanding as of the effective date of its resignation as the Swing Line Lender (including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c)). Upon the appointment of a successor Swing Line Lender and/or Issuing Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender and/or Issuing Lender, as the case may be, (b) the retiring Swing Line Lender and/or Issuing Lender shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents and (c) the successor Issuing Lender shall issue Letters of Credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession and issued by the retiring Issuing Lender or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

10.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and each Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory or tax authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14 or Section 2.17 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Parent or its Subsidiaries or the Facility, (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility or (iii) any credit insurance provider, (h) with the consent of the Company or the Parent or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Company or the Parent.

For purposes of this Section, “Information” means all information received from the Parent, the Company or any Subsidiary relating to the Parent, the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a non-confidential basis prior to disclosure by the Parent, the Company or any Subsidiary; provided that, in the case of information received from the Parent, the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the Issuing Lenders acknowledges that (a) the Information may include material non-public information concerning the Parent, the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Company or any other Loan Party against any and all of the obligations of the Company or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or any L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, or if any Lender declines to become an Extending Lender pursuant to Section 2.17, or if any circumstance exists under the penultimate of Section 10.01 that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)    the Company shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)    such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)    the Company or such Eligible Assignee shall have received all consents required in accordance with Section 10.06; provided that such consents will not be required in the case of any assignment resulting from a Lender declining to become an Extending Lender pursuant to Section 2.17;

(e)    if applicable, the replacement Eligible Assignee or Eligible Assignees shall consent to such amendment or waiver, and such amendment or waiver shall, after giving effect to such consent(s), be consummated; and

(f)    such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

Notwithstanding anything in this Section to the contrary, (i) no Revolving Credit Lender that acts as an Issuing Lender may be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Lender or the depositing of Cash Collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Lender) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 10.13.

10.14    Governing Law; Jurisdiction; Etc.

(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

(b)    SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS

PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)    WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Company and the Parent acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between the Parent, the Company and their respective Affiliates, on the one hand, and the Agents and the Lenders, on the other hand, (B) each of the Company and the Parent has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Company and the Parent is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Agents and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company, the Parent or any of their respective Affiliates, or any other Person and (B) none of the Agents nor the Lenders has any obligation to the Company, the Parent or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, the Parent and their respective Affiliates, and none of the Agents nor the Lenders has any obligation to disclose any of such interests to the Company, the Parent or any of their respective Affiliates. To the fullest extent permitted by Law, each of the Company and the Parent hereby waives and releases any claims that it may have against each Agent and each Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18    USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower, the Parent and each Guarantor that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, the Parent and each Guarantor, which information includes the name and address of each Borrower, the Parent and each Guarantor, and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower, the Parent or any Guarantor, as applicable, in accordance with the USA Patriot Act. Each of the Borrowers and the Parent and each Guarantor shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

10.19    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender or any L/C Issuer hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent, such Lender or such L/C Issuer, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent, any Lender or any L/C Issuer from the Borrowers in the Agreement Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, such Lender or such L/C Issuer, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent, any Lender or any L/C Issuer in such currency, the Administrative Agent, such Lender or such L/C Issuer, as the case may be, agrees to return the amount of any excess to the relevant Borrower (or to any other Person who may be entitled thereto under applicable Law).

10.20    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    the a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TRINITY ACQUISITION PLC, as the Company and as a Borrower

By:	/s/ Christof Nelischer
	Name:	Christof Nelischer
	Title:	Global Group Treasurer

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

GIVEN under common seal of WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY:

By:	/s/ Roger Millay
Name:	Roger Millay
Title:	Authorized Signatory

By:	/s/ Neil D. Falis
Name:	Neil D. Falis
Title:	Authorized Singatory

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

BARCLAYS BANK PLC, as
Administrative Agent, Swing Line Lender, Issuing Lender (only with respect to Existing Letters of Credit) and Lender

By:	/s/ Kayode Sulola
	Name:	Kayode Sulola
	Title:	AVP

Executed in London, United Kingdom

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., as Lender and Swing Line Lender

By:	/s/ James S. Mintzer
	Name:	James S. Mintzer
	Title:	Executive Director

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ My-Linh Yoshiike
	Name:	My-Linh Yoshiike
	Title:	Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

HSBC Bank plc, as a Lender

By:	/s/ Jennifer Khanna
	Name:	Jennifer Khanna
	Title:	Associate Director

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

SunTrust Bank, as a Lender

By:	/s/ Paula Mueller
	Name:	Paula Mueller
	Title:	Director

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

PNC Bank NA, as a Lender

By:	/s/ Nicole Limberg
	Name:	Nicole Limberg
	Title:	MD

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Glenn Schuermann
	Name:	Glenn Schuermann
	Title:	Director

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Michelle S. Dagenhart
	Name:	Michelle S. Dagenhart
	Title:	Director

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

BMO HARRIS BANK N.A., as a Lender

By:	/s/ Debra Basler
	Name:	Debra Basler
	Title:	Managing Director

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

BNP Paribas, as a Lender

By:	/s/ Simon Gates
	Name:	Simon Gates
	Title:	MD

By:	/s/ David Reynolds
	Name:	David Reynolds
	Title:	Banker

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

Citibank, N.A., London Branch, as a Lender

By:	/s/ Gavin Westmoreland
	Name:	Gavin Westmoreland
	Title:	Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

TD BANK, N.A., as a Lender

By:	/s/ Mark Hogan
	Name:	Mark Hogan
	Title:	Senior Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

ABBEY NATIONAL TREASURY SERVICES PLC, as a Lender

By:	/s/ M. Thomas
	Name:	M. Thomas
	Title:	Director

By:	/s/ D. Garcia
	Name:	D. Garcia
	Title:	VP

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

Manufacturers And Traders Trust Company, as a Lender

By:	/s/ Bradley Hecht
	Name:	Bradley Hecht
	Title:	Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

Standard Chartered Bank, as a Lender

By:	/s/ Vivek Sinha
	Name:	Vivek Sinha
	Title:	Executive Director

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

EXECUTION VERSION

SCHEDULE 1.01(A)

EXISTING LETTERS OF CREDIT

SENTRY INSURANCE	$450,000	EXPIRATION DATE: 8/23/17 (EVERGREEN)

AIG EUROPE LIMITED	$4,250,000	EXPIRATION DATE: 7/30/17 (EVERGREEN)

SCHEDULE 1.01(B)

GUARANTORS

Name of Entity	Jurisdiction of Organization
Willis Towers Watson Public Limited Company	Ireland
Willis Towers Watson Sub Holdings Unlimited Company	Ireland
Willis Netherlands Holdings B.V.	Netherlands
TA I Limited	England & Wales
Willis Group Limited	England & Wales
Willis Investment UK Holdings Limited	England & Wales
Willis North America Inc.	Delaware, USA
WTW Bermuda Holdings Ltd.	Bermuda

SCHEDULE 2.01

COMMITMENTS AND APPLICABLE PERCENTAGES

Name of Lender	Revolving Credit Commitment	Revolving Credit Applicable Percentage	Swing Line Commitment	L/C Commitment
Barclays Bank PLC	$105,000,000	8.400000000%	$50,000,000	$0	[1]
JPMorgan Chase Bank, N.A.	$105,000,000	8.400000000%	$50,000,000	$0
Bank of America, N.A.	$105,000,000	8.400000000%	$0	$0
HSBC Bank plc	$105,000,000	8.400000000%	$0	$0
PNC Bank, National Association	$105,000,000	8.400000000%	$0	$0
SunTrust Bank	$105,000,000	8.400000000%	$0	$0
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$105,000,000	8.400000000%	$0	$0
Wells Fargo Bank, National Association	$105,000,000	8.400000000%	$0	$0
BMO Harris Bank N.A.	$75,000,000	6.000000000%	$0	$0
BNP Paribas London Branch	$75,000,000	6.000000000%	$0	$0
Citibank, N.A., London Branch	$75,000,000	6.000000000%	$0	$0
TD Bank, N.A.	$46,250,000	3.700000000%	$0	$0
Abbey National Treasury Services plc	$46,250,000	3.700000000%	$0	$0
Manufacturers and Traders Trust Company	$46,250,000	3.700000000%	$0	$0
Standard Chartered Bank	$46,250,000	3.700000000%	$0	$0

TOTAL	$1,250,000,000	100.000000000%	$100,000,000	$0

[1]	Barclays Bank plc acts as Issuing Lender with respect to Existing Letters of Credit only.

SCHEDULE 3.01

STATUS OF LENDERS

Tax Status
Lender Name	Not a UK Qualifying Lender	UK Qualifying Lender (other than a UK Treaty Lender)	UK Treaty Lender
Barclays Bank PLC		X
JPMorgan Chase Bank, N.A.			X
Bank of America, N.A.			X
HSBC Bank plc		X
PNC Bank, National Association			X
SunTrust Bank			X
The Bank of Tokyo-Mitsubishi UFJ, Ltd.			X
Wells Fargo Bank, National Association			X
BMO Harris Bank N.A.			X
BNP Paribas London Branch		X
Citibank, N.A., London Branch		X
TD Bank, N.A.			X
Abbey National Treasury Services plc		X
Manufacturers and Traders Trust Company			X
Standard Chartered Bank		X

SCHEDULE 3.01(i)

HMRC DT TREATY PASSPORT SCHEME LENDERS

Lender	Scheme Reference Number	Jurisdiction of Tax Residence
JPMorgan Chase Bank, N.A.	13/M/268710/DTTP	United States
Bank of America, N.A.	13/B/7418/DTTP	United States
PNC Bank, National Association	13/P/63904/DTTP	United States
SunTrust Bank	13/S/67712/DTTP	United States
The Bank of Tokyo-Mitsubishi UFJ, Ltd	43/B/322072/DTTP	Japan
Wells Fargo Bank, National Association	13/W/61173/DTTP	United States
BMO Harris Bank N.A.	13/B/359708/DTTP	United States
TD Bank, N.A.	13/T/358618/DTTP	United States
Manufacturers and Traders Trust Company	13/M/67072/DTTP	United States

SCHEDULE 3.01(j)

UK NON-BANK LENDERS

None.

SCHEDULE 5.06

DISCLOSED MATTERS

None.

SCHEDULE 5.12

SUBSIDIARIES

Company	Status	Direct or Indirect Combined Ownership by Parent	Direct Owner	Country of Registration
Willis Netherlands Holdings B.V.	Guarantor	100%	Willis Towers Watson Sub Holdings Unlimited Company	Netherlands
Willis Investment UK Holdings Limited	Guarantor	100%	Willis Netherlands Holdings B.V.	England & Wales
TA I Limited	Guarantor	100%	Willis Investment UK Holdings Limited	England & Wales
Trinity Acquisition plc	Borrower	100%	WTW Bermuda Holdings Ltd.	England & Wales
Willis Group Limited	Guarantor	100%	Trinity Acquisition plc	England & Wales
Willis North America Inc.	Guarantor	100%	Willis Group Limited	USA
WTW Bermuda Holdings Ltd.	Guarantor	100%	TA I Limited	Bermuda
Willis Towers Watson Sub Holdings Unlimited Company	Guarantor	100%	Willis Towers Watson Public Limited Company	Ireland

All Subsidiaries of Willis Towers Watson Public Limited Company are listed on the attached.

SCHEDULE 7.02

EXISTING LIENS

Liens on the land and buildings owned by Willis Limited and located at (i) Friars Street, Ipswich, Suffolk, IP1 1TD, United Kingdom and (ii) Franciscan Way, Ipswich, Suffolk, IP1 1TR, United Kingdom, in connection with that certain USD 20,000,000 Revolving Facility Agreement, amended and restated as of 9 December 2015, by and among Willis Limited and Lloyds Bank Plc.

SCHEDULE 7.06

SPECIFIED PROPERTIES

None.

SCHEDULE 10.02

INFORMATION FOR NOTICES

I. The Company:

c/o Trinity Acquisition plc

One World Financial Center

200 Liberty Street, 7th floor

New York, NY 10281

Attention: Matthew S. Furman

Telephone No.: + 44 203 124 6000

Email Address: Matt.Furman@willistowerswatson.com

With a copy to: Head of Treasury

Email Address: Christof.Nelischer@willistowerswatson.com

with a copy to:

Weil Gotshal & Manges LLP

200 Crescent Court

Suite 300, Dallas, TX 75201

Attention: Courtney Marcus

Telephone No.: 214-746-8100

Fax No.: 214-746-7777

Email Address: courtney.marcus@weil.com

Each Designated Borrower:

As provided in the relevant Borrower Request and Assumption Agreement.

II. Administrative Agent:

Barclays Bank PLC

Credit Contact:

Barclays Capital

745 Seventh Avenue

New York, NY 10019

Attention: Christopher Aitkin

Facsimile: 212-526-5115

Telephone: 212-320-6564

Email: christopher.aitkin@barclays.com

with a copy to:

Post Close Operations/Administrative Contact:

Barclays Bank PLC

700 Prides Crossing

Newark, DE 19713

Attention: Chris Cerbino

Facsimile: 917-522-0569

Telephone: 302-286-2324

Email: chris.cerbino@barclays.com / 12145455230@TLS.LDSPROD.com

Wire Instructions:

Bank Name:                      Barclays Bank PLC

Address:                            745 7th Avenue New York, NY 10019

ABA#:                               026 002 574

Account Name:                Clad Control Account

Account Number:             050-019104

Ref:                                   Trinity Acquisition

III. Swing Line Lenders:

Barclays Bank PLC

Credit Contact:

Barclays Capital

745 Seventh Avenue

New York, NY 10019

Attention: Christopher Aitkin

Facsimile: 212-526-5115

Telephone: 212-320-6564

Email: christopher.aitkin@barclays.com

with a copy to:

Post Close Operations/Administrative Contact:

Barclays Bank PLC

700 Prides Crossing

Newark, DE 19713

Attention: Chris Cerbino

Facsimile: 917-522-0569

Telephone: 302-286-2324

Email: chris.cerbino@barclays.com / 12145455230@TLS.LDSPROD.com

JPMorgan Chase Bank, N.A.

Credit Contact:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 23

New York, NY 10179

Attention: Sarah Tarantino

Telephone: 212-270-6294

Email: sarah.tarantino@jpmorgan.com

with a copy to:

Post Close Operations/Administrative Contact:

JPMorgan Chase

JPM-Delaware Loan Operations

500 Stanton Christiana Road, Ops 2/3

Newark, DE 19713

Attention: Bharath Devaraju

Facsimile: 201-244-3885

Telephone: +91-80-6790-5008

Email: na.cpg@jpmorgan.com / 12012443885@docs.ldsprod.com

IV. L/C Administrator:

Barclays Bank PLC

Letter of Credit Department

745 Seventh Avenue

New York, NY 10019

Attention: Dawn Townsend

Facsimile: (212) 412-5011

Email: Dawn.Townsend@barclays.com / xraLetterofCredit@barclayscapital.com with a copy to:

Credit Contact:

Barclays Capital

745 Seventh Avenue

New York, NY 10019

Attention: Christopher Aitkin

Facsimile: 212-526-5115

Telephone: 212-320-6564

Email: christopher.aitkin@barclays.com

with a copy to:

Post Close Operations/Administrative Contact:

Barclays Bank PLC

700 Prides Crossing

Newark, DE 19713

Attention: Chris Cerbino

Facsimile: 917-522-0569

Telephone: 302-286-2324

Email: chris.cerbino@barclays.com / 12145455230@TLS.LDSPROD.com

V. Lenders

As provided in the applicable Lender’s Administrative Questionnaire

EXECUTION VERSION

EXHIBIT A-1

[FORM OF COMMITTED LOAN BORROWING REQUEST]

COMMITTED LOAN BORROWING REQUEST

Date:             ,

To:	Barclays Bank PLC,

as Administrative Agent

745 Seventh Avenue

New York, NY 10019

Attention: Christopher Aitkin

Facsimile: 212-526-5115

Telephone: 212-320-6564

Email: Christopher.aitkin@barclays.com

cc:	Barclays Bank PLC

700 Prides Crossing

Newark, DE 19713

Attention: Chris Cerbino

Facsimile: 917-522-0569

Telephone: 302-286-2324

Email: chris.cerbino@barclays.com / 12145455230@TLS.LDSPROD.com

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement dated as of March 7, 2017 (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), among Trinity Acquisition plc, a company formed under the laws of England and Wales having company number 3588435 (the “Company”), the Designated Borrowers party thereto (together with the Company, each a “Borrower”), Willis Towers Watson Public Limited Company, a company incorporated under the laws of Ireland having company number 475616 (the “Parent”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), Barclays Bank PLC, as Administrative Agent, and the other parties thereto.

[                    ]2, a Borrower hereby requests a:

1.	Select one:

☐   Committed Borrowing

☐  Conversion or continuation of Committed Loans

[2]	Insert applicable Borrower.

A-1-1

[2.	Select One:

☐  If such Committed Borrowing consists of Eurocurrency Rate Loans, such Committed Borrowing shall continue to consist of a Eurocurrency Rate Loans having an Interest Period of [    ] months.

☐  If such Committed Borrowing consists of Eurocurrency Rate Loans, such Committed Borrowing shall be converted to Base Rate Loans.

☐  If such Committed Borrowing consists of Base Rate Loans, such Committed Borrowing shall be converted to Eurocurrency Rate Loans having an Interest Period of [    ] months.]3

[2.	In the aggregate amount of $ .

3.	Comprised of [Base Rate] [Eurodollar Rate] Loans.

[4.	With an Interest Period of months.][4]

5.	In the following currency: 5]

[3][6].	On , 201 (a Business Day).

[4][7].	The Borrower’s account to which funds are to be disbursed is:

Account Number:

Location:

[5][8].	The Debt Rating of the Parent on the date hereof is .

This Committed Loan Borrowing Request and the Committed Borrowing requested herein comply with Sections 2.01(b), 2.02, [4.01]6 and 4.02 of the Agreement.

[ ][7]

By:
Name:
Title:

[3]	To be included if “Conversion or Continuation of Committed Loans” is selected.
[4]	Insert if a Borrowing of Eurocurrency Rate Loans.
[5]	Available in Dollars, Euro, Sterling and each other currency that is approved in accordance with Section 1.06 of the Agreement
[6]	To be included if submitted on the Closing Date.
[7]	Insert applicable Borrower.

A-1-2

EXHIBIT A-2

[FORM OF SWING LINE LOAN BORROWING REQUEST]

SWING LINE LOAN BORROWING REQUEST

Date:             ,

To:	Barclays Bank PLC,

as Swing Line Lender

745 Seventh Avenue

New York, NY 10019

Attention: Christopher Aitkin

Facsimile: 212-526-5115

Telephone: 212-320-6564

Email: Christopher.aitkin@barclays.com

cc:	Barclays Bank PLC

700 Prides Crossing

Newark, DE 19713

Attention: Chris Cerbino

Facsimile: 917-522-0569

Telephone: 302-286-2324

Email: chris.cerbino@barclays.com / 12145455230@TLS.LDSPROD.com

To:	JPMorgan Chase Bank, N.A.,

as Swing Line Lender

383 Madison Avenue, Floor 23

New York, NY 10179

Attention: Sarah Tarantino

Telephone: 212-270-6294

Email: sarah.tarantino@jpmorgan.com

cc:	JPMorgan Chase

JPM-Delaware Loan Operations

500 Stanton Christiana Road, Ops 2/3

Newark, DE 19713

Attention: Bharath Devaraju

Facsimile: 201-244-3885

Telephone: +91-80-6790-5008

Email: na.cpg@jpmorgan.com / 12012443885@docs.ldsprod.com

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement dated as of March 7, 2017 (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), among Trinity Acquisition plc, a company formed under the laws of England and Wales having company number 3588435 (the “Company”), the Designated Borrowers party thereto (together with the Company, each a “Borrower”), Willis Towers Watson Public Limited Company, a company incorporated under the laws of Ireland having company number 475616 (the “Parent”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), Barclays Bank PLC, as Administrative Agent, and the other parties thereto.

A-2-1

[                    ]8, a Borrower hereby requests a Swing Line Borrowing:

1.	In the amount of $ .

2.	On , 201 (a Business Day).

3.	The Debt Rating of the Parent on the date hereof is .

This Swing Line Loan Borrowing Request and the Swing Line Borrowing requested herein comply with Sections 2.04, [4.01]9 and 4.02 of the Agreement.

[ ][10]

By:
Name:
Title:

[8]	Insert applicable Borrower
[9]	To be included if submitted on the Closing Date.
[10]	Insert applicable Borrower

A-2-2

EXHIBIT B

[FORM OF REVOLVING CREDIT NOTE]

REVOLVING CREDIT NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Committed Loan from time to time made by the Lender to the Borrower under that certain Amended and Restated Credit Agreement dated as of March 7, 2017 (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), between the Borrower, Willis Towers Watson Public Limited Company, a company incorporated under the laws of Ireland having company number 475616, each lender from time to time party thereto, Barclays Bank PLC, as Administrative Agent, and the other parties thereto. The Borrower promises to pay interest on the unpaid principal amount of each Committed Loan from time to time made by the Lender to the Borrower under the Agreement from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Committed Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Committed Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

[ ], as a Borrower

By:
Name:
Title:

B-1

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount and currency of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

B-2

EXHIBIT C

[FORM OF COMPLIANCE CERTIFICATE]

COMPLIANCE CERTIFICATE

Financial Statement Date:            , 201

To:	Barclays Bank PLC, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of March 7, 2017 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), among Trinity Acquisition plc, a company formed under the laws of England and Wales having company number 3588435 (the “Company”), Willis Towers Watson Public Limited Company, a company incorporated under the laws of Ireland having company number 475616 (the “Parent”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and Barclays Bank PLC, as Administrative Agent.

The undersigned, a Financial Officer of the Parent, hereby certifies as of the date hereof that he/she is the                      of the Parent, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Parent, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.    The Parent has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Parent ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.    The Parent has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Parent ended as of the above date. Such financial statements fairly present in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.    The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Parent and its Subsidiaries during the accounting period covered by such financial statements.

3.    A review of the activities of the Parent and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether a Default or Event of Default has occurred during such fiscal period, and to the best knowledge of the undersigned, during such fiscal period [no Default or Event of Default has occurred]/[the following Default(s) or Event(s) of Default has/have occurred [or continued] and the following indicates its/their nature and status:]

4.    The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date first written above.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

By:
Name:
Title:

Schedule 1 to the Compliance Certificate

For the Quarter/Year ended                     (“Statement Date”) ($ in 000’s)

I.	Section 7.08(a) – Consolidated Cash Interest Coverage Ratio.

A.	Consolidated EBITDA for four consecutive fiscal

quarters ending on above date (“Subject Period”): $

B.	Consolidated Cash Interest Expense for Subject Period: $

C.	Consolidated Cash Interest Coverage Ratio (Line I.A ÷Line I.B): to 1

Minimum required: 4.00 to 1.00

II.	Section 7.08(b) – Consolidated Leverage Ratio.

A.	Consolidated Funded Indebtedness at Statement Date: $

B.	Consolidated EBITDA for Subject Period: $

C.	Consolidated Leverage Ratio (Line II.A ÷ Line II.B): to 1

Maximum permitted: 3.25 to 1.00

Schedule 2 to the Compliance Certificate

For the Quarter/Year ended                    (“Statement Date”) ($ in 000’s)

EBITDA11

(in accordance with the definition of Consolidated EBITDA as set forth in the Agreement)

EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Four Quarter Period Ended
Consolidated Net Income

+ consolidated interest expense

+ consolidated income tax expense

+ depreciation and amortization

+ extraordinary losses and nonrecurring charges

+ non-cash charges (including the non-cash portion of pension expense)

+ losses on asset sales outside the ordinary course of business

+ restructuring charges or provisions

+ acquisition related costs[12]
+ expenses or charges incurred in connection with any issuance of debt or equity securities

[11]	Solely for the purpose of determining the Consolidated Leverage Ratio, includes amounts of Acquired EBITDA for any Acquired Entity or Business for such period and excludes Acquired EBITDA for any Sold Entity or Business for such period, in accordance with the Agreement.
[12]	Any costs incurred in connection with acquisitions (including in connection with closure and/or consolidation of facilities) shall not exceed an aggregate amount with respect to any such acquisition equal to 5% of the aggregate consideration for such acquisition.

+ deduction for minority interest expense for such period with respect to a Subsidiary that is not wholly owned by the Parent[13]

- extraordinary gains and non-recurring gains

- non-cash gains

- gains on asset sales outside the ordinary course of business

= Consolidated EBITDA

[13]	Such addition subject to the conditions that (A) the amount added to Consolidated Net Income pursuant to this provision for any period shall not exceed 5% of the amount of Consolidated EBITDA computed in accordance with this definition for such period, and (B) the Indebtedness and interest expense of such Subsidiary are included in the calculation of Indebtedness and Consolidated Cash Interest Expense to the same extent as would be required if such Subsidiary were wholly owned by the Parent.

EXHIBIT D-1

[FORM OF ASSIGNMENT AND ASSUMPTION]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit and Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Company:	TRINITY ACQUISITION PLC, a company formed under the laws of England and Wales having company number 3588435

4.	Parent:	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY, a company incorporated under the laws of Ireland having company number 475616

4.	Administrative Agent:	BARCLAYS BANK PLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Amended and Restated Credit Agreement dated as of March 7, 2017 between the Company, the Designated Borrowers party thereto, the Parent, the Lenders party thereto, the Administrative Agent, and the other parties thereto.

D-1-1

6.	Assigned Interest:

Facility	Class	Aggregate Amount of Commitments / Loans for all Lenders	Aggregate Amount of Commitments / Loans held by Assigning Lender	Amount of Commitments / Loans Assigned	Percentage Assigned of Commitment / Loans		CUSIP Number
Revolving Credit Facility	Revolving Credit Commitments / Committed Loans	$	$	$		%

7.	Trade Date:

8.	Effective Date: , 201

[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

D-1-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

D-1-3

[Consented to and Accepted:

BARCLAYS BANK PLC, as Administrative Agent

By:
Title:][14]

[Consented to and Accepted:

[BARCLAYS BANK PLC, as Issuing Lender

By:
Title:][15]

[ANY ADDITIONAL ISSUING LENDER], as Issuing Lender

By:
Title:

BARCLAYS BANK PLC, as Swing Line Lender

By:
Title:][16]
JPMORGAN CHASE BANK, N.A., as Swing Line Lender

By:
Title:][17]

[TRINITY ACQUISITION PLC

[14]	To be added only to the extent required under Section 10.06(b).
[15]	To be added to the extent Existing Letters of Credit remain oustanding.
[16]	To be added only to the extent required under Section 10.06(b).
[17]	To be added only to the extent required under Section 10.06(b).

D-1-4

By:
Title:][18]

[18]	To be added to the extent required under Section 10.06(b).

D-1-5

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1.    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (iv) it is not a “Defaulting Lender,” as such term is defined in the Credit Agreement; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Parent, any Borrower, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Parent, any Borrower, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) it has delivered a true and complete Administrative Questionnaire and (vii) it is not a “Defaulting Lender,” as such term is defined in the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

D-1-6

3.    Status of Lender. The Assignee confirms, for the benefit of the Administrative Agent and without liability to any Loan Party, that it is [not a UK Qualifying Lender][a UK Qualifying Lender (other than a UK Treaty Lender)][a UK Treaty Lender].

4.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

[5.     UK Tax Confirmation. The Assignee confirms that the person beneficially entitled to interest payable to the Assignee in respect of an advance under the Credit Agreement or under any other Loan Document is either (a) a company resident in the United Kingdom for United Kingdom tax purposes, (b) a partnership each member of which is (i) a company so resident in the United Kingdom, or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA, or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]19

[6.    HMRC DT Treaty Passport scheme. The Assignee confirms (for the benefit of the Administrative Agent and without liability to any Loan Party) that it is a UK Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme (reference number [                    ]) and is tax resident in [                    ], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and notifies the Borrowers that the Borrowers must, to the extent that the Assignee becomes a Lender under a Commitment or Loan which is made available to the Borrowers pursuant to the Credit Agreement, make an application to HMRC under form DTTP2 within 30 days of the Effective Date.]20

7.    US Tax Confirmation. The Assignee confirms that it has delivered executed originals of IRS Form W-9 or the applicable IRS Form W-8 (with any required attachments), as required by Section 3.01(e)(iv) of the Credit Agreement.

[19]	Include only if the Assignee is a UK Qualifying Lender solely by virtue of clause (a)(ii) of the definition of UK Qualifying Lender.
[20]	To be included only if the Assignee holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Credit Agreement.

D-1-7

EXHIBIT D-2

[FORM OF BORROWER REQUEST AND ASSUMPTION AGREEMENT]

Date:             ,

To:	Barclays Bank PLC,

as Administrative Agent

745 Seventh Avenue

New York, NY 10019

Attention: Christopher Aitkin

Facsimile: 212-526-5115

Telephone: 212-320-6564

Email: Christopher.aitkin@barclays.com

Ladies and Gentlemen:

This Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.18 of that certain Amended and Restated Credit Agreement, dated as of March 7, 2017 (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Trinity Acquisition plc, a company formed under the laws of England and Wales having company number 3588435 (the “Company”), the Designated Borrowers party thereto (together with the Company, each a “Borrower”), Willis Towers Watson Public Limited Company, a company incorporated under the laws of Ireland having company number 475616 (the “Parent”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), Barclays Bank PLC, as Administrative Agent, and the other parties thereto.

Each of                      (the “Joining Borrower”) and the Company hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Joining Borrower is a Subsidiary of the Company.

The documents required to be delivered by the Joining Borrower to the Administrative Agent under Section 2.18 of the Credit Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.

Complete if the Joining Borrower is a Domestic Subsidiary: The true and correct U.S. taxpayer identification number of the Joining Borrower is                     .

Complete if the Joining Borrower is a Foreign Subsidiary: The true and correct unique identification number that has been issued to the Joining Borrower by its jurisdiction of organization, if applicable, and the name of such jurisdiction are set forth below:

Identification Number	Jurisdiction of Organization

D-2-1

The parties hereto hereby confirm that upon the execution and delivery of this Borrower Request and Assumption Agreement and subject to the terms and conditions set forth in Section 2.18 of the Credit Agreement (the “Designated Borrower Effective Date”), the Joining Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Joining Borrower would have had if the Joining Borrower had been an original party to the Credit Agreement as a Borrower. Effective as of the date designated by the Administrative Agent in accordance with Section 2.18 of the Credit Agreement, the Joining Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement.

The Joining Borrower represents and warrants to the Administrative Agent and each Lender that each of the representations and warranties set forth in Article V of the Credit Agreement with respect to the Joining Borrower is true and correct in all material respects (or, in the case of any such representations and warranties qualified as to materiality, in all respects) as of the Designated Borrower Effective Date.

The Joining Borrower’s addresses for notices, other communications and service of process provided for in the Credit Agreement shall be given in the manner, and with the effect, specified in Section 10.2 of the Credit Agreement to it at its “Address for Notices” specified on the signature pages below.

The Joining Borrower shall deliver to the Administrative Agent the documents and certificates set forth in, or required by, Section 2.18 of the Credit Agreement.

This Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.

THIS BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Signature pages follow

D-2-2

IN WITNESS WHEREOF, the parties hereto have caused this Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[JOINING BORROWER]

By:
Title:

Address for Notices:

[ ]

TRINITY ACQUISITION PLC

By:
Title:

D-2-3

EXHIBIT E

[FORM OF GUARANTY AGREEMENT]

[See Attached]

E-1

[FORM OF GUARANTY AGREEMENT]

AMENDED AND RESTATED GUARANTY AGREEMENT

dated as of

March 7, 2017

among

TRINITY ACQUISITION PLC,

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY,

THE OTHER GUARANTORS

IDENTIFIED HEREIN

and

BARCLAYS BANK PLC,

as Administrative Agent

Exhibits
Exhibit A	Form of Supplement

AMENDED AND RESTATED GUARANTY AGREEMENT (this “Guaranty Agreement”) dated as of March 7, 2017, among TRINITY ACQUISITION PLC, a company formed under the laws of England and Wales having company number 3588435 (the “Company”; and together with the Designated Borrowers from time to time party thereto, collectively, the “Borrowers” and individually, a “Borrower”), WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY, a company incorporated under the laws of Ireland having company number 475616 (the “Parent”), the other Guarantors (as defined below), and BARCLAYS BANK PLC, as Administrative Agent (the “Administrative Agent”).

WHEREAS, the Company, the Parent, the Administrative Agent, the Lenders party thereto and the other parties thereto previously entered into the Credit Agreement dated as of December 16, 2011 (as amended, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), among the Company, the Parent, the Lenders party thereto and the Administrative Agent.

WHEREAS, the parties to the Existing Credit Agreement have agreed to amend and restate the Existing Credit Agreement in its entirety and in connection therewith have entered into that certain Amended and Restated Credit Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of the date hereof, by and among the Company, the Parent, the Lenders party thereto, the Administrative Agent and certain other parties thereto, which Credit Agreement provides, subject to the terms and conditions of the Credit Agreement, for extensions of credit and other financial accommodations by the Lenders to the Borrowers;

WHEREAS, The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Guaranty Agreement. The Parent and the other Guarantors are affiliates of the Company, will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement and are willing to execute and deliver this Guaranty Agreement in order to induce the Lenders to extend such credit;

WHEREAS, the Guarantors previously entered into that certain Guaranty Agreement, dated as of December 16, 2011 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Guaranty Agreement”), in favor of the Guaranteed Parties and the Administrative Agent with respect to the obligations of the Company under the Existing Credit Agreement; and

WHEREAS, the parties to the Existing Guaranty Agreement wish to affirm their obligations under the terms of the Existing Guaranty Agreement and have agreed to amend and restate the Existing Guaranty Agreement in its entirety as set forth on the terms of this Guaranty Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

I.

DEFINITIONS

A.    Credit Agreement. 1. Capitalized terms used in this Guaranty Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.

2.    The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Guaranty Agreement.

1

B.    Other Defined Terms. As used in this Guaranty Agreement, the following terms have the meanings specified below:

“Administrative Agent” has the meaning assigned to such term in the preliminary statement of this Guaranty Agreement.

“Borrower” and “Borrowers” has the meaning assigned to such term in the preliminary statement of this Guaranty Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning assigned to such term in the preliminary statement of this Guaranty Agreement.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Guaranty Agreement.

“Excluded Swap Obligation” means, with respect to any Guarantor, as it relates to all or a portion of the Guarantee of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor would otherwise have become effective with respect to such Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Guaranty Agreement” has the meaning assigned to such term in the preliminary statement of this Guaranty Agreement.

“Guaranteed Parties” means (a) the Lenders (including each Swing Line Lender), (b) the Administrative Agent, (c) the L/C Issuers and the L/C Administrator, (d) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (e) the successors and assigns of each of the foregoing.

“Guarantors” means the Parent, each Borrower (with respect to the Obligations of the other Borrowers), each Subsidiary of the Parent identified on Schedule 1.01(b) of the Credit Agreement and each Subsidiary that, at the Parent’s election, becomes a party to this Guaranty Agreement as a Guarantor after the Closing Date in accordance with Section 4.13.

“Obligations” means (a) the due and punctual payment by each Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans and Letters of Credit, when and as due, whether at maturity, by acceleration, upon one or

2

more dates set for prepayment or otherwise, and (ii) all other monetary obligations of each Borrower to any of the Guaranteed Parties under the Credit Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all the obligations of each other Loan Party under or pursuant to this Guaranty Agreement and each of the other Loan Documents; provided that the Obligations of any Guarantor shall not include any Excluded Swap Obligations.

“Non-Parent Guarantors” means each Guarantor that does not wholly-own (directly or indirectly) the Company.

“Parent” has the meaning assigned to such term in the preliminary statement of this Guaranty Agreement.

“Parent Guarantors” means each Guarantor that wholly-owns (directly or indirectly) the Company.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

II.

THE GUARANTEE

A.    Guarantee. Each Guarantor unconditionally and irrevocably guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations. Each of the Guarantors further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. Each of the Guarantors waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

3

B.    Guarantee of Payment. Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Guaranteed Parties to any balance of any deposit account or credit on the books of any Guaranteed Party in favor of any Borrower or any other Person.

C.    No Limitations. 1. Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 4.12, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of any Guaranteed Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Guaranty Agreement; (iii) the release of any security held by any Guaranteed Party for any of the Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Obligations; (v) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any other Loan Party; (vi) any insolvency or similar proceeding of any other Loan Party; or (vii) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations). Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Obligations and would be owed by any other Loan Party to any Guaranteed Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization, insolvency, liquidation,

4

administration or similar proceeding involving such other Loan Party. Each Guarantor expressly authorizes the Guaranteed Parties to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

2.    To the fullest extent permitted by applicable law, each Guarantor waives (i) any right to require any Guaranteed Party, as a condition of payment or performance by such Guarantor, to proceed against any Borrower, any other guarantor (including any other Guarantor) of the Obligations or any other Person, (ii) any defense based on or arising out of any defense of any Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower or any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and (iii) any law or regulation of any jurisdiction or any other event affecting any term of any Obligation. The Guaranteed Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Parent, the Borrowers or any other Loan Party or exercise any other right or remedy available to them against the Parent, the Borrowers or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been fully and indefeasibly paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Parent, any Borrower or any other Loan Party, as the case may be, or any security.

3.    Each Guarantor, and by its acceptance of this Guaranty Agreement, the Administrative Agent and each other Guaranteed Party, hereby confirms that it is the intention of all such Persons that this Guaranty Agreement and the Guarantee of the Obligations by each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty Agreement and the Guarantee of the Obligations by each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Guaranteed Parties and the Guarantors hereby irrevocably agree that the Guarantee of the Obligations by each Guarantor (other than the Parent) under this Guaranty Agreement at any time shall be limited to the maximum amount as will result in the Guarantee of such Guarantor under this Guaranty Agreement not constituting a fraudulent transfer or conveyance after giving full effect to the liability under this Guaranty Agreement and any contribution rights set forth in Section 3.02 but before taking into account any liabilities under any other Guarantee.

4.    To the extent that any Guarantor shall be required hereunder to pay any portion of any Obligations exceeding the greater of (i) the amount of the value actually received by such Guarantor and its Subsidiaries (other than any Borrowers) from the Facility and (ii) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Obligations (excluding the amount thereof repaid by any Borrower) in the same proportion as such Guarantor’s net worth on the

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date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors on such date, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Guarantors on such date. For purposes of determining the net worth of any Guarantor in connection with the foregoing, all Guarantees of such Guarantor other than the Guarantee of the Obligations will be deemed to be enforceable and payable after the Guarantee of the Obligations.

D.    Reinstatement. Each of the Guarantors agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Guaranteed Party upon the bankruptcy, reorganization, insolvency, liquidation, administration or otherwise of any Borrower, any other Loan Party or otherwise.

E.    Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Guaranteed Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Guaranteed Parties in cash the amount of such unpaid Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against any Borrower or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article III.

F.    Information. Each Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Guaranteed Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

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G.    Payments Free and Clear. All sums payable by each Guarantor hereunder shall be paid in full, without set-off or counterclaim or any deduction or withholding whatsoever (including, subject to Section 3.01 of the Credit Agreement, any Taxes), and if any such deduction or withholding is required, the sum payable by such Guarantor shall be increased as necessary so that after any required withholding or the making of all required deductions (including withholdings or deductions applicable to additional sums payable under this Section) the recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made, in accordance with the terms and subject to the limitations and exceptions set forth in Section 3.01 of the Credit Agreement.

H.    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2.08 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.08, or otherwise under this Guaranty Agreement, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 2.08 shall remain in full force and effect until the Obligations under the Loan Documents are paid in full, the Commitments are terminated and no Letter of Credit remains outstanding. Each Qualified ECP Guarantor intends that this Section 2.08 constitute, and this Section 2.08 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

III.

INDEMNITY, SUBROGATION AND SUBORDINATION

A.    Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 3.03), each Borrower agrees that in the event a payment of an Obligation shall be made by any Guarantor under this Guaranty Agreement, such Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment.

B.    Contribution and Subrogation. (a) Each Non-Parent Guarantor (a “Contributing Party”) agrees (subject to Section 3.03) that, in the event a payment shall be made by any other Non-Parent Guarantor hereunder in respect of any Obligation and such other Guarantor (the “Claiming Party”) shall not have been fully indemnified by the Borrower as provided in Section 3.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment,

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multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Non-Parent Guarantors on the date hereof (or, in the case of any Non-Parent Guarantor becoming a party hereto pursuant to Section 4.13, the date of the supplement hereto executed and delivered by such Non-Parent Guarantor). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 3.02 shall be subrogated to the rights of such Claiming Party under Section 3.01 to the extent of such payment.

(b)    Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that each Non-Parent Guarantor shall have a right of reimbursement and indemnity from each Parent Guarantor (to the extent such Non-Parent Guarantor is a wholly-owned Subsidiary of such Parent Guarantor) for any amount paid by such Non-Parent Guarantor in lieu of a right of contribution between such Non-Parent Guarantor and such Parent Guarantor.

C.    Subordination. (a) Notwithstanding any provision of this Guaranty Agreement to the contrary, all rights of the Guarantors under Sections 3.01 and 3.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations. No failure on the part of any Borrower or any Guarantor to make the payments required by Sections 3.01 and 3.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

(b)    Each Guarantor hereby agrees that all Indebtedness and other monetary obligations owed by it to any other Guarantor or any other Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.

IV.

MISCELLANEOUS

A.    Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Borrower as provided in Section 10.02 of the Credit Agreement.

B.    Waivers; Amendment. 1. No failure or delay by the Administrative Agent or any Guaranteed Party in exercising any right or power hereunder or under any other Loan Document shall

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operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Guaranteed Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Guaranty Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 4.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Guaranteed Party may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

2.    Neither this Guaranty Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

C.    Administrative Agent’s Fees and Expenses; Indemnification. 1. The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 10.04 of the Credit Agreement.

2.    Without limitation of its indemnification obligations under the other Loan Documents, each Guarantor jointly and severally agrees to indemnify the Administrative Agent and the other Indemnitees (as defined in Section 10.04(b) of the Credit Agreement) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses incurred by or asserted against any Indemnitee (including the fees, charges and disbursements of one counsel to the Indemnitees, taken as a whole and, solely in the case of a conflict of interest, one additional counsel to each group of similarly affected Indemnitees, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant material jurisdiction or one special counsel in any relevant area of expertise to each group of similarly affected Indemnitees, taken as a whole) and settlement costs) arising out of, in connection with, or as a result of, the execution, delivery or performance of this Guaranty Agreement or any claim, litigation, investigation or proceeding relating

9

to any of the foregoing agreement or instrument contemplated hereby, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if any Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a dispute solely amongst the Indemnitees (other than claims against an Indemnitee in its capacity as Administrative Agent) not arising out of any act or omission of the Parent, the Borrowers, or any Subsidiary.

3.    Any such amounts payable as provided hereunder shall be additional Obligations guaranteed hereunder. The provisions of this Section 4.03 shall remain operative and in full force and effect regardless of the termination of this Guaranty Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Guaranty Agreement or any other Loan Document, or any investigation made by or on behalf of any Guaranteed Party. All amounts due under this Section 4.03 shall be payable on written demand therefor.

D.    Successors and Assigns. Whenever in this Guaranty Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor or the Administrative Agent that are contained in this Guaranty Agreement shall bind and inure to the benefit of their respective successors and assigns.

E.    Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Guaranty Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any Lender or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document, including with respect to any Letter of Credit, is outstanding and unpaid and so long as the Commitments have not expired or terminated.

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F.    Counterparts; Effectiveness; Several Agreement. This Guaranty Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Guaranty Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Guaranty Agreement. This Guaranty Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Guaranty Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto and thereafter shall be binding upon each party hereto, the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such parties, the Administrative Agent and the other Guaranteed Parties and their respective successors and assigns, except that no party hereto shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly contemplated by this Guaranty Agreement or the Credit Agreement. This Guaranty Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.

G.    Severability. If any provision of this Guaranty Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal,

11

invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

H.    Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer, the L/C Administrator and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Person or Affiliate to or for the credit or the account of any Guarantor against any of and all the obligations of such Guarantor then due and owing under this Guaranty Agreement to such Person, irrespective of whether or not such Person shall have made any demand under this Guaranty Agreement. The rights of each Lender, each L/C Issuer and the L/C Administrator under this Section 4.08 are in addition to other rights and remedies (including other rights of set-off) which such Person may have.

I.    Governing Law; Jurisdiction; Consent to Service of Process. 1. This Guaranty Agreement shall be governed by, and construed in accordance with, the law of the State of New York without regard to principles of conflicts of law that would result in the application of any law other than the law of the State of New York.

2.    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

3.    Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 4.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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4.    The Parent hereby irrevocably appoints Matthew S. Furman (c/o Trinity Acquisition plc, One World Financial Center, 200 Liberty Street, 7th floor, New York, New York 10281), and each Borrower (to the extent not organized under the laws of the United States) hereby irrevocably appoints CT Corporation System (c/o CT Corporation System, 111 Eighth Avenue, New York, New York 10011), in each case, as its authorized agent in the Borough of Manhattan of the City of New York upon which process may be served in any suit or proceeding relating to the Credit Agreement, this Guaranty Agreement or any other Loan Document, and agrees that service of process upon such agent, and written notice of said service to the Parent or such Borrower, as applicable, by the person serving the same in the manner provided for notices in Section 4.01, shall be deemed in every respect effective service of process upon such party in any such suit or proceeding. The Parent and each Borrower further agree to take any and all action as may be necessary to maintain such designation and appointment of such agents in full force and effect from the date hereof until the Commitments have expired or been terminated and all Obligations shall have been indefeasibly paid in full. Each other Guarantor irrevocably consents to service of process delivered by hand or overnight courier service, mailed by certified or registered mail, to Trinity Acquisition plc, One World Financial Center, 200 Liberty Street, 7th floor, New York, New York 10281 (Attention: Matthew S. Furman), and the Administrative Agent irrevocably consents to service of process in the manner provided for notices in Section 4.01. Nothing in this Guaranty Agreement or any other Loan Document will affect the right of any party to this Guaranty Agreement to serve process in any other manner permitted by law.

J.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.10.

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K.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Guaranty Agreement and shall not affect the construction or interpretation of this Guaranty Agreement or any other Loan Document.

L.    Termination. 1. Subject to Section 2.04, this Guaranty Agreement and the Guarantees made herein shall terminate when all the outstanding Obligations have been indefeasibly paid in full and the Lenders have no further commitment to lend under the Credit Agreement.

2.    (i) A Guarantor shall automatically be released from its obligations hereunder if such Person ceases to be a Subsidiary of the Parent as a result of a transaction not restricted under the Credit Agreement and (b) WTW Bermuda Holdings Ltd., the direct parent company of the Company (the “parent”), shall automatically be released from its obligations under the Guaranty Agreement, so long as (i) Willis Towers Watson UK Holdings Limited (the “new parent”) shall be designated as an additional Guarantor under and in accordance with the terms of the Guaranty Agreement, (ii) the parent shall distribute to the new parent of all of its equity interests in the Company, (iii) following such distribution, the parent shall have no material assets and (iv) no Event of Default shall exists or would result from such proposed transactions.

M.    Additional Guarantors. If the Parent at its option at any time elects that additional Subsidiaries become Guarantors hereunder after the date hereof (including as a result of any wholly-owned Subsidiary of the Parent becoming a Designated Borrower pursuant to Section 2.18 of the Credit Agreement), then such Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein upon (a) execution and delivery by the Administrative Agent and such Subsidiary of an instrument in the form of Exhibit A hereto and (b) delivery to the Administrative Agent of such Organization Documents, resolutions and favorable opinions of counsel or may be requested by the Administrative Agent in its reasonable discretion, all in form, content and scope reasonably satisfactory to the Administrative Agent. The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Guaranty Agreement.

N.    Amendment and Restatement. Each Guarantor party to the Existing Guaranty Agreement affirms its duties and obligations under the terms and conditions of the Existing Guaranty Agreement, and agrees that its guaranty of the repayment of the Company’s obligations outstanding under the Existing Credit Agreement, as amended and restated as of the date hereof by the Credit Agreement, remains in full force and effect and is hereby ratified,

14

reaffirmed and confirmed. Each Guarantor acknowledges and agrees with the Administrative Agent that the Existing Guaranty Agreement is amended, restated, and superseded in its entirety pursuant to the terms hereof.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Guaranty Agreement as of the day and year first above written.

BORROWER:

TRINITY ACQUISITION PLC

By:
Name:
Title:

[Signature Page to Amended and Restated Guaranty Agreement]

PARENT GUARANTOR:

GIVEN under the common seal of WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY:

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Amended and Restated Guaranty Agreement]

NON-PARENT GUARANTORS:

TA I LIMITED

By:
Name:
Title:

WILLIS GROUP LIMITED

By:
Name:
Title:

WTW BERMUDA HOLDINGS LTD.

By:
Name:
Title:

WILLIS INVESTMENT UK HOLDINGS LIMITED

By:
Name:
Title:

[Signature Page to Amended and Restated Guaranty Agreement]

GIVEN under the common seal of WILLIS TOWERS WATSON SUB HOLDINGS UNLIMITED COMPANY:

Signature:	Signature:
Name:	Name:

[Signature Page to Amended and Restated Guaranty Agreement]

WILLIS NORTH AMERICA INC.

By:
Name:
Title:

[Signature Page to Amended and Restated Guaranty Agreement]

WILLIS NETHERLANDS HOLDINGS B.V.

By:
Name:
Title:

[Signature Page to Amended and Restated Guaranty Agreement]

BARCLAYS BANK PLC, as Administrative Agent

By:
Name:
Title:

[Signature Page to Amended and Restated Guaranty Agreement]

Exhibit A to the

Amended and Restated Guaranty Agreement

SUPPLEMENT NO.     (this “Supplement”) dated as of             , 20    , to the Amended and Restated Guaranty Agreement, dated as of March     , 2017 (as amended, supplemented or otherwise modified from time to time, the “Guaranty Agreement”), among TRINITY ACQUISITION PLC, a company formed under the laws of England and Wales having company number 3588435 (the “Company”; and together with the Designated Borrowers from time to time party thereto, collectively, the “Borrowers” and individually, a “Borrower”) , WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY, a company incorporated under the laws of Ireland having company number 475616 (the “Parent”), each Subsidiary constituting a “Guarantor” thereunder as of date hereof (each of the Parent and each such Subsidiary, individually, a “Guarantor” and collectively, the “Guarantors”) and BARCLAYS BANK PLC, as Administrative Agent.

A.    Reference is made to the Amended and Restated Credit Agreement, dated as of March     , 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the Parent, the Lenders from time to time party thereto and Barclays Bank PLC, as Administrative Agent.

B.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guaranty Agreement referred to therein.

C.    The Guarantors have entered into the Guaranty Agreement in order to induce the Lenders to make Loans. Section 4.13 of the Guaranty Agreement provides that additional Subsidiaries of the Parent may become (or, with respect to any Designated Borrower, shall become) Guarantors under the Guaranty Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Guarantor”) is executing this Supplement to become a Guarantor under the Guaranty Agreement in order to induce the Lenders to make additional Loans and as consideration for Loans previously made.

Accordingly, the Administrative Agent and the New Guarantor agree as follows:

SECTION 1.    In accordance with Section 4.13 of the Guaranty Agreement, the New Guarantor by its signature below becomes a Guarantor under the Guaranty Agreement with the same force and effect as if originally named therein as a Guarantor, and the New Guarantor hereby (a) agrees to all the terms and provisions of the Guaranty Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof. Each reference to a “Guarantor” in the Guaranty Agreement shall be deemed to include the New Guarantor. The Guaranty Agreement is hereby incorporated herein by reference.

SECTION 2.    The New Guarantor represents and warrants to the Administrative Agent and the other Guaranteed Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3.    This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received (a) a counterpart of this Supplement that bears the signature of the New Guarantor and the Administrative Agent has executed a counterpart hereof and (b) such other documents and opinions as the Administrative Agent may have requested in accordance with Section 4.13 of the Guaranty Agreement. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic imaging means shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.    Except as expressly supplemented hereby, the Guaranty Agreement shall remain in full force and effect.

SECTION 5.    THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

SECTION 6.    In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 10.02 of the Credit Agreement.

SECTION 8.    The New Guarantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Supplement to the Guaranty Agreement as of the day and year first above written.

[NAME OF NEW GUARANTOR]

By
Name:
Title:

BARCLAYS BANK PLC,
as Administrative Agent

By
Name:
Title:

EXHIBIT F

[FORM OF PREPAYMENT NOTICE]

PREPAYMENT NOTICE

Date:             ,

To:	Barclays Bank PLC,

as Administrative Agent

745 Seventh Avenue

New York, NY 10019

Attention: Christopher Aitkin

Facsimile: 212-526-5115

Telephone: 212-320-6564

Email: Christopher.aitkin@barclays.com

cc:	Barclays Bank PLC

700 Prides Crossing

Newark, DE 19713

Attention: Chris Cerbino

Facsimile: 917-522-0569

Telephone: 302-286-2324

Email: chris.cerbino@barclays.com / 12145455230@TLS.LDSPROD.com

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement dated as of March 7, 2017 (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), among Trinity Acquisition plc, a company formed under the laws of England and Wales having company number 3588435 (the “Company”), the Designated Borrowers party thereto (together with the Company, each a “Borrower”), Willis Towers Watson Public Limited Company, a company incorporated under the laws of Ireland having company number 475616 (the “Parent”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), Barclays Bank PLC, as Administrative Agent, and the other parties thereto.

This Prepayment Notice is delivered to you pursuant to Section 2.05 of the Agreement. The Borrower listed on the signature page hereto hereby gives notice of:

1.	Borrower requests: a [repayment][prepayment] of:

  ☐  Committed Loans

  ☐  Swing Line Loans

2.	On , 201 (a Business Day).

3.	Select Type(s) of Loans:

  ☐  Base Rate Loans in the aggregate principal amount of $        .

  ☐  Eurocurrency Rate Loans with an Interest Period ending             , 201   in the aggregate principal amount of $        .

F-1

This Prepayment Notice and [prepayment][repayment] contemplated hereby comply with Section 2.05 of the Agreement.

[ ][21]

By:
Name:
Title:

[21]	Insert applicable Borrower.

F-2

EXHIBIT G

[FORM OF JOINDER AGREEMENT]

JOINDER AGREEMENT

This Joinder Agreement, dated as of              , 201   (this “Agreement”), by and among [New Lenders] (each a “New Lender” and collectively the “New Lenders”), Trinity Acquisition plc, a company formed under the laws of England and Wales having company number 3588435 (the “Company”), the Designated Borrowers party thereto (together with the Company, each a “Borrower”), Willis Towers Watson Public Limited Company, a company incorporated under the laws of Ireland having company number 475616 (the “Parent”), each other lender from time to time party hereto, and Barclays Bank PLC, as Administrative Agent.

RECITALS:

WHEREAS, reference is hereby made to the Amended and Restated Credit Agreement, dated as of March 7, 2017 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement”; the terms defined therein being used herein as therein defined), by and among the Company, the Parent, the Lenders party thereto from time to time and Barclays Bank PLC, as Administrative Agent; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, Company may increase the Revolving Credit Commitments by entering into one or more Joinder Agreements with the New Lenders.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each New Lender party hereto hereby agrees to commit to provide its respective New Loan Commitment as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Each New Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement (this “Agreement”) and it is sophisticated with respect to decisions to make loans similar to those contemplated to be made hereunder and it is experienced in making loans of such type; (ii) agrees that it will, independently and without reliance upon Administrative Agent or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

Each New Lender hereby agrees to make its New Loan Commitment on the following terms and conditions:

1.	Fees. The Company agrees to pay each New Lender its pro rata share of an aggregate fee equal to [ , ] on [ , ].

2.	[Proposed Borrowing. This Agreement represents the Company’s request to borrow New Loans from the New Lenders as follows (the “Proposed Borrowing”):

a.	Increase Effective Date for Proposed Borrowing: ,

b.	Amount of Proposed Borrowing: $

c.	Type:	☐	a.	Base Rate Loan(s)
		☐	b.	Eurocurrency Rate Loans
with an initial Interest
Period of month(s)]

d.	Applicable Maturity Date:

3.	[New Lenders. Each New Lender acknowledges and agrees that upon its execution of this Agreement [and the making of New Loans] that such New Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.][22]

4.	[Status of New Lender. The New Lender confirms, for the benefit of the Administrative Agent and without liability to any Loan Party, that it is [not a UK Qualifying Lender] [a UK Qualifying Lender (other than a UK Treaty Lender)][a UK Treaty Lender].][23]

5.	[UK Tax Confirmation. The New Lender confirms that the person beneficially entitled to interest payable to the New Lender in respect of an advance under the Credit Agreement or under any other Loan Document is either (a) a company resident in the United Kingdom for United Kingdom tax purposes, (b) a partnership each member of which is (i) a company so resident in the United Kingdom, or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA, or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][24]

6.	[HMRC DT Treaty Passport scheme. The New Lender confirms (for the benefit of the Administrative Agent and without liability to any Loan Party) that it is a UK Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme (reference number [ ]) and is tax resident in [ ], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and notifies the Company that the Company must, to the

[22]	Insert bracketed language if the lending institution is not already a Lender.
[23]	Insert bracketed language if the lending institution is not already a Lender.
[24]	Include only if the New Lender is a UK Qualifying Lender solely by virtue of clause (a)(ii) of the definition of UK Qualifying Lender.

extent that the New Lender becomes a Lender under a Commitment or Loan which is made available to the Company pursuant to the Credit Agreement, make an application to HMRC under form DTTP2 within 30 days of the Increase Effective Date.][25]

7.	US Tax Confirmation. The New Lender confirms that it has delivered executed originals of IRS Form W-9 or the applicable IRS Form W-8 (with any required attachments), as required by Section 3.01(e)(iv) of the Credit Agreement.

8.	Credit Agreement Governs. Except as set forth in this Agreement, New Committed Loans shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

9.	The Company’s Certifications. By its execution of this Agreement, the undersigned officer and the Company hereby certify that:

i.	The representations and warranties of (i) the Parent and the Company contained in Article V of the Credit Agreement and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection with the Credit Agreement or any other Loan Document shall be true and correct in all material respects (or, if such representation or warranty is itself modified by materiality or Material Adverse Effect, it shall be true and correct in all respects) on and as of the date hereof except (A) to the extent that such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (or, with respect to representations and warranties modified by materiality or Material Adverse Effect, in all respects) on and as of such earlier date and (B) the making of the representation and warranty contained in Section 5.04(b) of the Credit Agreement shall only be required as a condition precedent to the Closing Date and the effectiveness of the Commitments on the Closing Date;

ii.	No Event of Default exists as of the date of the Increase Effective Date or would result from the consummation of the Proposed Borrowing contemplated hereby;

iii.	All fees and expenses due to the Administrative Agent and any Lender (other than any Defaulting Lender) with respect to the New Loan Commitment and the New Loans have been paid;

iv.	The Company shall deliver or cause to be delivered the following legal opinions and documents: [ ], together with all other legal opinions and other documents reasonably requested by the Administrative Agent in connection with this Agreement; and

v.	The New Loans rank pari passu in right of payment with all other Loans and no New Loans are secured by or receive the benefit of any collateral, credit support or security that does not secure or support the existing Loans.

[25]	Insert bracketed language if the New Lender is not already a Lender, holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Credit Agreement.

13.	Company Covenants. By its execution of this Agreement, the Company hereby covenants that:

i.	[The Company shall make any payments required pursuant to Section 2.14 of the Credit Agreement in connection with the New Loan Commitments;][26];

ii.	The Officer’s Certificate attached hereto and executed by a Responsible Officer of the Company (A) sets forth the calculations (in reasonable detail) demonstrating compliance with the financial tests described in Section 7.08 of the Credit Agreement as of the date of this Agreement on a pro forma basis and (B) certifies that each of the conditions of Section 4.02 of the Credit Agreement have been met as of the date of the date of this Agreement; and

iii.	The proceeds of the New Loans shall be used for the purposes permitted under Section 6.08 of the Credit Agreement.

14.	Eligible Assignee. By its execution of this Agreement, each New Lender represents and warrants that it is an Eligible Assignee.

15.	Notice. For purposes of the Credit Agreement, the initial notice address of each New Lender shall be as set forth below its signature below.

16.	Recordation of the New Loans. Upon execution and delivery hereof, Administrative Agent will record the New Loans made by New Lenders in the Register.

17.	Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

18.	Entire Agreement. This Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

19.	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

20.	Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

21.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

[26]	Select this provision in the circumstance where the Lender is a New Lender.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of the date first written above.

[NAME OF NEW LENDER]

By:
Name:
Title:

Notice Address:

Attention:
Telephone:
Facsimile:

TRINITY ACQUISITION PLC

By:
Name:
Title:

Consented to by:

BARCLAYS BANK PLC, as Administrative Agent

By:
Name:
Title:

SCHEDULE A

TO JOINDER AGREEMENT

Name of New Lender		Commitment Amount
[ ]		$

	Total:	$

EXHIBIT H

[FORM OF] SEVERAL LETTER OF CREDIT

FOR INTERNAL IDENTIFICATION PURPOSES ONLY

(Does not affect terms of Letter of Credit or Bank’s obligations thereunder)

Issue Date:             , 20

Expiry Date:             , 20

L/C No. [            ]

Amount: $        (            )27

Accountholder/Applicant: [            ]28

                           [                    ]

                           [                    ]

Date:

IRREVOCABLE CLEAN ISSUE DATE

LETTER OF CREDIT NO.

To:	[BENEFICIARY][29]

[                    ]

[                    ]

[                    ]

We, the issuing banks listed below (hereinafter referred to individually as a “Letter of Credit Bank,” and collectively, the “Letter of Credit Banks”), hereby establish this clean, irrevocable and unconditional Letter of Credit in your favor as Beneficiary for drawing up to an aggregate amount of $( the “Letter of Credit Commitment”) effective immediately. This Letter of Credit shall expire with the close of business of the L/C Administrator (defined below) on.                    Except when the Letter of Credit Commitment is increased or amended to reflect a change in Commitment Share or Letter of Credit Bank as set forth in the last paragraph hereof, this Letter of Credit cannot be modified or revoked without the consent of the Beneficiary.

The maximum liability of each Letter of Credit Bank with respect to any demand for payment made hereunder shall be its Commitment Share of the amount of such demand for payment, as follows:

LETTER OF CREDIT BANK	COMMITMENT SHARE		MAXIMUM SHARE OF LETTER OF CREDIT COMMITMENT
[Lender]		%	$
[Lender]		%	$
[Lender]		%	$
TOTAL	100%		$

[27]	Insert initial amount of the Letter of Credit.
[28]	Insert name of party for whom Letter of Credit will be issued.
[29]	Insert full name and address of the Beneficiary.

The obligations of the Letter of Credit Banks hereunder are several and not joint, and no Letter of Credit Bank shall be responsible or otherwise liable for the failure of any other Letter of Credit Bank to perform its obligations hereunder, nor shall the failure of any Letter of Credit Bank to perform its obligations under this Letter of Credit relieve any other Letter of Credit Bank of its obligations hereunder.

Subject to the further provisions of this Letter of Credit, demands for payment may be made by the Beneficiary by presentation to Barclays Bank PLC, as agent (in such capacity, the “L/C Administrator”) of a sight draft drawn on the L/C Administrator indicating the Letter of Credit No.             , for all or any part of this Letter of Credit at the L/C Administrator’s office located at Barclays Bank PLC, Letter of Credit Department, 200 Park Avenue, New York, NY 10166, on or before the expiration date hereof [or any automatically extended expiry date].30

We the Letter of Credit Banks listed herein hereby undertake to promptly honor all of a Beneficiary’s demands for payment hereunder upon delivery of the sight draft as specified to the L/C Administrator’s aforesaid office.

Except as expressly stated herein, this undertaking is not subject to any agreement, requirement or qualification. The obligations of each Letter of Credit Bank under this Letter of Credit is the individual obligation of such Letter of Credit Bank and is in no way contingent upon reimbursement with respect thereto, or upon its ability to perfect any lien, security interest or any other reimbursement.

Upon payment to you by the Letter of Credit Bank of its Commitment Share of the drawing amount specified in a demand presented hereunder, a Letter of Credit Bank shall be fully discharged of its obligation under this Letter of Credit to the extent of its Commitment Share of such demand and such Letter of Credit Bank shall not thereafter be obligated to make any further payments under this Letter of Credit in respect of such demand.

[This Letter of Credit shall be deemed automatically extended without amendment for one year from the expiration date hereof or any future expiration date unless at least [ ] days prior to such expiration date, the L/C Administrator notifies you by Registered Mail or overnight courier service that this Letter of Credit will not be extended for any such additional period.]31

[This Letter of Credit is subject to and governed by the Laws of the State of New York and the 2007 revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication 600), and in the event of any conflict, the Laws of the State of New York will control. If this Letter of Credit expires during an interruption of business as described in Article 36 of said Publication 600, the bank hereby specifically agrees to effect payment if this Letter of Credit is drawn against within 30 days after the resumption of business.] [This Letter of Credit is subject to and governed by the law(s) of the State of New York, and the International Standby Practices 98 (ISP98) (International Chamber of Commerce Publication No. 590). In the event of any conflict, the laws of the State of New York will control.]32

[30]	Delete if not inserting automatic extension provision.
[31]	Insert if auto-extension is applicable.
[32]	Insert UCP 600 if required by an insurance regulator, otherwise ISP 98 should be used.

This Letter of Credit may be amended to delete a Letter of Credit Bank or add a Letter of Credit Bank, or change Commitment Shares, provided that such amendment does not decrease the Letter of Credit Commitment, and need only be signed by the L/C Administrator. Beneficiary expressly agrees that it does not need to sign any amendments referred to in this paragraph.

Very truly yours,

BARCLAYS BANK PLC, as L/C Administrator

By:
Name:
Title:

[Executed in New York]

[SIGNATURE PAGE TO SEVERAL LETTER OF CREDIT]